    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 6, 2002

                                                     REGISTRATION NO. 333-100564
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549
                             ---------------------

                                    FORM S-4
                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                             CARDINAL HEALTH, INC.
             (Exact name of registrant as specified in its charter)

               OHIO                               5122                            31-0958666
 (State or other jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
  incorporation or organization)      Classification Code Number)            Identification No.)

                                                                  PAUL S. WILLIAMS, ESQ.
                                                     EXECUTIVE VICE PRESIDENT, CHIEF LEGAL OFFICER AND
                                                                         SECRETARY
                7000 CARDINAL PLACE                                CARDINAL HEALTH, INC.
                DUBLIN, OHIO 43017                        7000 CARDINAL PLACE, DUBLIN, OHIO 43017
                  (614) 757-5000                                      (614) 757-5000
   (Address and telephone number of Registrant's            (Name, address and telephone number
           principal executive offices)                            of agent for service)
                                              COPIES TO:
                                                                   PAUL T. SCHNELL, ESQ.
                DAVID A. KATZ, ESQ.                              RICHARD J. GROSSMAN, ESQ.
          WACHTELL, LIPTON, ROSEN & KATZ                 SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                51 WEST 52ND STREET                                  FOUR TIMES SQUARE
              NEW YORK, NY 10019-6150                            NEW YORK, NEW YORK 10036
                  (212) 403-1000                                      (212) 735-3000

                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Post-Effective Amendment to the Registration Statement becomes effective.
    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]
    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
                                                               PROPOSED             PROPOSED
                                                               MAXIMUM              MAXIMUM             AMOUNT OF
      TITLE OF EACH CLASS OF             AMOUNT TO          OFFERING PRICE         AGGREGATE           REGISTRATION
    SECURITIES TO BE REGISTERED        BE REGISTERED         PER SHARE(1)      OFFERING PRICE(1)          FEE(2)
-----------------------------------------------------------------------------------------------------------------------
Common Shares, without par value...      13,762,764            $54.8723         $755,195,030.25         $69,477.94
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 457(f)(1) and 457(c) promulgated under the Securities Act and estimated solely for purposes of calculating the registration fee, the proposed maximum aggregate offering price is $755,195,030.25, which equals the average of the high and low prices of the common stock, par value $0.05 per share ("Syncor Common Stock"), of Syncor International Corporation ("Syncor"), of $25.79, as reported on The Nasdaq National Market on December 2, 2002, multiplied by the total number of shares of Syncor Common Stock (including shares issuable pursuant to the exercise of options to purchase shares of Syncor Common Stock) to be cancelled in the merger (the "Merger") of a subsidiary of Cardinal Health, Inc. ("Cardinal Health") with and into Syncor. The proposed maximum offering price per common share, without par value, of Cardinal Health ("Cardinal Health Common Share") is equal to the proposed maximum aggregate offering price determined in the manner described in the preceding sentence divided by the maximum number of Cardinal Health Common Shares that could be issued in the Merger based on an exchange ratio of 0.47.

(2) A fee of $60,080.19 was previously paid pursuant to Rule 14a-6(i) promulgated under the Securities Exchange Act of 1934, as amended, in connection with the filing of the preliminary proxy statement/prospectus on July 18, 2002. An additional fee of $38,359.12 was paid on October 16, 2002 in connection with the filing of the registration statement.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION -- DECEMBER 6, 2002

[SYNCOR LOGO]

                                                             December [  ], 2002

Dear Stockholder:

     We are writing to advise you of the following important developments relating to the special meeting of stockholders of Syncor International Corporation to consider the proposed merger agreement with Cardinal Health:

     - The special meeting, which was originally scheduled to be held on November 19, 2002 and was later postponed until December 6, 2002, has been adjourned to and will reconvene on, Monday, December 30, 2002. The adjourned meeting will now be held at 2:00 p.m., California time, at the Warner Center Hilton Hotel, 6360 Canoga Avenue in Woodland Hills, California.

     - Syncor and Cardinal Health have entered into an amendment to their merger agreement which, among other things, reduces the portion of a Cardinal Health common share that you will receive for each Syncor share that you own from 0.52 of a Cardinal Health common share to 0.47 of a Cardinal Health common share. You will continue to receive cash in lieu of fractional Cardinal Health common shares.

     - The reduced exchange ratio in the merger was the result of negotiations between Cardinal Health and Syncor which began following the announcement by Syncor of the findings of an investigation by a special committee of three outside directors of Syncor into the propriety of certain payments made by international subsidiaries of Syncor to customers in several foreign jurisdictions.

     - Syncor has reached agreements with both the U.S. Department of Justice and the staff of the U.S. Securities and Exchange Commission resolving claims that these governmental authorities have against Syncor in connection with the matters that are the subject of the special committee's investigation. These settlements are described in more detail in the accompanying document.

     - The Syncor board of directors has unanimously approved (with Monty Fu, who has been on paid leave pending completion of the investigation, not participating) the revised terms of the merger agreement and the merger and continues to believe that the merger agreement and the transactions contemplated by the merger agreement are advisable and fair to and in the best interests of the Syncor stockholders. ACCORDINGLY, THE SYNCOR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE AMENDED MERGER AGREEMENT AT THE RECONVENED SPECIAL MEETING. YOUR VOTE IS VERY IMPORTANT.

     - If you have already voted and wish to change your vote as a result of these developments or otherwise, you may do so by using the enclosed new proxy card or by voting via the internet or by telephone. If you have already voted and do not wish to change your vote, your original vote will be counted.

     The accompanying document contains important supplemental information concerning these recent developments and related matters since the mailing to you on October 17, 2002 of the Notice of Special Meeting and Proxy Statement.

Cordially,


[/s/ Bernard Puckett]                              [/s/ Robert G. Funari]
BERNARD PUCKETT                                    ROBERT G. FUNARI
Lead Director of the Board                         President and Chief Executive Officer

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED OR DETERMINED IF THIS DOCUMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION WHERE AN OFFER OR SOLICITATION WOULD BE ILLEGAL.

     This document is dated December [], 2002 and is first being mailed to stockholders on or about December [], 2002. You should read this document carefully and together with the Notice of Special Meeting and Proxy Statement mailed to you on or about October 17, 2002 and the Supplemental Notice of Postponement of Special Meeting of Stockholders and related attachments mailed to you on November 25, 2002.

                      REFERENCES TO ADDITIONAL INFORMATION

     This document incorporates important business and financial information about Cardinal Health and Syncor from documents that are not included with this document. This information is available to you, without charge, upon your written or oral request. You can obtain documents incorporated by reference in this document (with the exception of certain exhibits to those documents) by requesting them in writing or by telephone from the appropriate company at the following address:

            Cardinal Health, Inc.                    Syncor International Corporation
             7000 Cardinal Place                            6464 Canoga Avenue
             Dublin, Ohio 43017                    Woodland Hills, California 91367-2407
               (614) 757-5000                                 (818) 737-4000
    Attention: Vice President -- Investor        Attention: Director -- Investor Relations
                  Relations

     IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY DECEMBER 23, 2002 IN ORDER TO RECEIVE THEM BEFORE THE SPECIAL MEETING. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 47.

                                 IMPORTANT NOTE

     WE HAVE NOT AUTHORIZED ANY PERSON TO PROVIDE YOU WITH ANY INFORMATION OR TO MAKE ANY REPRESENTATION ABOUT THE PROPOSED MERGER OR OUR COMPANIES THAT DIFFERS FROM OR ADDS TO THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN ANY OTHER DOCUMENTS FILED PUBLICLY WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION. THEREFORE, YOU SHOULD NOT RELY ON ANY DIFFERENT OR ADDITIONAL INFORMATION.

     IF YOU LIVE IN A JURISDICTION WHERE IT IS UNLAWFUL TO OFFER TO EXCHANGE OR SELL, OR TO ASK FOR OFFERS TO EXCHANGE OR BUY, THE SECURITIES OFFERED BY THIS DOCUMENT, OR TO ASK FOR PROXIES, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE ACTIVITIES, THEN THE OFFER PRESENTED AND PROXY SOLICITATION MADE BY THIS DOCUMENT DO NOT EXTEND TO YOU.

     THE INFORMATION CONTAINED IN THIS DOCUMENT SPEAKS ONLY AS OF THE DATE INDICATED ON THE COVER OF THIS DOCUMENT, UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES, OR, IN THE CASE OF DOCUMENTS INCORPORATED BY REFERENCE, THE DATES OF THOSE DOCUMENTS. SEE "FORWARD-LOOKING STATEMENTS" ON PAGE 20 OF THIS DOCUMENT.

     WITH RESPECT TO THE INFORMATION CONTAINED IN THIS DOCUMENT, CARDINAL HEALTH HAS SUPPLIED THE INFORMATION CONCERNING CARDINAL HEALTH AND MUDHEN MERGER CORP., AND SYNCOR HAS SUPPLIED THE INFORMATION CONCERNING SYNCOR.

     IN ADDITION, IF YOU HAVE ANY QUESTIONS ABOUT THE MERGER OR VOTING PROCEDURES, YOU MAY CONTACT:

                        [MACKENZIE PARTNERS, INC. LOGO]
                               105 MADISON AVENUE
                            NEW YORK, NEW YORK 10016
                         (212) 929-5500 (CALL COLLECT)
                      E-MAIL: proxy@mackenziepartners.com
                                       or
                         CALL TOLL-FREE (800) 322-2885

                        SYNCOR INTERNATIONAL CORPORATION
                             ---------------------

                              SUPPLEMENTAL NOTICE
                       OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of Syncor:

     The special meeting of the stockholders of Syncor International Corporation, a Delaware corporation, was postponed from Tuesday, November 19, 2002, to Friday, December 6, 2002. On December 6, 2002, the meeting was convened and then adjourned. The adjourned special meeting will be reconvened at 2:00 p.m., California time, on December 30, 2002 at the Warner Center Hilton Hotel, 6360 Canoga Avenue, in Woodland Hills, California. The purposes of the special meeting are to:

          1. Vote on a proposal to approve the Agreement and Plan of Merger, dated as of June 14, 2002, among Cardinal Health, Inc., Mudhen Merger Corp., a wholly owned subsidiary of Cardinal Health, and Syncor, as amended on November 22, 2002 and December 3, 2002. Pursuant to the amended merger agreement, Mudhen Merger Corp. will merge with and into Syncor upon the terms and subject to the conditions set forth in the amended merger agreement, as more fully described in this document and in the Notice of Special Meeting and related materials mailed to you on or about October 17, 2002, which we refer to as the original proxy statement/prospectus, and the Supplemental Notice of Postponement of Special Meeting and Proxy Statement mailed to you on or about November 25, 2002, which we refer to as the first proxy statement supplement. If the amended merger agreement is approved and the merger and the related transactions contemplated by the amended merger agreement are consummated, each Syncor share will become the right to receive 0.47 of a Cardinal Health common share.

          2. Adjourn the special meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the amended merger agreement proposal.

          3. Act on any other matters that may properly come before the special meeting.

     Your board of directors has fixed the close of business on October 9, 2002, as the record date for determining stockholders entitled to notice of and to vote at the special meeting. The amended merger agreement proposal requires the affirmative vote of the holders of a majority of the outstanding Syncor shares entitled to vote on the merger agreement proposal. Stockholders owning approximately 6.8% of the outstanding Syncor shares as of the record date already have agreed in writing to vote in favor of the approval of the merger agreement proposal.

     On October 17, 2002, Syncor mailed the original proxy statement/prospectus to stockholders of record for a special meeting of stockholders which was originally scheduled to be held on November 19, 2002, for the purpose of, among other things, voting on the proposed merger agreement with Cardinal Health. On November 6, 2002, Syncor announced that a committee of three outside directors of Syncor, working together with outside counsel and an independent forensic accounting firm, was investigating the propriety of certain payments made by international subsidiaries of Syncor to customers in several foreign countries and that the special meeting scheduled for November 19, 2002 was being postponed until December 6, 2002. On November 25, 2002, Syncor mailed the first proxy statement supplement more fully describing the status of those events as of November 25, 2002. In light of the developments and in order to provide additional time to complete the investigation of its overseas operations and to make appropriate disclosure to stockholders, Syncor postponed the special meeting until 10:00 a.m., California time, on Friday, December 6, 2002. On December 4, 2002, Syncor and Cardinal Health announced the terms of the amended merger agreement. On December 6, 2002, Syncor announced that the December 6, 2002 meeting, when adjourned, would be reconvened at 2:00 p.m., California time, on December 30, 2002.

     We describe the special meeting, the amended merger agreement and related matters in the original proxy statement/prospectus and in this document. The accompanying document describes several recent developments since the mailing to you of the original proxy statement/prospectus and the first proxy statement supplement. This document modifies certain information in the original proxy statement/prospectus and the first proxy statement supplement and should be read together with those documents.

     You are cordially invited to attend the special meeting. Enclosed is a new proxy card. The proxy cards that accompanied the original proxy statement/prospectus and the first proxy statement supplement will remain valid. Therefore, any of these proxy cards can be used to submit your vote. If you already returned either proxy card that you received previously, your vote will be recorded unless you submit a subsequent proxy changing your vote or you revoke your proxy. If you have not voted or wish to change your vote, please mark, date and execute the enclosed proxy card and mail it promptly in the enclosed postage-paid envelope.

     Whether or not you plan on attending the special meeting, please vote by signing, dating and returning the proxy card included with this document, with the original proxy statement/prospectus or the first proxy statement supplement or by submitting a proxy through the internet or by telephone. Completing a proxy now will not prevent you from being able to vote at the special meeting by attending in person and casting a vote.

     IF YOU HAVE ALREADY SUBMITTED A PROXY CARD, YOU DO NOT NEED TO SUBMIT THE ACCOMPANYING CARD UNLESS YOU WISH TO CHANGE YOUR VOTE. HOWEVER, IF YOU DO NOT RETURN OR SUBMIT A PROXY CARD, VOTE BY SUBMITTING A PROXY THROUGH THE INTERNET OR BY TELEPHONE, OR VOTE IN PERSON AT THE SPECIAL MEETING, THE EFFECT WILL BE THE SAME AS A VOTE AGAINST THE MERGER AGREEMENT PROPOSAL.

                                          By Order of the Board of Directors

                                          [/s/ EDWIN A. BURGOS]
                                          EDWIN A. BURGOS
                                          Secretary

December [ ], 2002
Woodland Hills, California

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
REFERENCES TO ADDITIONAL INFORMATION........................   iv
SUPPLEMENTAL NOTICE OF SPECIAL MEETING OF STOCKHOLDERS......    v
QUESTIONS AND ANSWERS ABOUT THE CARDINAL HEALTH/SYNCOR
  MERGER TRANSACTION........................................    1
SUMMARY.....................................................    3
SELECTED HISTORICAL FINANCIAL INFORMATION...................    6
COMPARATIVE PER COMMON SHARE INFORMATION....................   11
COMPARATIVE MARKET PRICE AND DIVIDEND DATA..................   13
RISK FACTORS................................................   15
FORWARD-LOOKING STATEMENTS..................................   20
RECENT DEVELOPMENTS.........................................   22
THE MERGER..................................................   27
  Update to Background of the Merger........................   27
  Reasons for Amending the Merger Agreement; Recommendation
     of the Syncor Board of Directors.......................   29
  Interests of Syncor's Directors and Officers in the
     Merger.................................................   34
  Opinion of Syncor's Financial Advisor.....................   34
THE MERGER AGREEMENT AMENDMENTS.............................   41
  Exchange Ratio............................................   41
  Additional Condition to the Obligations of Cardinal Health
     and Mudhen Merger Corp. to Complete Merger.............   41
  Material Adverse Effect...................................   41
  Termination...............................................   42
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES...............   44
OTHER ACTION TO BE TAKEN AT THE RECONVENED SPECIAL
  MEETING...................................................   45
  Syncor Adjournment Proposal...............................   45
LEGAL MATTERS...............................................   46
EXPERTS.....................................................   46
WHERE YOU CAN FIND MORE INFORMATION.........................   47

APPENDIX A -- AMENDMENT No. 1 TO AGREEMENT AND PLAN OF
  MERGER
APPENDIX B -- AMENDMENT No. 2 TO AGREEMENT AND PLAN OF
  MERGER
APPENDIX C -- CONFORMED AGREEMENT AND PLAN OF MERGER
APPENDIX D -- OPINION OF SALOMON SMITH BARNEY INC.

                                  INTRODUCTION

     Except as described in this document, the information we provided in the original proxy statement/prospectus and the first proxy statement supplement previously mailed to you continues to apply. To the extent information in this document differs from, updates or conflicts with information contained in the original proxy statement/prospectus or the first proxy statement supplement, the information in this document is more current. If you need another copy of the original proxy statement/prospectus and/or the first proxy statement supplement, please call our proxy solicitor, MacKenzie Partners, Inc. at (800) 322-2885 (toll-free) or (212) 929-5500 (call collect). The original proxy statement/prospectus and the first proxy statement supplement may also be found on the internet at www.syncor.com.

             QUESTIONS AND ANSWERS ABOUT THE CARDINAL HEALTH/SYNCOR
                               MERGER TRANSACTION

     We intend the following questions and answers to provide brief answers to frequently asked questions concerning the proposed merger. These questions and answers do not, and are not intended to, address all the questions that may be important to Syncor stockholders. You should read the summary and the remainder of this document and the original proxy statement/prospectus, the first proxy statement supplement and all of the annexes to all documents carefully.

Q: WHAT DO I HAVE TO DO IN CONNECTION WITH THE MERGER?

A: We cannot complete the merger, unless, among other things, Syncor stockholders vote to approve the amended merger agreement. Syncor is holding a special meeting at which you are entitled to vote on the amended merger agreement.

   You may choose one of the following ways to cast your vote:

     - by completing and returning the accompanying proxy card in the enclosed postage-paid envelope;

     - through the internet or by telephone, as outlined on the accompanying proxy card; or

     - by appearing and voting in person at the special meeting.

   If the merger agreement is approved by Syncor stockholders and the other conditions to the proposed merger are satisfied, you will receive additional information with respect to your shares of Syncor common stock.

Q: HOW DO I VOTE MY SYNCOR SHARES OR CHANGE MY VOTE IF MY SYNCOR SHARES ARE HELD
   IN "STREET NAME"?

A: You should contact your broker. Your broker can give you directions on how to vote your Syncor shares or change your vote. Your broker cannot vote your Syncor shares unless he or she receives appropriate instructions from you.

Q: I VOTED PREVIOUSLY. MAY I CHANGE MY VOTE?

A: Yes. If you were the record owner of your Syncor shares on the October 9, 2002 record date and you want to change your vote, you may do so at any time before the special meeting by sending to the Secretary of Syncor a written notice saying that you are revoking your proxy or by submitting a later-dated proxy by mail or telephone or through the internet with your new vote. Alternatively, you can attend the special meeting in person and vote your Syncor shares yourself at the special meeting.

Q: I VOTED PREVIOUSLY. DO I HAVE TO VOTE AGAIN IF I DO NOT WANT TO CHANGE MY
   ORIGINAL VOTE?

A: No. If you have already voted and do not wish to change your vote, there is no need to vote again. You should, however, carefully read all of the information in this document before you make any determination as to whether or not you wish to change your vote.

Q: WHEN DO YOU EXPECT TO COMPLETE THE PROPOSED MERGER?

A: We expect to complete the proposed merger as quickly as possible once all the conditions to the merger, including obtaining the approval of Syncor stockholders, are fulfilled. Fulfilling some of these conditions is not entirely within our control. We currently expect to complete the proposed merger in either late December 2002 or January 2003.

Q: IF I HAVE MORE QUESTIONS ABOUT THE PROPOSED MERGER, WHERE CAN I FIND ANSWERS?

A: In addition to reading this document, its annexes and the documents we have incorporated in it by reference, you can find more information about the proposed merger in the original proxy statement/prospectus and the first proxy statement supplement, each of which should be read together with this document as well as Cardinal Health's and Syncor's public filings with the U.S. Securities and Exchange Commission, which we refer to as the SEC, the New York Stock Exchange and The Nasdaq National Market. See "Where You Can Find More Information." If you require assistance in changing or revoking a proxy or if you have any other questions about the merger, please contact:

                          [MACKENZIE PARTNERS, INC. LOGO]
                                105 Madison Avenue
                             New York, New York 10016
                           (212) 929-5500 (Call Collect)
                                        or
                           CALL TOLL-FREE (800) 322-2885
                                        or
                        E-mail: proxy@mackenziepartners.com

                                    SUMMARY

     This brief summary, together with the summary contained in the original proxy statement/prospectus, highlights what we believe is the most important information about the merger transaction. You should carefully read this document, the original proxy statement/prospectus, the first proxy statement supplement and the information incorporated by reference in those documents for a complete understanding of the transactions and our companies' businesses. We have provided a page reference for each item in this summary so that you can easily find additional information about that item.

RECENT DEVELOPMENTS (PAGE 22)

     We bring the following recent developments to your attention:

     - As a result of negotiations between Cardinal Health and Syncor, which began following the announcement by Syncor of the findings of an investigation by a special committee of Syncor's board of directors into the propriety of certain payments made by international subsidiaries of Syncor to customers in several foreign jurisdictions, Cardinal Health and Syncor entered into an amendment to the merger agreement, which, among other things, reduces the portion of a Cardinal Health common share you will receive for each Syncor share in the merger from 0.52 to 0.47.

     - Syncor has reached agreements with both the U.S. Department of Justice, which we refer to as the DOJ, and the staff of the SEC, resolving claims that these governmental authorities have against Syncor in connection with the matters that are the subject of the investigation of the special committee of Syncor's board of directors.

     For a more complete discussion of these and other recent developments which have occurred relating to Syncor and the proposed merger with Cardinal Health, please see page 22.

RECORD DATE; VOTE REQUIRED (PAGES 17 AND 18)

     You can vote at the special meeting if you owned Syncor shares at the close of business on the record date of October 9, 2002. On the record date, there were approximately 26,103,945 Syncor shares outstanding and entitled to vote. You can cast one vote for each Syncor share you then owned. In order to approve the merger agreement, the holders of a majority of all outstanding Syncor shares entitled to vote with respect to the merger agreement must vote in favor of the merger agreement.

     Each of the officers and directors of Syncor, owning in the aggregate approximately 8.5% of the Syncor shares entitled to vote, are expected to vote in favor of the merger, which includes the 6.8% that have agreed to vote in favor of the merger agreement. Cardinal Health's directors and executive officers and their affiliates do not hold any Syncor shares.

OUR REASONS FOR THE MERGER (PAGE 29 OF THIS DOCUMENT AND PAGE 24 OF THE ORIGINAL PROXY STATEMENT/PROSPECTUS)

     To understand the reasons why the boards of directors for both companies recommended the merger, including the reduction in the exchange ratio from 0.52 to 0.47, the merger, see the factors discussed on page 29 of this document and page 24 of the original proxy statement/prospectus.

OPINION OF SYNCOR'S FINANCIAL ADVISOR (PAGE 34)

     In connection with the revised terms of the merger, the Syncor board of directors received a written opinion from Salomon Smith Barney Inc., Syncor's financial advisor, as to the fairness, from a financial point of view, of the revised exchange ratio provided for in the amended merger agreement.

     We have included the full text of Salomon Smith Barney's written opinion dated December 3, 2002 as Appendix D to this document. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. Salomon Smith Barney's opinion is addressed to the Syncor board of directors and does not constitute a recommendation to any stockholder with respect to any matters relating to the proposed merger.

APPRAISAL RIGHTS (PAGE 37 OF THE ORIGINAL PROXY STATEMENT/PROSPECTUS)

     Under Delaware law, Syncor stockholders are not entitled to any appraisal or dissenters' rights in connection with the merger.

MERGER CONSIDERATION; CONVERSION OF SHARES (PAGE 11)

     When we complete the proposed merger, your Syncor shares will be exchanged for Cardinal Health common shares. Each Syncor share will become the right to receive 0.47 of a Cardinal Health common share with cash being paid in place of any fractional shares. Based on the closing per share sale price of Cardinal Health common shares as of December 5, 2002, the value of the Cardinal Health common shares to be received by all of the Syncor stockholders in connection with the merger is approximately $806 million.

     For example, a holder of 110 shares of Syncor common stock will receive 51 Cardinal Health common shares, plus a cash payment with respect to 0.7 of a Cardinal Health common share.

     Since the number of Cardinal Health common shares that you will receive in the merger is determined by a fixed exchange ratio, the value of what you will receive in the merger will fluctuate.

SYNCOR STOCK OPTIONS (PAGE 41 OF THIS DOCUMENT AND PAGE 39 OF THE ORIGINAL PROXY STATEMENT/PROSPECTUS)

     The stock options owned by Syncor employees will be exchanged for stock options of Cardinal Health, subject to adjustments in exercise price and the number of shares to reflect the exchange ratio of the merger of 0.47. Options awarded to Syncor employees before June 14, 2002 will become exercisable immediately upon approval of the merger by Syncor stockholders. Subject to limited exceptions, all other options are subject to the same timing restrictions contained in the original grant.

MANAGEMENT AND OPERATIONS AFTER THE MERGER (PAGE 62 OF THE ORIGINAL PROXY STATEMENT/PROSPECTUS)

     After the merger, the Cardinal Health board of directors will continue to manage the business of Cardinal Health, which then will include the business of Syncor as a wholly owned subsidiary. After completion of the merger, Syncor will be part of the Pharmaceutical Technologies and Services division of Cardinal Health.

CONDITIONS TO COMPLETION OF THE MERGER (PAGE 41)

     The completion of the merger requires Cardinal Health and Syncor to satisfy a number of conditions including:

     - each of the representations and warranties of the two companies in the merger agreement being true and correct;

     - approval of the merger agreement by the holders of a majority of the outstanding Syncor shares;

     - absence of any governmental or judicial body enjoining the merger;

     - an opinion of counsel to the effect that the merger will constitute a reorganization and no gain or loss will be recognized by Syncor stockholders except with respect to cash received in lieu of a fractional Cardinal Health common share;

     - the absence of any event that is likely to have a material adverse effect, exclusive of certain matters, including those relating to the investigation of Syncor's international operations; and

     - the entry of a guilty plea by Syncor Taiwan, Inc. in accordance with the agreement reached by Syncor with the DOJ relating to the matters that are the subject of the investigation of the special committee of Syncor's board of directors.

The conditions, other than Syncor stockholder approval, may be waived at the election of the relevant company.

TERMINATION OF THE MERGER AGREEMENT (PAGE 42)

     Under certain circumstances, one of the companies may be able to terminate the merger agreement without completing the merger, even if Syncor stockholders have approved the merger agreement. The most important examples follow:

     - it becomes illegal to complete the merger;

     - the merger is not completed by the earlier of 23 business days after the SEC declares this document effective or March 21, 2003;

     - one of the companies breaches an important provision of the merger agreement; and

     - the Syncor board of directors changes its recommendation supporting the merger or does not reaffirm its support of the merger within 20 business days after being asked by Cardinal Health to do so.

SUPPORT/VOTING AGREEMENTS (PAGE 55 OF THE ORIGINAL PROXY STATEMENT/PROSPECTUS)

     In connection with the merger, Cardinal Health has entered into support/voting agreements with Monty Fu, Chairman of the Board of Syncor, who has been on paid leave of absence, and Robert G. Funari, President, Chief Executive Officer and a director of Syncor. As of the record date, these directors of Syncor beneficially owned approximately 3,008,210 million Syncor shares representing approximately 11% of the outstanding Syncor shares. Of this amount, 41% were unexercised Syncor options. Under the support/voting agreements, each of these directors has agreed to vote all of his Syncor shares in favor of the merger agreement, but the directors are not required to exercise their Syncor options.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES (PAGE 44)

     Counsel has opined that the merger will be a reorganization for U.S. federal income tax purposes, if completed in the manner expected, meaning that Syncor stockholders will not recognize gain or loss for U.S. federal income tax purposes in the merger, except for gain or loss recognized because of cash received instead of fractional Cardinal Health common shares and possibly with respect to Syncor shares contributed to the capital of Syncor under the Fu letter agreement.

                   SELECTED HISTORICAL FINANCIAL INFORMATION

     The following financial information is to aid you in your analysis of the financial aspects of the merger. We present below selected historical financial data of Syncor as of and for each of the five years ended December 31, 2001 and as of and for the nine months ended September 30, 2002 and 2001, and of Cardinal Health as of and for each of the five years ended June 30, 2002 and as of and for the three months ended September 30, 2002 and 2001. The historical statement of operations of Syncor for the nine months ended September 30, 2002 and 2001, and the historical balance sheet data as of September 30, 2002 are derived from the unaudited financial statements incorporated by reference in this document. The historical balance sheet data of Syncor as of September 30, 2001, is derived from unaudited financial statements which, in accordance with SEC rules, we have not incorporated by reference in this document. The income statement of Cardinal Health for the three months ended September 30, 2002 and 2001, and the balance sheet data as of September 30, 2002, are derived from the unaudited financial statements incorporated by reference in this document. The balance sheet data of Cardinal Health as of September 30, 2001, are derived from unaudited financial statements which, in accordance with SEC rules, we have not incorporated by reference in this document.

     We derived the historical statement of operations data, as restated for discontinued operations, for Syncor for the years ended December 31, 2001, 2000 and 1999, and the historical balance sheet data, as restated for discontinued operations, as of December 31, 2001 and 2000, from audited consolidated financial statements, which we have incorporated by reference in this document. We derived the historical statement of operations data, as restated for discontinued operations, for Syncor for the years ended December 31, 1998 and 1997, and the historical balance sheet data, as restated for discontinued operations, as of December 31, 1999, 1998 and 1997, from audited consolidated financial statements, which, in accordance with SEC rules, we have not incorporated by reference in this document.

     We derived the income statement data for Cardinal Health for the years ended June 30, 2002, 2001 and 2000, and the balance sheet data as of June 30, 2002 and 2001, from audited consolidated financial statements, which we have incorporated by reference in this document. We derived the income statement data for Cardinal Health for the years ended June 30, 1999 and 1998, and the balance sheet data as of June 30, 2000, 1999 and 1998, from audited consolidated financial statements, which, in accordance with SEC rules, we have not incorporated by reference in this document.

     The historical financial data, as restated for discontinued operations, that appear below are only a summary, and you should read them in conjunction with the historical financial statements and related notes of Syncor. The following data has been restated to allow for comparability due to the announcement on June 14, 2002 of the discontinuation of certain operations, including our U.S. medical imaging business operated by Comprehensive Medical Imaging, Inc., which we refer to as CMI (previously a separate segment for reporting purposes), certain overseas locations and our brachytherapy seeds manufacturing operations. The financial data presented are consistent with the Form 10-K/A-1 for the year ended December 31, 2001 and the Form 10-Q for the period ended September 30, 2002, filed with the SEC by Syncor on October 11, 2002 and November 19, 2002, respectively. Syncor's historical financial statements are included in documents filed with the SEC. See "Where You Can Find More Information" on page 47.

                        SYNCOR INTERNATIONAL CORPORATION
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                                          AT OR FOR THE
                                                                                           NINE MONTHS
                                                                                              ENDED
                                         AT OR FOR THE FISCAL YEAR ENDED DECEMBER 31,     SEPTEMBER 30,
                                         ---------------------------------------------   ----------------
                                          1997     1998    1999(2)   2000(2)   2001(2)    2001    2002(2)
                                         ------   ------   -------   -------   -------   ------   -------
EARNINGS DATA:
Total revenue from continuing
  operations...........................  $379.9   $410.5   $457.2    $517.6    $598.1    $434.3   $555.1
Net earnings (loss):
  -- Continuing operations.............  $ 10.4   $ 13.9   $ 18.2    $ 28.0    $ 34.5    $ 26.7   $ 22.5
  -- Discontinued operations, net of
    taxes..............................     0.7       --      1.0       1.5       3.4       2.3    (55.1)
                                         ------   ------   ------    ------    ------    ------   ------
  -- Net earnings (loss)...............  $ 11.1   $ 13.9   $ 19.2    $ 29.5    $ 37.9    $ 29.0   $(32.6)
Earnings (loss) per share of Syncor
  common stock:(1)
Basic
  -- Continuing operations.............  $ 0.51   $ 0.65   $ 0.78    $ 1.17    $ 1.40    $ 1.09   $ 0.90
  -- Discontinued operations, net of
    taxes..............................    0.04       --     0.04      0.06      0.14      0.09    (2.20)
                                         ------   ------   ------    ------    ------    ------   ------
  -- Net income (loss).................  $ 0.55   $ 0.65   $ 0.82    $ 1.23    $ 1.54    $ 1.18   $(1.30)
Diluted
  -- Continuing operations.............  $ 0.50   $ 0.61   $ 0.71    $ 1.05    $ 1.28    $ 0.99   $ 0.83
  -- Discontinued operations, net of
    taxes..............................    0.04       --     0.04      0.06      0.12      0.08    (2.04)
                                         ------   ------   ------    ------    ------    ------   ------
  -- Net income (loss).................  $ 0.54   $ 0.61   $ 0.75    $ 1.11    $ 1.40    $ 1.07   $(1.21)
Cash dividends declared per share of
  Syncor common stock..................  $   --   $   --   $   --    $   --    $   --    $   --   $   --
BALANCE SHEET DATA:
Total assets:
  -- Continuing operations.............  $163.7   $161.7   $180.8    $260.1    $304.7    $292.4   $346.1
  -- Discontinued operations...........     0.9     94.9    131.8     210.6     283.1     278.4    235.8
                                         ------   ------   ------    ------    ------    ------   ------
  -- Total assets......................  $164.6   $256.6   $312.6    $470.7    $587.8    $570.8   $581.9
Long-term obligations, less current
  portion:
  -- Continuing operations.............  $ 17.3   $  6.5   $   --    $ 18.4    $ 35.1    $ 50.3   $ 18.9
  -- Discontinued operations...........      --     63.8     76.3     119.5     175.5     169.9    164.0
                                         ------   ------   ------    ------    ------    ------   ------
  -- Total long-term obligations, less
     current portion...................  $ 17.3   $ 70.3   $ 76.3    $137.9    $210.6    $220.2   $182.9
Stockholders' equity...................  $ 87.4   $111.4   $140.3    $185.9    $234.8    $228.3   $223.4

---------------

(1) Net earnings (loss) per share of Syncor common stock have been adjusted to retroactively reflect all stock splits through September 30, 2002.

(2) In July 2001, the Financial Accounting Standards Board, which we refer to as the FASB, issued Statement of Accounting Standards, which we refer to as SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires that the purchase method of accounting be used for all business combinations completed after June 30, 2001, clarifies the recognition of intangible assets separately from goodwill and requires that unallocated negative goodwill be written off immediately as an extraordinary gain. SFAS No. 142, which was effective for fiscal years beginning after December 15, 2001, requires that ratable amortization of goodwill be replaced with periodic tests of goodwill impairment and that intangible assets, other than goodwill, which have determinable useful lives, be amortized over their useful lives. Syncor has adopted these accounting standards effective January 1, 2002. There were no adjustments to identifiable intangible assets' useful lives or recorded balances as a result of the adoption of SFAS No. 142. We will perform an annual impairment analysis of goodwill in the fourth quarter of 2002 as required by SFAS No. 142.

    During the quarter ended September 30, 2002, we recorded an impairment charge of $31.3 million net of taxes in discontinued operations for the CMI imaging business assets (goodwill) due to receiving bids for this business under the current carrying values of these assets. The charge was not a transitional charge under SFAS No. 142; therefore, the charge was recorded in discontinued operations for the quarter ended September 30, 2002.

     The following table displays Syncor's net earnings and per share amounts for fiscal years 1999, 2000 and 2001 as adjusted for amortization of intangible assets and goodwill.

                                                               FOR THE FISCAL YEAR ENDED
                                                                     DECEMBER 31,
                                                              ---------------------------
                                                               1999      2000      2001
                                                              -------   -------   -------
                                                                 (IN MILLIONS, EXCEPT
                                                                  PER SHARE AMOUNTS)
     Net earnings...........................................   $21.6     $31.8     $41.7
     Basic earnings per share...............................   $0.93     $1.33     $1.70
     Diluted earnings per share.............................   $0.85     $1.19     $1.54

     The historical financial data that appear below are only a summary, and you should read them in conjunction with the historical financial statements and related notes of Cardinal Health. Cardinal Health's historical financial statements are included in documents filed with the SEC. See "Where You Can Find More Information" on page 47.

                             CARDINAL HEALTH, INC.
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                                         AT OR FOR THE THREE MONTHS
                                    AT OR FOR THE FISCAL YEAR ENDED JUNE 30,(1)              ENDED SEPTEMBER 30,
                             ---------------------------------------------------------   ---------------------------
                              1998(2)     1999(2)      2000        2001        2002          2001           2002
                             ---------   ---------   ---------   ---------   ---------   ------------   ------------
EARNINGS DATA:
Revenue:
Operating revenue..........  $20,844.8   $25,682.5   $30,257.8   $38,660.1   $44,394.3    $ 9,865.4      $11,416.6
Bulk deliveries to customer
  warehouses and other.....    7,541.1     7,050.4     8,092.1     9,287.5     6,741.4      1,908.0        1,669.5
                             ---------   ---------   ---------   ---------   ---------    ---------      ---------
Total revenue..............  $28,385.9   $32,732.9   $38,349.9   $47,947.6   $51,135.7    $11,773.4      $13,086.1
Earnings before cumulative
  effect change in
  accounting...............  $   474.3   $   499.3   $   717.8   $   857.4   $ 1,126.3    $   246.4      $   288.3
Cumulative effect of change
  in accounting(5).........         --          --          --          --        70.1         70.1             --
                             ---------   ---------   ---------   ---------   ---------    ---------      ---------
Net earnings...............  $   474.3   $   499.3   $   717.8   $   857.4   $ 1,056.2    $   176.3      $   288.3
Basic earnings per common
  share(3)
  Before cumulative effect
    of change in
    accounting.............  $    1.10   $    1.14   $    1.64   $    1.93   $    2.50    $    0.55      $    0.65
  Cumulative effect of
    change in
    accounting(5)..........         --          --          --          --       (0.16)       (0.16)            --
                             ---------   ---------   ---------   ---------   ---------    ---------      ---------
Net basic earnings per
  common share.............  $    1.10   $    1.14   $    1.64   $    1.93   $    2.34    $    0.39      $    0.65
Diluted earnings per common
  share(3)
  Before cumulative effect
    of change in
    accounting.............  $    1.07   $    1.12   $    1.60   $    1.88   $    2.45    $    0.53      $    0.64
  Cumulative effect of
    change in
    accounting(5)..........         --          --          --          --       (0.15)       (0.15)            --
                             ---------   ---------   ---------   ---------   ---------    ---------      ---------
Net diluted earnings per
  common share.............  $    1.07   $    1.12   $    1.60   $    1.88   $    2.30    $    0.38      $    0.64
Cash dividends declared per
  Cardinal Health common
  share(3)(4)..............  $   0.049   $   0.067   $   0.070   $   0.085   $   0.100    $   0.025      $   0.025
BALANCE SHEET DATA:
Total assets...............  $ 8,876.8   $ 9,682.7   $12,024.1   $14,642.4   $16,438.0    $15,721.5      $16,235.2
Long-term obligations, less
  current portion..........  $ 1,362.2   $ 1,224.5   $ 1,524.5   $ 1,871.0   $ 2,207.0    $ 2,288.6      $ 2,237.8
Shareholders' equity.......  $ 3,389.9   $ 3,894.6   $ 4,400.4   $ 5,437.1   $ 6,393.0    $ 5,670.1      $ 6,353.7

---------------

(1) Amounts reflect business combinations and the impact of merger-related costs and other special charges in all periods presented. See Note 2 of "Notes to Consolidated Financial Statements" incorporated by reference to Cardinal Health's 10-K for the fiscal year ended June 30, 2002 for a further discussion of merger-related costs and other special charges affecting fiscal 2000, 2001 and 2002. Fiscal 1998 amounts reflect the impact of merger-related charges and other special charges of $57.8 million ($19.5 million, net of tax). Fiscal 1999 amounts reflect the impact of merger-related charges and other special charges of

    $165.4 million ($122.3 million, net of tax). See Note 4 of "Notes to Condensed Consolidated Financial Statements" incorporated by reference to Cardinal Health's Form 10-Q for the three months ended September 30, 2002 for further discussion of merger-related costs and other special charges affecting the three months ended September 30, 2001 and 2002.

(2) In April 1998, Automatic Liquid Packaging, Inc. ("ALP") had elected S-Corporation status for income tax purposes. As a result of the merger with Cardinal Health, ALP terminated its S-Corporation election. Amounts above do not reflect the impact of pro forma adjustments related to ALP taxes, as if ALP had been subject to federal income taxes during the periods presented. For the fiscal years ended June 30, 1998 and 1999, the pro forma adjustment for ALP taxes would have reduced net earnings by $4.6 million and $9.3 million, respectively. The pro forma adjustment would have decreased diluted earnings per Cardinal Health common share by $0.01 to $1.06 for fiscal 1998 and by $0.02 to $1.10 for fiscal 1999.

(3) Net basic earnings, net diluted earnings and cash dividends declared per Cardinal Health common share have been adjusted to retroactively reflect all stock dividends and stock splits through September 30, 2002.

(4) Cash dividends declared per Cardinal Health common share exclude dividends paid by all entities which Cardinal Health has acquired by merger.

(5) In the first quarter of fiscal 2002, the method of recognizing revenue for pharmacy automation equipment was changed from recognizing revenue when the units were delivered to the customer to recognizing revenue when the units are installed at the customer site. For more information regarding the change in accounting see Note 14 of "Notes to Consolidated Financial Statements" incorporated by reference to Cardinal Health's Form 10-K for the fiscal year ended June 30, 2002.

                    COMPARATIVE PER COMMON SHARE INFORMATION

     We have set forth below information concerning earnings, cash dividends declared and book value per share data for Cardinal Health on an historical and a pro forma combined basis and for Syncor on an historical basis adjusted for discontinued operations (see Note 1 below) and a pro forma combined basis restated for discontinued operations for Syncor. Book value per share for the pro forma combined presentation is based on outstanding Cardinal Health common shares, adjusted to include the estimated number of Cardinal Health common shares to be issued in the merger for outstanding Syncor shares at the time the merger is completed. The per share equivalent pro forma combined data for Syncor shares is based on the conversion of each Syncor share into 0.47 of a Cardinal Health common share using the revised negotiated exchange ratio. See "The Merger Agreement Amendments -- Exchange Ratio." Based on the closing per share sale price of Cardinal Health common shares as of December 5, 2002, the value of the Cardinal Health common shares to be received by all of the Syncor stockholders in connection with the merger is approximately $806 million.

     You should read the information set forth below in conjunction with the respective audited and unaudited financial statements of Cardinal Health and Syncor incorporated by reference in this document. See "Where You Can Find More Information" on page [46].

                                                              AT OR FOR THE     AT OR FOR THE
                                                              TWELVE MONTHS      THREE MONTHS
                                                                  ENDED             ENDED
                                                              JUNE 30, 2002   SEPTEMBER 30, 2002
                                                              -------------   ------------------
SYNCOR INTERNATIONAL -- HISTORICAL RESTATED FOR DISCONTINUED
  OPERATIONS
Net earnings per share of Syncor common stock from
  continuing operations(1):
  Basic.....................................................      $1.36             $0.14
  Diluted...................................................       1.26              0.13
Cash dividends declared per share of Syncor common stock....         --                --
Book value per share(6).....................................       9.29              8.56

                                                              AT OR FOR THE     AT OR FOR THE
                                                               FISCAL YEAR       THREE MONTHS
                                                                  ENDED             ENDED
                                                              JUNE 30, 2002   SEPTEMBER 30, 2002
                                                              -------------   ------------------
CARDINAL HEALTH -- HISTORICAL
Net earnings per Cardinal Health common share before
  cumulative effect of change in accounting(2):
  Basic.....................................................     $ 2.50             $ 0.65
  Diluted...................................................       2.45               0.64
Cash dividends declared per Cardinal Health common share....       0.10              0.025
Book value per share........................................      14.24              14.33

CARDINAL HEALTH AND SYNCOR -- PRO FORMA COMBINED
Net earnings per common share from continuing operations
  before cumulative effect of change in
  accounting(1)(2)(3)(4):
  Basic.....................................................     $ 2.51               0.64
  Diluted...................................................       2.45               0.63
Cash dividends declared per common share(5).................       0.10              0.025
Book value per share(3)(4)(6)...............................      14.38              14.43

                                                              AT OR FOR THE     AT OR FOR THE
                                                              TWELVE MONTHS      THREE MONTHS
                                                                  ENDED             ENDED
                                                              JUNE 30, 2002   SEPTEMBER 30, 2002
                                                              -------------   ------------------
EQUIVALENT PRO FORMA COMBINED PER SHARE OF SYNCOR
  COMMON STOCK
Net earnings per common share of Syncor from continuing
  operations before cumulative effect of change in
  accounting(1)(2)(3)(4):
  Basic.....................................................     $ 1.18             $ 0.30
  Diluted...................................................       1.15               0.30
Cash dividends declared per common share(5).................      0.047              0.012
Book value per share(3)(4)(6)...............................       6.76               6.78

---------------

(1) Syncor's historical net earnings per share of Syncor common stock from continuing operations at or for the twelve months ended June 30, 2002, and at or for the three months ended September 30, 2002, exclude the discontinued operations related to Syncor's planned sale of CMI, closure or sale of certain international locations and disposal of Syncor's brachytherapy seeds production business announced by Syncor on June 14, 2002.

(2) Cardinal Health's historical net earnings per Cardinal Health common share before cumulative effect of change in accounting, Cardinal Health's and Syncor's Pro Forma Combined net earnings per common share from continuing operations before cumulative effect of change in accounting and the Equivalent Pro Forma Combined net earnings per common share from continuing operations before cumulative effect of change in accounting reflect the effect of merger-related costs and other special charges. Amounts include the effect of merger-related costs and other special charges recorded by Cardinal Health in the fiscal year ended June 30, 2002 and the three-month period ended September 30, 2002. See Note 2 of "Notes to Consolidated Financial Statements" incorporated by reference to Cardinal Health's Form 10-K for the fiscal year ended June 30, 2002 for a further discussion of merger-related costs and other special charges affecting fiscal year ended June 30, 2002. See Note 4 of "Notes to Condensed Consolidated Financial Statements" incorporated by reference to Cardinal Health's Form 10-Q for the three months ended September 30, 2002 for further discussion of the merger-related costs and other special charges affecting the three months ended September 30, 2002.

(3) The Pro Forma Combined and the Equivalent Pro Forma Combined information (excluding the book value per share information) presents the combination of Cardinal Health for the fiscal year ended June 30, 2002 with Syncor for the twelve months ended June 30, 2002. In addition, the financial information of Cardinal Health for the three months ended September 30, 2002 is combined with that of Syncor for the same time period. The book value per share information as of June 30, 2002 is calculated based on the Cardinal Health balance sheet at June 30, 2002 and the Syncor balance sheet at June 30, 2002. The book value per share information at September 30, 2002 is calculated based on the Cardinal Health and Syncor balance sheets as of September 30, 2002.

(4) Amount does not reflect the pro forma effect of future merger-related costs. In connection with the merger, Cardinal Health expects to incur investment banking, legal, accounting and other related costs and fees. These costs will be included as part of the cost of the acquisition. Additionally, Cardinal Health and Syncor expect to incur other merger-related costs associated with the integration of the companies and institution of efficiencies anticipated as a result of the merger. The merger-related expenses will be charged to operating expense in the period when incurred. Since the merger has not yet been completed and transition plans currently are being developed, the merger-related costs cannot be reasonably estimated at this time.

(5) Pro Forma Combined cash dividends declared per Cardinal Health common share represent the historical dividends of Cardinal Health for all periods presented and exclude all dividends paid by Syncor and all entities which Cardinal Health has acquired by merger. Cardinal Health's and Syncor's Pro Forma Combined cash dividends declared per common share have been adjusted to give retroactive effect to all stock dividends and stock splits through September 30, 2002.

(6) Syncor's book value per share at September 30, 2002 included the effect of an asset impairment charge recorded in the quarter ended September 30, 2002. See Note 2 of "Notes to Condensed Consolidated Financial Statements" incorporated by reference to Syncor's Form 10-Q for the quarter ended September 30, 2002 for a further discussion of the asset impairment charge recorded in that time period.

                   COMPARATIVE MARKET PRICE AND DIVIDEND DATA

     On the table below, we present the range of the reported high and low closing per share sale prices of Cardinal Health common shares as shown on the New York Stock Exchange Composite Tape and Syncor shares as reported on The Nasdaq National Market, as well as the per share dividends declared on those shares, for the calendar quarters indicated. We have adjusted the share price information in the table to reflect retroactively all applicable stock splits.

                                          CARDINAL HEALTH COMMON SHARE        SYNCOR COMMON STOCK
                                         ------------------------------   ---------------------------
CALENDAR YEAR                             HIGH       LOW     DIVIDENDS     HIGH     LOW     DIVIDENDS
-------------                            -------   -------   ----------   ------   ------   ---------
1999
First Quarter..........................  $53.67    $44.00     $0.0167     $17.25   $12.25      --
Second Quarter.........................   47.92     37.92      0.0167      18.00    12.96      --
Third Quarter..........................   46.63     34.67      0.0167      20.00    14.50      --
Fourth Quarter.........................   37.58     25.00      0.0167      20.36    13.37      --
2000
First Quarter..........................  $39.58    $24.79     $0.0167     $16.50   $11.02      --
Second Quarter.........................   49.33     30.58      0.0200      36.00    13.00      --
Third Quarter..........................   63.38     45.27      0.0200      43.94    32.75      --
Fourth Quarter.........................   69.25     59.04      0.0200      39.06    23.75      --
2001
First Quarter..........................  $68.35    $58.67     $0.0200     $38.81   $27.25      --
Second Quarter.........................   77.00     61.78      0.0250      42.29    26.64      --
Third Quarter..........................   75.30     67.28      0.0250      38.74    26.63      --
Fourth Quarter.........................   76.60     61.50      0.0250      33.31    26.03      --
2002
First Quarter..........................  $70.89    $60.80     $0.0250     $29.15   $21.70      --
Second Quarter.........................   73.00     61.41      0.0250      34.12    27.72      --
Third Quarter..........................   68.19     49.08      0.0250      35.15    25.11      --
Fourth Quarter (through December 5)....   71.16     61.04      0.0250      36.86    18.37      --

     The following table sets forth the closing price per Cardinal Health common share as reported on the New York Stock Exchange Composite Tape and the closing price per Syncor share as reported on The Nasdaq National Market on June 13, 2002, the last full trading day before we announced the proposed merger, on December 3, 2002, the last full trading day before we announced the amendment to the exchange ratio for the proposed merger, and on December 5, 2002, the last full trading day before the date of this document each based on the original exchange ratio of 0.52. This table also shows the implied value of one Syncor share which we calculated by multiplying the closing price per Cardinal Health common share on those dates by 0.47, the revised exchange ratio.

                                                                IMPLIED VALUE OF        IMPLIED VALUE OF
                                                                  ONE SHARE OF            ONE SHARE OF
                                            CARDINAL HEALTH          SYNCOR                  SYNCOR
                                SYNCOR          COMMON            COMMON STOCK            COMMON STOCK
                             COMMON STOCK       SHARES        (0.47 EXCHANGE RATIO)   (0.52 EXCHANGE RATIO)
                             ------------   ---------------   ---------------------   ---------------------
June 13, 2002..............     $28.21          $62.35               $29.30                   32.42
December 3, 2002...........     $26.12          $62.25               $29.26                   32.37
December 5, 2002...........     $29.54          $63.01               $29.61                   32.77

     We encourage you to obtain current market quotations for Cardinal Health common shares and Syncor shares. Based on the closing per share sale price of Cardinal Health common shares as of December 5, 2002, the value of the Cardinal Health common shares to be received by all of the Syncor stockholders in connection with the merger is approximately $806 million.

     The Cardinal Health common shares that Syncor stockholders will receive in the merger have been approved for listing on the New York Stock Exchange. Cardinal Health anticipates that it will continue to pay quarterly cash dividends. The Cardinal Health board of directors, however, has discretion to decide upon the timing and amount of any future dividends, and whether or not Cardinal Health will pay dividends (and, if so, how much the dividends will be) will depend on Cardinal Health's future earnings, financial condition, capital requirements and other factors.

                                  RISK FACTORS

     In considering whether to vote in favor of the merger agreement with Cardinal Health, you should consider all of the information we have included in this document and its annexes and all of the information included in the documents incorporated by reference in this document (including the risk factors contained in Cardinal Health's Form 10-K for the fiscal year 2002 beginning on page 8 of that document). In addition, you should pay particular attention to the following risk factors related to the merger.

THE MARKET VALUE OF CARDINAL HEALTH COMMON SHARES WILL VARY AND THE SHARES YOU WILL RECEIVE IF THE MERGER IS COMPLETED MAY HAVE A LOWER PRICE AFTER COMPLETION OF THE MERGER THAN THEY CURRENTLY HAVE.

     The exchange ratio is a fixed ratio that will not be adjusted as a result of any increase or decrease in the price of either Cardinal Health common shares or Syncor common stock. The price of Cardinal Health common shares at the time the merger is completed may be higher or lower than the price on the date of this document or on the date of the special meeting. For example, since the merger was announced on June 14, 2002 until December 5, 2002, the closing per share price of Cardinal Health common shares was as high as $73.00 per share and as low as $49.08. Changes in the business, operations or prospects of Cardinal Health or Syncor, market assessments of the likelihood that the proposed merger will be completed, regulatory considerations, general market and economic conditions or other factors may affect the prices of Cardinal Health common shares, Syncor shares or both. Most of these factors are beyond our control. Since the proposed merger will be completed only after all the conditions to the merger are satisfied or waived, including the approval of the amended merger agreement at the Syncor special meeting, there is no way to be sure that the price of Cardinal Health common shares on any date prior to completion of the merger will be indicative of the price at the time the merger is completed. You should obtain current market quotations for both Cardinal Health common shares and Syncor shares.

IF WE FAIL TO ACHIEVE THE BENEFITS ANTICIPATED IN THE MERGER OR FAIL TO SUCCESSFULLY INTEGRATE THE COMPANIES' RESPECTIVE OPERATIONS, CARDINAL HEALTH'S RESULTS FROM OPERATIONS MAY BE LOWER THAN ONE MIGHT EXPECT FROM THE COMBINED COMPANY.

     We believe that the proposed merger presents us with an opportunity to reduce marginal operating costs for the combined company below levels that either Cardinal Health or Syncor could achieve independently and the opportunity to negotiate more favorable merchandising programs and price discounts on behalf of its customers. Additionally, we believe the acquisition of Syncor by Cardinal Health will be accretive to earnings and cash flow of the combined company and that the transaction presents Cardinal Health with an opportunity to increase its presence in the high-growth nuclear pharmacy business, providing us an opportunity to enhance our revenues. We based our expectations of cost savings on many assumptions, including future sales levels and other operating results from the combined company's nuclear pharmacy businesses, the availability of funds for capital expenditures, the timing of certain events (including the planned dispositions of certain of Syncor's operations), as well as general industry and business conditions and other matters. Many of these factors are beyond the control of the combined company. Our estimates also are based on a management consensus as to what levels of sales and similar efficiencies should be achievable by an entity the size of the combined company. Our estimates of potential cost savings and revenue enhancements are forward-looking statements that are by their nature uncertain. The combined company's resulting cost savings and revenue improvements, if any, could materially differ from those projected and cannot be reliably estimated. It is possible that unforeseen costs and expenses or other factors will offset the estimated cost savings and revenue improvements or other components of the combined company's plan or result in delays in the realization of certain projected cost savings.

     In addition, there are a number of other risks that may arise in attempting to integrate Syncor's operations with those of Cardinal Health, including:

     - the possibility that Cardinal Health's or Syncor's management may be distracted from regular business concerns by the need to integrate operations,

     - unforeseen difficulties in integrating Syncor's and Cardinal Health's operations and systems,

     - problems or difficulties in assimilating and retaining the employees of the operations that are being combined, and

     - challenges in retaining customers and suppliers.

     If we fail to efficiently manage these risks, we could experience potential adverse short-term or long-term effects on our nuclear pharmacy business' operating results as well as that of Cardinal Health's other businesses. Although Cardinal Health has not previously encountered material difficulties in integrating acquisitions, we cannot be certain that we will be able to successfully integrate Cardinal Health's Central Pharmacy Services nuclear pharmacy business with that of Syncor.

     Additionally, Syncor announced, on June 14, 2002, that it is exiting the imaging business and is entertaining offers for its Comprehensive Medical Imaging division. This transaction may occur before or after the completion of the merger, or may not occur at all if terms acceptable to Syncor and/or Cardinal Health cannot be successfully negotiated (See "Recent
Developments -- CMI Sale Process").

                              THE SPECIAL MEETING

     The Syncor board of directors is soliciting proxies from Syncor stockholders for use at the reconvened special meeting and at any adjournments or postponements of the special meeting. This document, together with the form of proxy, is being mailed to Syncor stockholders on or about December [ ], 2002.

TIME AND PLACE OF THE MEETING

     The time and place of the special meeting is:

    Monday, December 30, 2002
     2:00 p.m., California time
     Warner Center Hilton Hotel
     6360 Canoga Avenue
    Woodland Hills, California

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

     The special meeting will be held to:

          (1) Vote on a proposal to approve the Agreement and Plan of Merger, dated as of June 14, 2002, among Cardinal Health, Inc., Mudhen Merger Corp., a wholly owned subsidiary of Cardinal Health, and Syncor, as amended on November 22, 2002 and December 3, 2002, which we refer to collectively as the merger agreement. Pursuant to the merger agreement, Mudhen Merger Corp. will merge with and into Syncor upon the terms and subject to the conditions set forth in the merger agreement, as more fully described in this document and in the original proxy statement/prospectus and the first proxy statement supplement. If the merger agreement is approved and the merger and the related transactions contemplated by the merger agreement are consummated, each Syncor share will become the right to receive 0.47 of a Cardinal Health common share;

          (2) Adjourn the special meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement proposal; and

          (3) Act on any other matters that may properly come before the special meeting.

RECORD DATE

     The Syncor board of directors has established October 9, 2002 as the record date for the special meeting. Only holders of record of Syncor shares on the record date are entitled to attend and vote at the special meeting or at any adjournments or postponements of the special meeting.

     As of the close of business on the record date, there were approximately 26,103,945 Syncor shares outstanding and entitled to vote for purposes of the general vote at the special meeting.

SHARE OWNERSHIP

     Syncor. On the record date, all Syncor directors, executive officers and their affiliates, as a group, beneficially owned a total of 2,210,839 outstanding Syncor shares, representing approximately 8.5% of the voting power at the special meeting. Each of these Syncor directors and officers is expected to vote the outstanding Syncor shares beneficially, owned by him or her in favor of the merger agreement. Monty Fu, Chairman of the Board of Syncor, who has been on paid leave of absence, and Robert G. Funari, President and Chief Executive Officer of Syncor, who, together, beneficially own (excluding Syncor stock options) approximately 6.8% of the outstanding shares on the record date, have executed support/voting agreements with Cardinal Health agreeing to vote in favor of the merger agreement.

     Cardinal Health. At the record date, Cardinal Health and its subsidiaries did not beneficially own any Syncor shares. At the same date, all of Cardinal Health's directors, executive officers and their affiliates as a group did not hold any Syncor shares.

QUORUM

     A quorum consisting of the holders of a majority of the voting power of the issued and outstanding Syncor shares at the record date must be present in person or represented by proxy for the transaction of business at the special meeting. Syncor shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and for which the broker or nominee does not have discretionary power to vote on a particular matter are referred to as "broker non-votes." These broker non-votes, if any, and Syncor shares represented by proxies that reflect abstentions will be treated as Syncor shares that are present and entitled to vote for purposes of determining the presence of a quorum.

VOTE REQUIRED

     Approval of the merger agreement at the special meeting requires the affirmative vote of holders representing a majority of the voting power of the issued and outstanding Syncor shares. Each Syncor stockholder will have one vote for each Syncor share held on the record date.

     Because approval of the merger agreement requires the affirmative vote of a specified percentage of outstanding Syncor shares, abstaining, not voting on the proposal, or failing to instruct your broker on how to vote Syncor shares held for you by the broker, will have the same effect as voting against the merger agreement.

     Approval of the adjournment proposal at the special meeting requires the affirmative vote of holders representing a majority of the voting power of the issued and outstanding Syncor shares present, in person or by proxy, at the special meeting.

     You may vote your Syncor shares in one of the following ways:

          (1) by completing and returning the accompanying proxy card;

          (2) through the internet or by telephone, as outlined on the accompanying proxy card; or

          (3) by appearing and voting in person at the special meeting.

                               VOTING PROCEDURES

FOR STOCKHOLDERS WHO HAVE ALREADY VOTED

     We have enclosed a new proxy card (and a return envelope) for your use, in case you wish to change your vote. If you have already submitted your proxy and you do not wish to change your vote, you do not need to return this new proxy card. If we receive the enclosed proxy card, duly executed and dated, prior to the date of the special meeting, any proxy previously granted by you will be, without further action on your part, revoked, and the enclosed proxy card will be voted as indicated.

     All Syncor shares represented at the special meeting by a properly executed proxy will be voted in accordance with the instructions indicated on the proxy, unless the proxy is revoked before a vote is taken. If you sign and return a proxy without voting instructions, and do not revoke the proxy, the proxy will be voted "FOR" the merger agreement proposal, "FOR" the adjournment proposal, and in the discretion of the named proxies on any other matters that may properly come before the special meeting.

FOR STOCKHOLDERS WHO HAVE NOT ALREADY VOTED

     Enclosed for your convenience is a new proxy card (and a return envelope) for your use. You may use either of the proxy cards which were previously sent to you with the original proxy statement/prospectus and the first proxy statement supplement, or you may use the new proxy card enclosed with this document.

     All Syncor shares represented at the special meeting by a properly executed proxy will be voted in accordance with the instructions indicated on the proxy, unless the proxy is revoked before a vote is taken. If you sign and return a proxy without voting instructions, and do not revoke the proxy, the proxy will be voted "FOR" the merger agreement proposal, "FOR" the adjournment proposal, and in the discretion of the named proxies on any other matters that may properly come before the special meeting.

FOR STOCKHOLDERS WHO WISH TO REVOKE THEIR PREVIOUSLY SUBMITTED PROXY

     You may revoke your proxy at any time before it is voted. A proxy may be revoked in any of the following ways:

          (1) by submitting a written revocation to the Secretary of Syncor at 6464 Canoga Avenue, Woodland Hills, California 91367-2407 (which must be received by the Secretary of Syncor prior to the special meeting);

          (2) by submitting a later-dated proxy by mail or telephone or through the internet (which must be received by the Secretary of Syncor prior to the special meeting); or

          (3) by voting in person at the special meeting.

     However, simply attending the special meeting (without voting) will not revoke a proxy.

     If you do not hold your Syncor shares in your own name, you may revoke a previously given proxy by following the revocation instructions provided by the bank, broker or other person who is the registered owner of your Syncor shares.

SOLICITATION OF PROXIES

     Syncor will pay the costs of soliciting proxies to vote on the merger agreement at the special meeting, and each of us will pay our own expenses incurred in connection with the cost of filing, printing and distributing this document. We have retained MacKenzie Partners, Inc. to assist in the solicitation of proxies for the special meeting. MacKenzie Partners will receive a fee of up to $10,000, plus reasonable out-of-pocket expenses.

     In addition to solicitation by mail, directors, officers and employees of Syncor and its subsidiaries may solicit proxies from Syncor stockholders, either personally, through the internet or by telephone or other form of communication. None of the foregoing persons who solicit proxies will be separately compensated for these services. Except as described above, Syncor does not anticipate that any other persons will be specifically asked to solicit proxies or that special compensation will be paid for that purpose. However, Syncor reserves the right to do so if it concludes that these efforts are necessary or advisable. Nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners of Syncor common stock and will be reimbursed for their reasonable expenses incurred in sending proxy material to beneficial owners of Syncor common stock.

                           FORWARD-LOOKING STATEMENTS

     This document, the original proxy statement/prospectus, the proxy statement/supplement and the information included or incorporated by reference contain a number of forward-looking statements with respect to our financial condition, results of operations, plans, objectives, future performance and business, as well as certain information relating to the proposed merger, including, among others:

          (1) statements relating to the synergies and cost savings and accretion/dilution to reported earnings estimated to result from the proposed merger;

          (2) statements relating to revenues estimated to result from the proposed merger;

          (3) statements relating to integration costs estimated to be incurred in connection with the proposed merger; and

          (4) statements preceded by, followed by or that include the terms "believes," "expects," "anticipates," "estimates" or similar words or expressions.

     These forward-looking statements involve various risks and uncertainties. You should not place undue reliance on these statements, which speak only as of the date of the relevant document. Actual results may differ materially from those contemplated, projected or implied by these forward-looking statements due to, among others, the following factors and events:

     - costs or difficulties related to the integration of our businesses, or other acquired businesses, are greater than expected;

     - the outcome of the litigation described in the section of this document entitled "Recent Developments -- Certain Litigation";

     - the outcome of any existing or future governmental proceedings described in the section of this document entitled "Recent
       Developments -- Investigation of Foreign Operations; Agreements with the United States Department of Justice and the Securities and Exchange Commission";

     - the outcome of the investigation into Syncor's foreign operations and certain limited aspects of Syncor's domestic U.S. operations described in the section of this document entitled "Recent
       Developments -- Investigation of Foreign Operations; Agreements with the United States Department of Justice and the Securities and Exchange Commission";

     - expected or anticipated synergies and cost savings from the proposed merger are not fully realized or are not realized within the expected time frame, or additional or unexpected costs are incurred;

     - dependence on key personnel to manage integration and our ongoing operation after the proposed merger;

     - the loss of customers or suppliers;

     - technological changes are more difficult and/or more expensive than anticipated;

     - revenues following the proposed merger are lower than expected;

     - increased competitive pressures in the industries or markets in which we operate;

     - changes in general economic conditions or in political or competitive forces;

     - changes in the securities markets;

     - changes in the regulatory environment;

     - difficulties and/or delays in selling certain operations of Syncor that are contemplated to be sold to third parties;

     - the risk that our analyses of these risks and forces could be incorrect and/or that the strategies developed to address them could be unsuccessful; and

     - the general risks that occur in Syncor's and Cardinal Health's day-to-day businesses, including those discussed in their respective Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and exhibits or amendments to those reports.

     The order of the items listed above does not necessarily reflect the order of their significance.

     You should not place undue reliance on these forward-looking statements, which speak only as of the date of this document, or, in the case of documents incorporated by reference, the dates of those documents.

     All subsequent written and oral forward-looking statements attributable to Cardinal Health or Syncor or any person acting on their behalf are expressly qualified by the cautionary statements contained or referred to in this section. Neither Cardinal Health nor Syncor undertakes any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events, except as may be required under applicable law.

                              RECENT DEVELOPMENTS

INVESTIGATION OF FOREIGN OPERATIONS; AGREEMENTS WITH THE UNITED STATES DEPARTMENT OF JUSTICE AND THE SECURITIES AND EXCHANGE COMMISSION

     During late October 2002, Cardinal Health informed Syncor that, in the course of Cardinal Health's ongoing post-signing due diligence relating to the previously announced planned merger of the two companies pursuant to the merger agreement, Cardinal Health had learned of potential improprieties relating to certain payments made by international subsidiaries of Syncor to customers in several foreign jurisdictions.

     Upon receipt of this information from Cardinal Health, Syncor established a special committee of outside directors, advised by outside counsel and an independent forensic accounting firm, for the purpose of investigating the propriety of the payments. As further described below, the findings of the special committee reported on November 19, 2002 indicated that some or all of the payments made to state-owned and private healthcare facilities in certain foreign jurisdictions appear to have violated foreign and U.S. law, including the Foreign Corrupt Practices Act of 1977, which we refer to as the FCPA. The investigation has not yet concluded.

     In a press release issued on November 6, 2002, which we refer to as the November 6 press release, Syncor announced that a newly established committee of three outside directors, together with outside counsel, had been investigating the propriety of certain payments made by international subsidiaries to certain customers in various foreign countries, and would also investigate Syncor's other foreign operations. Syncor said that the payments were brought to its attention by Cardinal Health. Syncor also announced that its representatives had met with the DOJ and the staff of the SEC to discuss the matter and that it intended to cooperate fully with the authorities.

     The November 6 press release also stated that Mr. Monty Fu, Chairman of Syncor, and his brother, Mr. Moses Fu, Director, Asia Region -- Syncor Overseas LTD., had gone on paid leave pending completion of an investigation into their involvement in the payments, and that Monty Fu had agreed to suspend his participation as a director of Syncor pending completion of the investigation. In the November 6 press release, Syncor also announced that its board of directors had elected Mr. Bernard Puckett, a director and Chair of the special committee conducting the investigation, as lead director of the Syncor board of directors.

     The November 6 press release further stated that in order to provide additional time to complete the investigation of the foreign operations and make appropriate disclosures to stockholders, Syncor had postponed its special meeting of stockholders to vote on the pending merger from its originally scheduled date of November 19, 2002 until December 6, 2002. The December 6, 2002 special meeting was subsequently adjourned until December 30, 2002.

     Immediately following issuance of the November 6 press release, Cardinal Health issued a press release in which it stated, among other things, that it "will continue to carefully monitor the Syncor situation and assess the results of the Syncor special committee's ongoing investigation as well as the results of Cardinal Health's continuing due diligence review." Cardinal Health further stated that it had not yet concluded whether the conditions to the merger would be satisfied but that it intended to fully comply with its obligations under the merger agreement. Cardinal Health also stated that "there can be no assurance that the transaction involving the acquisition of Syncor by Cardinal Health will be completed."

     Later on November 6, 2002, in response to inquiries from The Nasdaq National Market, Syncor stated in a press release, which we refer to as the subsequent press release, among other things, that, based on the preliminary results of the investigation, it did not believe as of such date that the amounts of the questionable payments were material to the financial results of Syncor. Syncor further stated that it needed to await completion of the investigation to be able to determine the full impact on its financial results.

     Syncor also stated in the subsequent press release that it did not believe as of such date, based on the information it had obtained, that it would fail to satisfy the conditions to the proposed merger. Syncor noted, however, that no definitive determination as to the impact of the results of its investigation on Syncor or the proposed merger could be made until the investigation is completed.

     The subsequent press release also noted that, for Syncor's most recent fiscal year ended December 31, 2001 and for the nine months ended September 30, 2002, continuing international operations in total generated approximately 6% of its overall revenues and 7% of its gross profits, respectively.

     On November 6, 2002, at the direction of the special committee, Syncor management ordered all of the managers of its international operations to cease making payments or providing gifts of any kind to any customer or any employee or agent of any customer.

     On November 19, 2002, Syncor announced that the special committee, working together with outside counsel and an independent forensic accounting firm, believed it has substantially completed its gathering of facts in connection with the investigation of all of Syncor's foreign operations (other than Israel where Syncor has only a licensing arrangement and no operations). The special committee also noted that it is investigating certain limited aspects of Syncor's domestic U.S. operations. The investigation included on-site reviews by representatives of the special committee in every foreign country in which Syncor has operations. The special committee is also investigating the knowledge and/or involvement of certain employees of Syncor and its subsidiaries, including Monty Fu and Moses Fu, in the matters subject to the investigation. The investigation has not yet been completed.

     The following is a summary of the findings of the special committee reported on November 19, 2002 based on the information it had gathered at that time. The investigation is continuing and there can be no assurance that additional issues will not be found or that the findings below will be confirmed.

     - The special committee found that questionable payments have been made over a substantial period of time to customers, including state-owned and private healthcare facilities and certain of their employees, in Taiwan. Based on information gathered at the time the findings of the special committee were reported, some or all of the payments appear to have violated U.S. law, including various provisions of the FCPA. In addition, some or all of the payments appear to have violated local Taiwan law. Over the past five years, these payments to state-owned facilities and certain of their employees appear to have totaled an estimated $500,000.

     - The special committee also found questionable payments and other transactions at Syncor operations in at least six other countries in Asia, Latin America and Europe that also appear to have violated U.S. law, including the payment, record-keeping and controls provisions of the FCPA. In addition, some or all of these payments appear to have violated local laws in the relevant jurisdiction.

     - During the course of its investigation of Syncor's foreign operations, the special committee identified a number of additional instances where activities of Syncor or of its subsidiaries or representatives may have constituted violations of local laws and regulations relating to, among other things, tax, competition and regulatory matters.

     While the special committee and its advisors are continuing the investigation, based on the information available at this time, Syncor does not expect that any of these payments, transactions or other matters will be material to the financial results of Syncor or will result in an adjustment or restatement of Syncor's historical financial statements. The special committee intends to complete the investigation as promptly as practicable. A final determination as to the full impact of the investigation on Syncor and Syncor's financial statements is subject to completion of the investigation, which is continuing.

     Representatives of Syncor have met with the DOJ and the staff of the SEC to discuss the matters that have been the subject of the special committee's investigations, and are cooperating fully with the authorities. Cardinal Health also participated in these discussions. As a result of these discussions, on December 4, 2002, Syncor announced that it had reached separate agreements with the DOJ and the SEC staff to resolve claims that the SEC and the DOJ may have against Syncor in connection with the matters that are the subject of the special committee's investigation relating to the previously disclosed improper payments made by Syncor subsidiaries in certain foreign countries. Pursuant to the terms of the agreement with the SEC staff, Syncor will be charged in an administrative proceeding with violations of the foreign payments, books and records, and internal controls provisions of the FCPA and, without admitting or denying any findings, will be ordered to cease and desist from committing or causing future violations of those provisions. In addition, the SEC will file a civil action alleging the same conduct and Syncor will consent to entry of a judgment that will impose a $500,000 civil penalty. Syncor's board of directors will be required to appoint an independent consultant (acceptable to the SEC) to
(1) evaluate Syncor's internal controls, financial reporting and disclosure processes as they relate to compliance with the foreign payment provisions and related books and records and internal control provisions of the FCPA, (2) report its findings to the board of directors and the SEC, (3) make recommendations to improve Syncor's internal controls, financial reporting and disclosure processes, and (4) report to the board of directors and the SEC about Syncor's implementation of the consultant's recommendations. In the event that the merger is completed before Syncor complies with these obligations, the obligations of Syncor after the merger will apply only to Syncor as a wholly owned subsidiary of Cardinal Health and only as to Syncor's board of directors as it may be constituted after the transaction is completed. This agreement with the SEC staff is subject to approval by the SEC and the civil penalty is subject to court approval. Pursuant to the terms of the plea agreement with the DOJ, Syncor's Taiwan subsidiary, Syncor Taiwan, Inc., will plead guilty to a one count violation of the FCPA and pay a $2.0 million fine. Pursuant to a separate agreement, the DOJ will not take any action against Syncor International Corporation related to these matters. The plea agreement with the DOJ is subject to court approval. Syncor obtained the consent of Cardinal Health prior to entering into these separate agreements with the DOJ and the staff of the SEC.

CERTAIN LITIGATION

     Since the November 6 press release, seven purported class action lawsuits have been filed against Syncor, one of which was served on Syncor December 5, 2002, and certain of its officers and directors, asserting claims under the federal securities laws, which we refer to as the federal securities actions. All seven federal securities actions were filed in the United States District Court for the Central District of California. These cases include Richard Bowe
v. Syncor Int'l Corp., et al., No. CV 02-8560 LGB (RCx) (C.D. Cal.), Alan Kaplan
v. Syncor Int'l Corp., et al., No. CV 02-8575 CBM (MANx) (C.D. Cal.), Franklin Embon, Jr. v. Syncor Int'l Corp., et al., No. CV 02-8687 DDP (AJWx) (C.D. Cal.), Jonathan Alk v. Syncor Int'l Corp., et al., No. CV 02-8841 GHK (RZx) (C.D. Cal.), Joyce Oldham v. Syncor Int'l Corp., et al., No. CV 02-8972 FMC (RCx) (C.D. Cal.) West Virginia Laborers Pension Trust Fund v. Syncor Int'l Corp., et al., No. CV 02-9076 NM (RNBx) (C.D. Cal.) and Brad Lookingbill v. Syncor Int'l Corp., et al., CV02-9248 RSWL (C.D. Cal.).

     The federal securities actions purport to be brought on behalf of all purchasers of Syncor shares during various periods, beginning as early as March 30, 2000, and ending as late as November 5, 2002. The federal securities actions allege, among other things, that the defendants violated Section 10(b) of the Securities Exchange Act of 1934, which we refer to as the Exchange Act, and SEC Rule 10b-5 promulgated thereunder and Section 20(a) of the Exchange Act, by issuing a series of press releases and public filings disclosing significant sales growth in Syncor's international business, but omitting mention of certain allegedly improper payments to Syncor's foreign customers, thereby artificially inflating the price of Syncor shares. The federal securities actions are in their early stages and it is impossible to predict the outcome of these proceedings or their impact on Syncor at this time. However, management believes that Syncor and its directors and officers have meritorious defenses to the claims asserted in the federal securities actions and Syncor intends to contest these actions vigorously.

     On November 14, 2002, two additional actions were filed by individual stockholders of Syncor in the Court of Chancery of the State of Delaware, which we refer to as the Delaware actions, against seven of Syncor's nine directors, whom we refer to as the director defendants. The complaints in the Delaware actions, which were identical, alleged that the director defendants breached their fiduciary duties to Syncor by failing to maintain adequate controls, practices and procedures to ensure that Syncor's employees and representatives did not engage in improper and unlawful conduct. Both complaints asserted a single derivative claim, for and on behalf of Syncor, seeking to recover all of the costs and expenses that Syncor incurred as a result of the allegedly improper payments (including the costs of the federal securities actions described above), and a single purported class action claim seeking to recover damages on behalf of all holders of Syncor shares in the amount of any losses that they may sustain in the event that the pending merger with Cardinal Health does not occur or the consideration received in the merger by Syncor stockholders was reduced. On November 22, 2002, the plaintiff in one of the two Delaware Actions filed an amended complaint adding Cardinal Health, its subsidiary Mudhen Merger Corp. and the remaining two Syncor directors, who are hereafter included as director defendants, as defendants and asserting an additional derivative claim seeking a declaratory judgment that the original merger agreement remains in full force and effect and is enforceable according to its terms, notwithstanding the allegedly improper payments, which the plaintiff claims were not material to Syncor's financial results and do not represent a basis for terminating or renegotiating the merger agreement. The Delaware actions are also in their early stages and it is impossible to predict their outcome or their impact on Syncor or Cardinal Health at this time. However, Syncor understands that the individual director defendants deny liability for the claims asserted in the Delaware actions, believe they have meritorious defenses and intend to vigorously contest such actions. Cardinal Health also believes the allegations made in the complaint are without merit and intends to vigorously contest such actions. These cases include Alan Kaplan v. Monty Fu, et al., Case No. 20026-NC (Del. Ch.) and Richard Harman v. Monty Fu, et al., Case No. 20027-NC (Del. Ch.).

     On November 18, 2002, two additional actions were filed by individual stockholders of Syncor in the Superior Court of California for the County of Los Angeles, which we refer to as the California actions, against the director defendants. The complaints in the California actions allege that the director defendants breached their fiduciary duties to Syncor by failing to maintain adequate controls, practices and procedures to ensure that Syncor's employees and representatives did not engage in improper and unlawful conduct. Both complaints asserted a single derivative claim, for and on behalf of Syncor, seeking to recover costs and expenses that Syncor incurred as a result of the allegedly improper payments. The California actions are also in their earliest stages and it is impossible to predict their outcome or their impact on Syncor at this time. However, Syncor understands that the individual director defendants deny liability for the claims asserted in the California actions, believe they have meritorious defenses and intend to vigorously contest such actions. These cases include Joseph Famularo v. Monty Fu, et al., Case No. BC285478 (Cal. Sup. Ct., Los Angeles Cty.) and Mark Stroup v. Robert G. Funari, et al., Case No. BC285480 (Cal. Sup. Ct., Los Angeles Cty.).

     On November 8, 2002, a complaint was filed by a purported Cardinal Health shareholder against Cardinal Health and its directors in the Court of Common Pleas, Delaware County, Ohio, as a purported derivative action alleging breach of fiduciary duties and corporate waste in connection with the alleged failure by the Cardinal Health board of directors to renegotiate or terminate Cardinal Health's proposed acquisition of Syncor. Among other matters, the complaint requests that Cardinal Health's transaction with Syncor be enjoined and that damages be awarded against defendants in an unspecified amount. Cardinal Health believes the allegations made in the complaint are without merit and intends to vigorously contest such action. This case is Doris Staehr v. Robert D. Walter, et al., No. 02-CVG-11-639 (Ohio Ct. of Common Pleas, Delaware County).

DEVELOPMENTS IN MEDICARE REIMBURSEMENT

     On October 31, 2002, the Centers for Medicare and Medicaid Services, which we refer to as CMS, published the final rule governing reimbursement to be made in calendar year 2003 under the Outpatient Prospective Payment System, which we refer to as OPPS, the system used by Medicare and Medicaid to reimburse hospitals for services rendered to their patients in hospital outpatient settings. The final rule changes the manner in which CMS will reimburse providers for radiopharmaceuticals. Previously, CMS had reimbursed radiopharmaceuticals using a pass-through methodology based on manufacturers' prices for the drugs. CMS has discontinued pass-through reimbursement for radiopharmaceuticals effective in 2003, and will instead reimburse providers based on the Ambulatory Payment Classification, which we refer to as APC, to which a particular radiopharmaceutical is assigned. Reimbursement under the APC system is generally lower than that made according to the pass-through methodology. Syncor's sales of radiopharmaceuticals are made to hospitals and clinics, so we are paid by those providers and not CMS. However, the use of APCs to reimburse for radiopharmaceuticals could have an impact on the prices that customers will be willing to pay for the radiopharmaceuticals they purchase from Syncor, and that impact, in turn, could negatively affect Syncor's revenues and results of operations, although the potential effect cannot be determined at this time.

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

STOCK OPTION GRANTS TO BROAD BASE OF EMPLOYEES

     On October 17, 2002, the compensation committee of the Syncor board granted approximately 420,000 options to acquire Syncor shares to a broad base of employees under Syncor's 2000 Master Stock Incentive Plan. None of the executive officers of Syncor was a recipient of the stock option grants.

AGREEMENT WITH MONTY FU

     On December 3, 2002, Syncor entered into a letter agreement, which we refer to as the Fu letter agreement, with Monty Fu regarding his status with Syncor. Syncor and Mr. Fu have mutually agreed that, immediately prior to the completion of the merger, Mr. Fu will cease to be an officer and employee of Syncor and will resign as a director of Syncor. Mr. Fu has also agreed to surrender to Syncor shares of Syncor common stock having a value of $2.5 million. This amount equals the total fines and monetary penalties agreed to by Syncor in separate agreements with the DOJ and the staff of the SEC. See "Recent
Developments -- Investigation of Foreign Operations; Agreements with the United States Department of Justice and the Securities and Exchange Commission". In addition, Mr. Fu has agreed to waive his right to receive a cash severance payment valued at approximately $2.1 million to which he would have been entitled, under the terms of the Severance Agreement, dated August 24, 2001, and the terms of the Employment Agreement, dated as of January 1, 2000, both between Syncor and Mr. Fu, if Mr. Fu's employment was terminated after completion of the merger. See "Interests of Syncor's Directors and Officers in the Merger" on page 34 of the original proxy statement/prospectus for a description of Mr. Fu's severance arrangements. Syncor has confirmed that, based on the information known at this time, it would comply with its pre-existing contractual obligations pursuant to Article VI, Section 4 of Syncor's By-laws and Section 7 of the Indemnitee Agreement, dated as of June 20, 1996, between Syncor and Mr. Fu, to advance to Mr. Fu his reasonable expenses incurred in connection with the matters subject to the special committee's investigation and related proceedings. In consideration of any such advances, Mr. Fu has agreed to undertake in writing to promptly repay Syncor the full amount of expenses so advanced if it is ultimately determined that Mr. Fu is not entitled to be indemnified by Syncor.

CMI SALE PROCESS

     On June 14, 2002, Syncor announced that it intended to exit the medical imaging industry and divest itself of its Comprehensive Medical Imaging, Inc.
(CMI) business unit. Since that time, Syncor has been actively attempting to sell CMI, both by entertaining bids for the sale of the entire CMI business and by pursuing a regional divestiture strategy. At the present time, Syncor is in active negotiations with a number of bidders who are seeking to acquire various individual regional interests of CMI. In addition, on October 11, 2002, Syncor recorded a special charge to earnings net after-tax of $31.3 million, or $1.14 per fully diluted share, in the third quarter ended September 30, 2002. Syncor took the asset impairment charge based on its review of the offers it received from potential buyers for CMI, and Syncor's assessment of the probable loss to Syncor upon the sale of CMI.

                                   THE MERGER

UPDATE TO BACKGROUND OF THE MERGER

     The following disclosure updates the information in the original proxy statement/prospectus on pages 21 to 24.

     In early November 2002, following a request of the audit committee of the Syncor board of directors, the Syncor board met telephonically and authorized the creation of a new special committee of the board of directors to, among other things, oversee an investigation of Syncor's foreign operations. See "Recent Developments -- Investigation of Foreign Operations; Agreements with the United States Department of Justice and the Securities and Exchange Commission" on page 20.

     At a regularly scheduled board meeting held on November 6, 2002, the Cardinal Health board of directors was apprised of the results of Cardinal Health's due diligence to date and the potential significance of the improper payments made by certain of Syncor's foreign subsidiaries.

     The special committee of Syncor's board of directors met several times during the month of November through November 20, 2002 and afterwards, as described below. At these meetings the special committee discussed with Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the special committee, the ongoing investigation of Syncor's foreign operations, ongoing discussions with the DOJ and the staff of the SEC pertaining to the investigation, and the potential impact of the investigation on Syncor's merger with Cardinal Health.

     The audit committee of Syncor's board of directors also held several meetings during this period. At these meetings, the audit committee discussed with Skadden, Arps continuing developments related to the ongoing investigation of Syncor's foreign operations and discussed the possible effect of these developments on Syncor's financial statements. The audit committee also met with Syncor's independent accountants, KPMG LLP, to discuss KPMG's review of Syncor's Form 10-Q for the quarter ended September 30, 2002, which we refer to as Syncor's Third Quarter 10-Q. In light of the ongoing internal investigation and in order to give KPMG the chance to confirm that the results of the previously announced investigation did not impact Syncor's financial statements, Syncor's audit committee determined that it was advisable for Syncor to file a Notification of Late Filing on Form 12b-25 in order to obtain an automatic five day extension to file its Third Quarter 10-Q. On November 19, 2002, Syncor filed its Third Quarter 10-Q and issued a press release disclosing its third quarter financial results and the status of the special committee's investigation (see "Recent Developments -- Investigation of Foreign Operations; Agreements with the United States Department of Justice and the Securities and Exchange Commission").

     The Syncor board of directors met five times between November 5, 2002 and November 21, 2002. At these meetings, the special committee, with the assistance of Skadden, Arps, updated the board of directors on the investigation of Syncor's foreign operations and the status of discussions with the DOJ and the staff of the SEC. During this time, the board of directors, based on the recommendation of the special committee, determined to postpone the special meeting of stockholders originally scheduled to be held on November 19, 2002 until December 6, 2002. The board of directors also considered the effect of developments since late October 2002 on the transaction with Cardinal Health and, at a meeting held on November 20, 2002, asked Skadden, Arps and Mr. Bernard Puckett, the lead director of Syncor's board and chairman of the special committee, to explore Syncor's options in response to certain discussions initiated by Cardinal Health regarding a possible amendment of the original merger agreement.

     On November 21, 2002, Syncor announced that Cardinal Health had initiated discussions with Syncor regarding the possible modification of the terms of the previously announced merger agreement under which Cardinal Health would acquire Syncor.

     In the discussions that followed, Cardinal Health initially proposed that the original exchange ratio of 0.52 would be maintained but that, among other things, the Syncor stockholders would place 10% of the Cardinal Health common shares to be received in the merger in a separate escrow fund. Cardinal Health proposed that this escrow fund would be used, among other things, to pay for all costs, judgments, settlements, fines, penalties and other expenses incurred by Syncor or Cardinal Health in connection with the matters being investigated by the special committee of the Syncor board of directors, including all costs of the
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

investigation and costs associated with the renegotiation of the merger agreement, which we collectively refer to as the escrow claims. Cardinal Health also requested that Syncor ask Monty Fu to contribute more than his pro-rata share to the escrow and to forego any rights to indemnification in connection with the matters being investigated by the special committee and to waive certain other contractual arrangements.

     At a meeting of the Syncor board of directors held on the afternoon of November 21, 2002, Mr. Puckett and representatives of Skadden, Arps described Cardinal Health's preliminary proposal relating to the escrow arrangement. Following a discussion of the proposed escrow arrangement and for the reasons described below under "Reasons for Amending the Merger Agreement; Recommendation of the Syncor Board of Directors", the Syncor board instructed Mr. Puckett to determine whether Cardinal Health would be receptive to a fixed reduction in the exchange ratio in lieu of the escrow arrangement.

     From November 21, 2002 through December 3, 2002, Mr. Puckett and representatives of Syncor continued to have exploratory discussions with representatives of Cardinal Health regarding the possible reduction of the exchange ratio, as well as the other terms of a proposed amendment to the merger agreement.

     On November 22, 2002, Syncor and Cardinal Health entered into amendment no. 1 to the merger agreement to extend the date after which either party may unilaterally elect to terminate the transaction from December 31, 2002 to January 15, 2003 and issued a related press release. On Sunday, November 24, 2002, Wachtell, Lipton, Rosen & Katz, outside counsel to Cardinal Health, furnished Skadden, Arps with a proposed draft of a second amendment to the merger agreement. Wachtell, Lipton and Skadden, Arps continued negotiations regarding a proposed second amendment to the original merger agreement through December 3, 2002.

     On November 25, 2002, Syncor's board of directors held a special meeting telephonically to ratify amendment no. 1 to the merger agreement and to discuss a proposed further amendment to the merger agreement. Representatives of Skadden, Arps discussed in detail fiduciary and other legal considerations that the Syncor board of directors should consider in their deliberations regarding the proposed amendment to the merger agreement. Representatives of Skadden, Arps also updated the Syncor board regarding the proposed settlement discussions with the DOJ and the staff of the SEC. Syncor's financial advisor, Salomon Smith Barney, informed the Syncor board of directors that it was continuing its financial review. The Syncor board of directors also discussed with Syncor's management and Salomon Smith Barney the potential risks and advantages of Syncor remaining as an independent company in light of recent developments.

     On November 26, 2002, the Syncor board of directors met telephonically and received updates from the special committee of the Syncor board of directors and Skadden, Arps with respect to the proposed settlement discussions with the DOJ and the staff of the SEC and a possible second amendment to the original merger agreement.

     On November 26, 2002, a special telephonic meeting of the Cardinal Health board of directors was held. The proposed terms of the Syncor settlements with the DOJ and the staff of the SEC were discussed and Cardinal Health management and outside counsel apprised the board of developments since November 6, 2002. At this meeting, the Cardinal Health board of directors ratified amendment no. 1 to the merger agreement and approved the terms of a proposed amendment no. 2 to the merger agreement, subject to satisfactory resolution of Syncor's settlement discussions with the DOJ and the staff of the SEC, as well as other matters relating to Monty Fu.

     On December 1, 2002, the special committee of Syncor's board of directors met telephonically. Representatives of Skadden, Arps reviewed with the committee the terms of the proposed agreements with the DOJ and the staff of the SEC as described above under "Recent Developments -- Investigation of Foreign Operations; Agreements with the United States Department of Justice and the Securities and Exchange Commission." The special committee considered the SEC and DOJ proposals and voted unanimously to instruct Skadden, Arps to seek to execute settlements with the DOJ and the staff of the SEC on the terms discussed with the special committee, subject to the receipt of a consent to these agreements from Cardinal Health which was subsequently received.

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

     Commencing the morning of December 3, 2002 and continuing in the late afternoon and evening of December 3, 2002, the Syncor board of directors met telephonically and received an update from the special committee of the Syncor board of directors and legal and financial advisors as to developments since the last Syncor board meeting. Mr. Puckett and representatives of Skadden, Arps reviewed the outcome of negotiations on the issues in the draft amendment to the merger agreement. Salomon Smith Barney reviewed its financial analysis of the revised exchange ratio provided for in the amended merger agreement and rendered to the Syncor board of directors its oral opinion, confirmed by delivery of a written opinion dated December 3, 2002, to the effect that, as of the date of the opinion and based on and subject to the matters described in its opinion, the revised exchange ratio was fair, from a financial point of view, to holders of Syncor common stock. See "Opinion of Syncor's Financial Advisor". After deliberations and for the reasons described below under "Reasons for Amending the Merger Agreement; Recommendation of the Syncor Board of Directors", the Syncor board of directors unanimously determined (with Monty Fu absent and not participating) that the terms of the amended merger agreement, including the merger, are advisable and fair to and in the best interests of Syncor and its stockholders and in furtherance of the long-term business strategies and goals of Syncor. The Syncor board of directors approved the amended merger agreement and resolved to recommend that Syncor stockholders approve the amended merger agreement.

     From late November 2002 until December 3, 2002, representatives of Monty Fu held discussions with representatives of Syncor and the special committee of the Syncor board of directors regarding Mr. Fu's status with the company and his agreement to surrender $2.5 million of Syncor shares and to waive his right to receive cash severance payments of approximately $2.1 million if the proposed merger with Cardinal Health is completed. On the evening of December 3, 2002, Mr. Fu and Syncor signed an agreement with the consent of Cardinal Health. See "Recent Developments -- Agreement with Monty Fu".

     On the evening of December 3, 2002, Cardinal Health and Syncor executed amendment no. 2 to the merger agreement, and on the morning of December 4, 2002, Syncor and Cardinal Health announced the terms of the amended merger agreement and Syncor's agreements with the DOJ and the staff of the SEC. On December 4, 2002 Syncor separately announced the terms of the Fu letter agreement.

REASONS FOR AMENDING THE MERGER AGREEMENT; RECOMMENDATION OF THE SYNCOR BOARD OF DIRECTORS

     The following disclosure is in addition to the information set forth on pages 24 to 27 of the original proxy statement/prospectus.

     In light of events that have come to the attention of the Syncor board of directors since late October 2002, the Syncor board of directors has approved the amended merger agreement which provides for, among other things, a 9.6% reduction in the exchange ratio in the original merger agreement such that each Syncor stockholder will receive 0.47 of a Cardinal Health common share (instead of 0.52 of a Cardinal Health common share) for each Syncor share held by that stockholder. The Syncor board of directors has determined that the amended merger agreement and the transactions contemplated by the amended merger agreement, including the merger, as described in the original proxy statement/prospectus, are advisable and are in the best interests of Syncor and its stockholders and in furtherance of the long-term business strategies and goals of Syncor. In addition to the factors considered by the Syncor board of directors in unanimously approving (with Monty Fu absent and not participating) the original merger agreement, as described in the original proxy statement/prospectus, the Syncor board of directors has considered additional factors in deciding, in light of the events occurring since late October 2002, to enter into the amended merger agreement, and to recommend that Syncor stockholders approve the terms of the amended merger agreement, including, without limitation, the following:

     - the value to Syncor stockholders of the revised terms of the merger with Cardinal Health, including the fairness to stockholders of the revised exchange ratio in the amended merger agreement; and

     - the terms of the amended merger agreement and other details of the proposed amended merger with Cardinal Health.

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

     The deliberations of the Syncor board of directors included consideration of the following positive factors:

     - the understanding of the Syncor board of directors, based on its discussions with the management of Cardinal Health and public statements made by Cardinal Health since November 6, 2002, that Cardinal Health would not commit to proceeding with the merger under the terms set forth in the original merger agreement and the potentially costly, protracted and disruptive dispute (including litigation) that likely would have resulted regarding the parties' obligations to proceed with the transaction under the terms of the original merger agreement in the event that the amended merger agreement was not executed; in that regard, the board noted that there could be no assurance that Syncor would prevail in any such dispute with Cardinal Health;

     - the possibility that consummating the merger in a relatively short period of time will help alleviate the disruption to Syncor's business and distraction to management that has resulted from the events surrounding the special committee's investigation and Cardinal Health's reaction to such events; in that regard, the Syncor board of directors believed that consummating the merger at the earliest practicable time with the highest degree of certainty of closing would be in the best interests of Syncor's stockholders;

     - the revised exchange ratio (based on the closing price per Cardinal Health common share on December 3, 2002) implied a value of $29.26 per Syncor share, representing a premium of 12.0% over the closing price per Syncor share on December 3, 2002, the last trading day before the announcement of the amended merger agreement, and a premium of approximately 20.1% over the average closing price per Syncor share from the announcement on November 6, 2002 of the establishment of the special committee through December 3, 2002;

     - the fact that since the original merger agreement was announced, Cardinal Health's share price has remained relatively stable as compared to the decline in the market prices of Cardinal Health's peers;

     - the financial presentation of Syncor's financial advisor, Salomon Smith Barney, including its opinion dated December 3, 2002, to the Syncor board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the revised exchange ratio provided for in the amended merger agreement, as more fully described under "Opinion of Syncor's Financial Advisor";

     - the more uncertain prospects of Syncor's international operations as a result of the matters uncovered by the special committee's investigation;

     - the possibility of damage to Syncor's business and reputation as a result of the matters subject to the investigation by the special committee of the Syncor board of directors;

     - the potential risks associated with the rule change announced by the Centers for Medicare and Medicaid Services on October 31, 2002, relating to the system used by Medicare and Medicaid to reimburse hospitals for services rendered to their patients in hospital outpatient settings, and the potential resulting impact, which could negatively affect Syncor's revenues and results of operations;

     - the risk that Syncor will not find a buyer for its CMI business (or that any such sale will be on terms that are not favorable to Syncor), and the likelihood that any sale of CMI will result in a loss on disposal to Syncor as reflected by the special charge to earnings net after-tax of $31.3 million recorded in the third quarter ended September 30, 2002;

     - the agreement of Cardinal Health in the amended merger agreement to treat certain matters arising out of the information disclosed prior to the date of the amended merger agreement as a result of the investigation by the special committee of the Syncor board of directors of Syncor's foreign operations as excluded for purposes of determining whether a "Material Adverse Effect" has occurred under the terms of the amended merger agreement;

     - the agreement of Cardinal Health in the amended merger agreement to extend the termination date in the merger agreement to the earlier of March 21, 2003 and 23 business days following the effectiveness of the amendment to Cardinal Health's registration statement relating to this document, thereby addressing Syncor's increasing concern that Cardinal Health might unilaterally terminate the merger agreement following the original termination date of December 31, 2002;

     - the fact that since Syncor announced the original merger agreement no other party has made an offer or proposed to engage in an alternative transaction with Syncor;

     - the uncertain potential impact on Syncor and Syncor's financial statements of any findings of the continuing investigation regarding actions by or on behalf of Syncor or its subsidiaries or representatives;

     - the potential imposition of fines, penalties or other remedies or sanctions on Syncor by the SEC, the DOJ or any other foreign or domestic governmental authorities relating to the matters being investigated by the special committee;

     - the possibility that the agreements between Syncor and the DOJ and the staff of the SEC described above under "Recent
       Developments -- Investigation of Foreign Operations; Agreements with the United States Department of Justice and the Securities and Exchange Commission" may not result in definitive resolution of these matters with the SEC or the DOJ on terms satisfactory to Syncor or Cardinal Health; and

     - the potential costs and uncertainty relating to litigation already commenced (see "Recent Developments -- Certain Litigation") or which may be commenced as a result of the findings of the special committee of the Syncor board of directors.

     The Syncor board of directors also identified and considered the following potentially negative factors in its deliberations:

     - the reduced exchange ratio represents a reduction in the consideration to Syncor stockholders when compared to the original merger agreement; and

     - the continued strong financial results, including net sales and operating income, of Syncor's U.S. Pharmacy Services business as reflected in the reported results for the third quarter ended September 30, 2002.

     In its consideration of the proposed amendment to the exchange ratio, the Syncor board of directors also considered an alternative possible proposal from Cardinal Health to effect a reduction of the consideration to be received by Syncor's stockholders whereby the Syncor stockholders would place 10% of the Cardinal Health common shares they would receive in the merger (calculated using the original exchange ratio of 0.52) in an escrow fund which would be used to pay for the Escrow Claims. Under this proposal, any shares remaining in escrow after a number of years (to be agreed to) and the satisfaction of all Escrow Claims would have been released to the Syncor stockholders following the final resolution of all present and any future litigation or proceedings relating to these matters. The Syncor board of directors determined that this alternative proposal was not the best course of action after careful consideration of numerous factors, including, without limitation, the following:

     - the negotiation of the terms of the escrow arrangement would be unduly complex and could lead to further disputes between the parties since the parties would be required to determine, among other things, (i) a precise definition of the Escrow Claims which would be satisfied by the Cardinal Health common shares held in the escrow fund, (ii) who would control litigation and proceedings relating to the Escrow Claims, (iii) the length of time the Cardinal Health common shares would be held under the escrow arrangement, and (iv) the mechanisms required to run and maintain the escrow fund;

     - the negotiation of the terms of the escrow arrangement, and the preparation, review and mailing of required disclosures to stockholders relating to such arrangement, could delay significantly the consummation of the merger for a prolonged and uncertain period of time, which delay could potentially jeopardize the consummation of the merger and have an adverse effect on Syncor, its employees and its business;

     - the difficulty in reaching agreement with Cardinal Health on how to treat potential future discoveries resulting from the continuing investigation by the special committee of the Syncor board of directors;

     - the difficulties and administrative complexities inherent in applying the escrow arrangement to stock options held by officers, directors and employees of Syncor, as compared to a reduction in the exchange ratio that would apply equally to all holders of Syncor equity securities, including holders of stock options;

     - the lack of any recent precedent for using an escrow arrangement in a stock-for-stock merger between two public companies to deal with the potential impact of a specific contingent liability and the difficulty in determining the likely results from using such a structure;

     - the difficulty in determining the intrinsic value of that portion of the consideration subject to an escrow arrangement whereby 10% of the Cardinal Health common shares issuable in the merger would be held in escrow and not be released to the stockholders for a prolonged and potentially undeterminable period of time, if ever;

     - the likelihood that the market would ascribe a relatively low value to the Cardinal Health common shares placed in escrow; and

     - the fact that the reduced exchange ratio under the amended merger agreement provides for a slightly smaller discount to the original exchange ratio than the 10% of the consideration that would have been placed in escrow under the escrow arrangement.

     Although the foregoing discussion (and the related discussion in the original proxy statement/ prospectus) sets forth all of the material factors considered by the Syncor board of directors in reaching its recommendation, it may not include all of the factors considered by the Syncor board of directors, and each director may have considered different factors. In view of the variety of factors and the amount of information considered, the Syncor board of directors did not find it practicable to, and did not, make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. The determination was made after consideration of all of the factors as a whole.

     IN LIGHT OF EVENTS THAT HAVE COME TO THE ATTENTION OF THE SYNCOR BOARD OF DIRECTORS SINCE LATE OCTOBER 2002, THE SYNCOR BOARD OF DIRECTORS HAS APPROVED THE AMENDED MERGER AGREEMENT WHICH PROVIDES FOR, AMONG OTHER THINGS, A 9.6% REDUCTION IN THE EXCHANGE RATIO SET FORTH IN THE ORIGINAL MERGER AGREEMENT SUCH THAT EACH SYNCOR STOCKHOLDER WILL RECEIVE 0.47 OF A CARDINAL HEALTH COMMON SHARE (INSTEAD OF 0.52 OF A CARDINAL HEALTH COMMON SHARE) FOR EACH SYNCOR SHARE HELD BY SUCH STOCKHOLDER. THE SYNCOR BOARD OF DIRECTORS HAS DETERMINED THAT THE AMENDED MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE AMENDED MERGER AGREEMENT, INCLUDING THE MERGER, AS DESCRIBED IN THE ORIGINAL PROXY STATEMENT/PROSPECTUS, ARE ADVISABLE AND ARE IN THE BEST INTERESTS OF SYNCOR AND ITS STOCKHOLDERS AND IN FURTHERANCE OF THE LONG-TERM BUSINESS STRATEGIES AND GOALS OF SYNCOR. ACCORDINGLY, THE SYNCOR BOARD OF DIRECTORS RECOMMENDS THAT THE SYNCOR STOCKHOLDERS VOTE "FOR" APPROVAL OF THE AMENDED MERGER AGREEMENT.

     In considering the recommendation of the Syncor board of directors with respect to the amended merger agreement, you should be aware that certain directors and officers of Syncor have arrangements that cause them to have interests in the transaction that are different from, or are in addition to, the interests of Syncor stockholders generally. These potentially conflicting interests were disclosed in the original proxy statement/prospectus.

     Considerations of the Cardinal Health Board of Directors. In light of events that have come to the attention of the Cardinal Health board of directors since late October 2002, the Cardinal Health board of directors approved the amended merger agreement which provides, among other things, for a reduction in the exchange ratio from that agreed at the time the original merger agreement was signed. In addition to the factors considered by the Cardinal Health board of directors in unanimously approving the original merger agreement, as described on pages 27 and 28 of the original proxy statement/prospectus, the Cardinal Health board of directors consulted with Cardinal Health's legal advisors as well as with Cardinal Health's management the reduced exchange ratio results in fewer shares being issued; and considered a number of positive factors, including among others:

     - management's expectation that, with a lower exchange ratio, the merger will be accretive to earnings and cash flow of the combined company, as compared to Cardinal Health's stand-alone earnings and cash flow expectations, without giving effect to any potential synergies;

     - the fact that Syncor's core U.S. pharmacy services business continued to show strong year-to-date financial performance, including a 28 percent increase in net sales from continuing operations and a 53 percent increase in operating income during Syncor's third quarter 2002 as compared with the same period of 2001;

     - Mr. Fu agreement to contribute Syncor shares having a value of $2.5 million and forego his severance payment valued at approximately $2.1 million, which he may have been entitled;

     - the avoidance of a potentially costly, protracted and disruptive dispute that likely would have resulted regarding the parties obligation to proceed with the transaction under the terms of the amended merger agreement in the event that the amended merger agreement was not executed (including the risk of litigation and the fact that there could be no assurances that Cardinal Health would prevail in that litigation);

     - the belief that as a result of the investigation, including Cardinal Health's extensive and ongoing due diligence, the issues were addressed with the SEC and DOJ; and

     - the belief that Syncor's core U.S. pharmacy services business continued to represent an attractive fit with Cardinal Health's existing nuclear pharmacy services offering that would provide Cardinal Health with opportunities to enhance its relationship with pharmaceutical manufacturers and biotech companies.

     The Cardinal Health board of directors believed that the positive factors mentioned above outweighed the following negative factors:

     - the time and resources required to complete the merger, with the completion of the merger being subject to certain conditions (see "The Merger Agreement -- Conditions to the Obligations of Each
       Party; -- Conditions to the Obligations of Syncor; -- Conditions to the Obligations of Cardinal Health and Mudhen Merger Corp." on pages 49 to 51 of the original proxy statement/prospectus) and the time and resources necessary to integrate Syncor's operations with Cardinal Health's operations;

     - the time and resources required to resolve the issues resulting from the internal investigations at Syncor and its subsidiaries and the developments related to Syncor's agreements with the DOJ and the staff of the SEC (see "Recent Developments -- Investigation of Foreign Operations; Agreements with the United States Department of Justice and the Securities and Exchange Commission");

     - the potential fines and penalties that may be levied on Syncor and its subsidiaries by the U.S. government and foreign authorities as a result of the findings of the internal investigations (see "Recent
       Developments -- Investigation of Foreign Operations; Agreements with the United States Department of Justice and the Securities and Exchange Commission");

     - the costs associated with defending the litigation against Syncor and Cardinal Health arising out of the subject matter of the internal investigations (see "Recent Developments -- Certain Litigation");

     - negative publicity and potential impact to Cardinal Health's reputation resulting from Syncor's agreements with the DOJ and the staff of the SEC and the related allegations (see "Recent Developments -- Investigation of Foreign Operations; Agreements with the United States Department of Justice and the Securities and Exchange Commission");

     - the fact that all of the conditions to the merger may not be satisfied until the first calendar quarter of 2003;

     - the time and resources required to explore options to shut down or sell Syncor's foreign operations if this course of action is pursued by Cardinal Health;

     - the potential additional delay in selling CMI (see "Recent
       Developments -- CMI Sale Process");

     - potential difficulties inherent in integrating two geographically diverse businesses and the risk that the benefits expected to be obtained in the merger might not be fully realized; and

     - the cost associated with retaining Syncor's management team and possibility that Cardinal Health may be unable to retain these individuals.

     The Cardinal Health board considered that the costs associated with the recent developments and determined that the benefits of the transaction coupled with the adjustment to the exchange ratio outweighed the additional negative factors resulting from those developments.

     The Cardinal Health board of directors also considered Syncor's anticipated divestiture of CMI and found this plan to be consistent with Cardinal Health's strategic direction, although there can be no assurances that any transaction involving CMI will occur. The foregoing discussion of the factors considered by the Cardinal Health board of directors is not intended to be exhaustive. In view of the wide variety of factors considered in connection with its evaluation of the merger, the Cardinal Health board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determinations. In addition, individual Cardinal Health directors may have given differing weights to different factors. The Cardinal Health board of directors considered all these factors as a whole, and overall considered them to be favorable to and to support its determination to approve the amended merger agreement.

INTERESTS OF SYNCOR'S DIRECTORS AND OFFICERS IN THE MERGER

     Certain members of the Syncor board of directors and certain of Syncor's executive officers may be deemed to have interests that are different from, or are in addition to, the interests of Syncor stockholders generally. The following interests are in addition to the interests identified on pages 34 through 37 of the original proxy statement/prospectus. The Syncor board of directors was aware of the interests and considered them, among other matters, in approving the amended merger agreement.

     Cardinal Health is continuing discussions with each of Robert G. Funari and Rodney E. Boone regarding the terms of his employment relationship with the combined companies following the merger. These discussions may result in renegotiation of their employment and/or severance agreements.

     In recognition of the extraordinary work and effort required in connection with his service as lead director of the Syncor board of directors and chairman of the special committee to the board beginning on November 6, 2002, the Syncor board of directors has authorized payments to Mr. Bernard Puckett of $3,000 per day for each day that he spends significant time working in his capacity as lead director or as chairman of the special committee. As of the date of this
document, these payments total approximately $       . These payments are in
addition to the payments that each member of the Syncor board of directors is entitled to receive as a member of the board and of any committee thereof.

OPINION OF SYNCOR'S FINANCIAL ADVISOR

     Syncor retained Salomon Smith Barney to act as its financial advisor in connection with the proposed merger. In connection with this engagement, Syncor requested that Salomon Smith Barney evaluate the fairness, from a financial point of view, to the holders of Syncor common stock of the exchange ratio provided for in the merger. On December 3, 2002, at a meeting of the Syncor board of directors held to evaluate the amended merger agreement, Salomon Smith Barney delivered to the Syncor board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion dated the same date, to the effect that, as of that date and based on and subject to the matters described in its opinion, the revised exchange ratio was fair, from a financial point of view, to the holders of Syncor common stock.

     In arriving at its opinion, Salomon Smith Barney:

     - reviewed the amended to the merger agreement and related documents;

     - held discussions with Syncor's senior officers, directors and other representatives and advisors and with Cardinal Health's senior officers and other representatives and advisors concerning Syncor's and Cardinal Health's businesses, operations and prospects;

     - examined publicly available business and financial information relating to Syncor and Cardinal Health;

     - examined financial forecasts and other information and data for Syncor and publicly available financial forecasts and other information and data for Cardinal Health which were provided to or otherwise discussed with Salomon Smith Barney by Syncor's and Cardinal Health's managements, including information relating to the potential strategic implications and operational benefits anticipated by Syncor's management to result from the merger;

     - reviewed the financial terms of the merger as described in the amended merger agreement in relation to, among other things, current and historical market prices and trading volumes of Syncor common stock and Cardinal Health common shares, the historical and projected earnings and other operating data of Syncor and Cardinal Health, and the capitalization and financial condition of Syncor and Cardinal Health;

     - considered, to the extent publicly available, the financial terms of other transactions effected that it considered relevant in evaluating the merger;

     - analyzed financial, stock market and other publicly available information relating to the businesses of other companies whose operations it considered relevant in evaluating those of Syncor and Cardinal Health;

     - evaluated the potential pro forma financial impact of the merger on Cardinal Health; and

     - conducted other analyses and examinations and considered other financial, economic and market criteria as it deemed appropriate in arriving at its opinion.

     In rendering its opinion, Salomon Smith Barney assumed and relied, without independent verification, on the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with it. With respect to financial forecasts and other information and data relating to Syncor provided to or otherwise discussed with Salomon Smith Barney and used in its analysis, Syncor's management advised Salomon Smith Barney that the forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of Syncor's management as to the future financial performance of Syncor. With respect to the publicly available financial forecasts and other information and data relating to Cardinal Health provided to or otherwise discussed with Salomon Smith Barney and used in its analysis, Cardinal Health's management advised Salomon Smith Barney that the forecasts and other information and data represented reasonable estimates as to the future financial performance of Cardinal Health.

     Salomon Smith Barney assumed, with Syncor's consent, that the merger will be completed in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third-party approvals and consents for the merger, no delay, limitation, restriction or condition will be imposed other than as specified in the amended merger agreement and related documents. Salomon Smith Barney also assumed, with Syncor's consent, that the merger will be treated as a reorganization for federal income tax purposes. Salomon Smith Barney did not express any opinion as to what the value of Cardinal Health common shares actually will be when issued in the merger or the prices at which Cardinal Health common shares will trade or otherwise be transferable at any time. Salomon Smith Barney did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of Syncor or Cardinal Health, and Salomon Smith Barney did not make any physical inspection of the properties or assets of Syncor or Cardinal Health.

     In connection with its engagement, and at Syncor's request, Salomon Smith Barney held preliminary discussions with selected third parties prior to the date on which the original merger agreement was executed regarding the acquisition of Syncor. Salomon Smith Barney's opinion does not address the relative merits of the merger as compared to any alternative business strategies that might exist for Syncor or the effect of any other transaction in which Syncor might engage. Salomon Smith Barney's opinion was necessarily based on information available, and financial, stock market and other conditions and circumstances existing and disclosed to Salomon Smith Barney, as of the date of its opinion. Although Salomon Smith Barney evaluated the revised exchange ratio from a financial point of view, Salomon Smith Barney was not asked to and did not recommend the specific consideration payable in the merger, which was determined through negotiations between Syncor and Cardinal Health. Syncor imposed no other instructions or limitations on Salomon Smith Barney with respect to the investigations made or procedures followed by Salomon Smith Barney in rendering its opinion.

     The full text of Salomon Smith Barney's written opinion dated December 3, 2002, which describes the assumptions made, matters considered and limitations on the review undertaken, is included as Appendix D to this document and is incorporated in this document by reference. Salomon Smith Barney's opinion is directed to the Syncor board of directors and relates only to the fairness of the revised exchange ratio from a financial point of view, does not address any other aspect of the merger or any related transaction and does not constitute a recommendation to any Syncor stockholder with respect to any matters relating to the proposed merger.

     In preparing its opinion, Salomon Smith Barney performed a variety of financial and comparative analyses, including those described below. The summary of these analyses is not a complete description of the analyses underlying Salomon Smith Barney's opinion, but rather describes the material financial analyses underlying the opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, a fairness opinion is not readily susceptible to summary description. Accordingly, Salomon Smith Barney believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

     In its analyses, Salomon Smith Barney considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Syncor and Cardinal Health. No company, business or transaction used in those analyses as a comparison is identical to Syncor, Cardinal Health or the proposed merger, and an evaluation of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies or business segments analyzed.

     The estimates contained in Salomon Smith Barney's analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Salomon Smith Barney's analyses and estimates are inherently subject to substantial uncertainty.

     Salomon Smith Barney's opinion and analyses were only one of many factors considered by the Syncor board of directors in its evaluation of the merger, and should not be viewed as determinative of the views of the Syncor board of directors or Syncor's management with respect to the revised exchange ratio or the proposed merger.

     The following is a summary of the material financial analyses performed by Salomon Smith Barney in connection with the rendering of its opinion dated December 3, 2002. The financial analyses summarized below include information presented in tabular format. In order to fully understand Salomon Smith Barney's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Salomon Smith Barney's financial analyses. Internal estimates of Syncor's management used in the analyses described below exclude Syncor's wholly owned subsidiary, CMI, which Syncor has publicly announced it intends to sell, and assumes that a portion of the after-tax net proceeds of that sale will be used to repay a significant portion of Syncor's total debt outstanding.

     Selected Companies Analysis. Salomon Smith Barney compared financial, operating and stock market data of Syncor to corresponding financial, operating and stock market data of Cardinal Health and the following six publicly traded companies in the broad-based distributors and medical/surgical distributors sectors of the health care industry:

   BROAD-BASED DISTRIBUTORS          MEDICAL/SURGICAL DISTRIBUTORS
-------------------------------  --------------------------------------
- AmeriSourceBergen Corporation  - Fisher Scientific International Inc.
- D&K Healthcare Resources Inc.  - Henry Schein, Inc.
- McKesson Corporation           - Owens & Minor, Inc.

     Salomon Smith Barney also compared financial, operating and stock market data of the three publicly traded companies listed above in the broad-based distributors sector to corresponding financial, operating and stock market data of Cardinal Health. The selected companies that were reviewed distinctly for Syncor are referred to as the Syncor selected companies and the selected companies that were reviewed distinctly for Cardinal Health are referred to as the Cardinal Health selected companies.

     Salomon Smith Barney reviewed firm values, calculated as equity value, plus debt, minority interest and preferred stock, less cash and cash equivalents, as a multiple of, among other things, latest 12 months' and estimated calendar year 2002 earnings before interest, taxes, depreciation and amortization, commonly known as EBITDA. Salomon Smith Barney reviewed equity values as a multiple of latest 12 months' and estimated calendar years 2002 and 2003 net income. Estimated financial data for Syncor were based on internal estimates of Syncor's management and estimated financial data for Cardinal Health were based on publicly available research analysts' estimates and discussions with Cardinal Health's management. Estimated financial data for the selected companies were based on publicly available research analysts' estimates. All multiples were based on per share closing stock prices on December 2, 2002. Salomon Smith Barney applied a range of selected multiples of latest 12 months' and estimated calendar year 2002 EBITDA and latest 12 months' and estimated calendar years 2002 and 2003 net income derived from the Syncor selected companies to corresponding financial data of Syncor, and applied a range of selected multiples of estimated calendar year 2002 EBITDA and latest 12 months' and estimated calendar years 2002 and 2003 net income derived from the Cardinal Health selected companies to corresponding financial data of Cardinal Health, in order to derive implied equity reference ranges for Syncor and Cardinal Health. This analysis indicated the following implied per share equity reference range for Syncor, as compared to the per share equity value of Syncor implied by the revised exchange ratio provided for in the merger based on the per share closing price of Cardinal Health common shares on December 2, 2002:

 IMPLIED PER SHARE EQUITY           PER SHARE EQUITY VALUE FOR
REFERENCE RANGE FOR SYNCOR   SYNCOR IMPLIED BY REVISED EXCHANGE RATIO
--------------------------   ----------------------------------------
     $24.00 - $29.00                          $29.14

     This analysis also indicated an implied per share equity reference range for Cardinal Health of approximately $55.00 to $64.00, as compared to the per share closing price of Cardinal Health common shares on December 2, 2002 of $61.99. The implied per share equity reference ranges for Syncor and Cardinal Health were then used to calculate an implied exchange ratio range of approximately 0.375x to 0.527x, as compared to the revised exchange ratio in the merger of 0.47x.

     Discounted Share Price Analysis. Salomon Smith Barney reviewed Syncor's and Cardinal Health's calendar year estimated 2005 earnings per share, commonly referred to as EPS, and derived implied hypothetical future share prices for Syncor and Cardinal Health by applying to their calendar year estimated

2005 EPS one-year forward EPS multiples ranging from 15.5x to 17.0x in the case of Syncor and 19.0x to 21.0x in the case of Cardinal Health. Estimated financial data for Syncor were based on internal estimates of Syncor's management and estimated financial data for Cardinal Health were based on publicly available research analysts' estimates and discussions with Cardinal Health's management. These hypothetical future share prices were then discounted to present value using discount rates based on Syncor's and Cardinal Health's cost of equity. This analysis indicated the following implied per share equity reference range for Syncor, as compared to the per share equity value of Syncor implied by the revised exchange ratio provided for in the merger based on the per share closing price of Cardinal Health common shares on December 2, 2002:

 IMPLIED PER SHARE EQUITY           PER SHARE EQUITY VALUE FOR
REFERENCE RANGE FOR SYNCOR   SYNCOR IMPLIED BY REVISED EXCHANGE RATIO
--------------------------   ----------------------------------------
     $23.94 - $27.35                          $29.14

     This analysis also indicated an implied per share equity reference range for Cardinal Health of approximately $69.76 to $79.21, as compared to the per share closing price of Cardinal Health common shares on December 2, 2002 of $61.99. The implied per share equity reference ranges for Syncor and Cardinal Health were then used to calculate an implied exchange ratio range of approximately 0.302x to 0.392x, as compared to the revised exchange ratio in the merger of 0.47x.

     Precedent Transactions Analysis. Salomon Smith Barney reviewed the aggregate transaction values and implied transaction multiples in the following eight selected merger and acquisition transactions in the health care industry completed since July 1992:

            ACQUIROR                             TARGET
--------------------------------  -------------------------------------
- AmeriSource Health Corporation  - Bergen Brunswig Corporation
- Cardinal Health, Inc.           - Bindley Western Industries, Inc.
- AmeriSource Health Corporation  - C.D. Smith Healthcare, Inc.
- AmeriSource Health Corporation  - Walker Drug Company
- McKesson Corporation            - FoxMeyer Corporation
- Cardinal Health, Inc.           - Medicine Shoppe International, Inc.
- Cardinal Distribution, Inc.     - Whitmire Distribution Corp.
- Bergen Brunswig Corporation     - Durr-Fillauer Medical, Inc.

     Salomon Smith Barney compared firm values in the selected transactions as a multiple of latest 12 months' EBITDA. Salomon Smith Barney compared equity values in the selected transactions as a multiple of latest 12 months' and one-year forward net income. Estimated financial data for Syncor were based on internal estimates of Syncor's management. All multiples for the selected transactions were based on publicly available information at the time of announcement of the relevant selected transaction as adjusted based on the percentage increase/(decrease) in the Standard & Poors 500 Index from the date of announcement of each transaction through December 2, 2002. Salomon Smith Barney applied a range of selected multiples derived from the financial data described above for the selected transactions to corresponding financial data of Syncor in order to derive an implied equity reference range for Syncor. This analysis indicated the following implied per share equity reference range for Syncor, as compared to the per share equity value of Syncor implied by the revised exchange ratio provided for in the merger based on the per share closing price of Cardinal Health common shares on December 2, 2002:

 IMPLIED PER SHARE EQUITY           PER SHARE EQUITY VALUE FOR
REFERENCE RANGE FOR SYNCOR   SYNCOR IMPLIED BY REVISED EXCHANGE RATIO
--------------------------   ----------------------------------------
     $26.00 - $38.00                          $29.14

     The implied per share equity reference range for Syncor was then used, together with the implied per share equity reference range derived for Cardinal Health from the selected companies analysis described above, to calculate an implied exchange ratio range of approximately 0.406x to 0.691x, as compared to the revised exchange ratio in the merger of 0.47x.

     Discounted Cash Flow Analysis. Salomon Smith Barney calculated the estimated present value of the stand-alone, unlevered, after-tax free cash flows that Syncor could produce for calendar years 2003 to 2005. Salomon Smith Barney also calculated the estimated present value of the stand-alone, unlevered, after-tax free cash flows that Cardinal Health could produce for the third and fourth fiscal quarters of fiscal year 2003 and for fiscal years 2004 to 2006. Estimated financial data for Syncor were based on internal estimates of Syncor's management and estimated financial data for Cardinal Health were based on publicly available research analysts' estimates and discussions with Cardinal Health's management. Salomon Smith Barney calculated a range of estimated terminal values for Syncor and Cardinal Health by applying, in the case of Syncor, a range of terminal EBITDA multiples of 6.75x to 9.75x to Syncor's calendar year 2005 estimated EBITDA and, in the case of Cardinal Health, a range of terminal EBITDA multiples of 11.5x to 12.5x to Cardinal Health's fiscal year 2006 estimated EBITDA. The estimated free cash flows and terminal values for each of Syncor and Cardinal Health then were discounted to present value using discount rates ranging from 9.0% to 10.0% in the case of Syncor and 8.5% to 9.5% in the case of Cardinal Health. This analysis indicated the following implied per share equity reference range for Syncor, as compared to the per share equity value of Syncor implied by the revised exchange ratio provided for in the merger based on the per share closing price of Cardinal Health common shares on December 2, 2002:

 IMPLIED PER SHARE EQUITY           PER SHARE EQUITY VALUE FOR
REFERENCE RANGE FOR SYNCOR   SYNCOR IMPLIED BY REVISED EXCHANGE RATIO
--------------------------   ----------------------------------------
     $27.55 - $37.57                          $29.14

     This analysis also indicated an implied per share equity reference range for Cardinal Health of between $89.00 to $98.39, as compared to the per share closing price of Cardinal Health common shares on December 2, 2002 of $61.99. The implied per share equity reference ranges for Syncor and Cardinal Health were then used to calculate an implied exchange ratio range of approximately 0.280x to 0.422x, as compared to the revised exchange ratio in the merger of 0.47x.

     Other Factors. In the course of preparing its opinion, Salomon Smith Barney also reviewed and considered other information and data, including:

     - trading characteristics and stock price performance of Syncor shares, Cardinal Health common shares and the common stock of selected companies in the health care industry (including during the period since the announcement of the original merger agreement), including a comparison of price to earnings growth and, in the case of Cardinal Health, forward year price to earnings multiples;

     - implied multiples for Syncor both on a stand-alone basis and in the merger based on various operational and financial metrics;

     - the potential pro forma effect of the merger on Cardinal Health's earnings per common share, without taking into account potential cost savings or other synergies from the merger, as estimated for fiscal years 2003 and 2004; and

     - publicly available research analysts' reports for Cardinal Health common shares.

MISCELLANEOUS

     Under the terms of its engagement, Syncor has agreed to pay Salomon Smith Barney for its financial advisory services upon completion of the merger an aggregate fee based on a percentage of the total consideration, including liabilities assumed, payable in the merger, which fee is estimated to be approximately $4.9 million. Syncor also has agreed to reimburse Salomon Smith Barney for reasonable travel and other out-of-pocket expenses incurred by Salomon Smith Barney in performing its services, including the reasonable fees and expenses of its legal counsel, and to indemnify Salomon Smith Barney and related persons against liabilities, including liabilities under the U.S. federal securities laws, arising out of its engagement.

     Salomon Smith Barney and its affiliates in the past have provided, and currently are providing, services to Syncor unrelated to the proposed merger, for which services Salomon Smith Barney and its affiliates have received, and expect to receive, compensation. Salomon Smith Barney and its affiliates also in the past have provided, and may in the future provide, services to Cardinal Health unrelated to the proposed merger, for which services Salomon Smith Barney and its affiliates have received, and may receive, compensation. In the ordinary course of business, Salomon Smith Barney and its affiliates may actively trade or hold the securities of Syncor and Cardinal Health for their own account or for the account of customers, and, accordingly, may at any time hold a long or short position in those securities. In addition, Salomon Smith Barney and its affiliates, including Citigroup Inc. and its affiliates, may maintain relationships with Syncor, Cardinal Health and their affiliates.

     Salomon Smith Barney is an internationally recognized investment banking firm, and was selected by Syncor based on its reputation, experience and familiarity with Syncor and its business. Salomon Smith Barney regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

                        THE MERGER AGREEMENT AMENDMENTS

     The following is a summary of material provisions of the merger agreement amendments, copies of which are included as Appendix A and Appendix B to this document. The merger agreement as signed on June 14, 2002 and conformed to give effect to amendment no. 1 and amendment no. 2 is included as Appendix C to this document. This summary is qualified in its entirety by reference to the merger agreement and the amendments, which are incorporated by reference in this document. Except as described below, the terms of the merger agreement are as described on pages 39 through 54 of the original proxy statement/prospectus.

EXCHANGE RATIO

     At the effective time of the merger, each share of Syncor common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 0.47 of a Cardinal Health common share. Prior to amending the merger agreement, the exchange ratio was equal to
0.52 of a Cardinal Health common share.

     This revised exchange ratio of 0.47 will also be used in determining the number of options to purchase Cardinal Health common shares a holder of a Syncor stock option will have as a result of the merger. Prior to the effective time of the merger, Cardinal Health and Syncor will take all necessary actions to cause each unexpired and unexercised outstanding option granted or issued under Syncor's stock option or equity-incentive plans to be automatically converted at the effective time of the merger into a fully-vested option to purchase that number of Cardinal Health common shares equal to the number of Syncor shares subject to the Syncor option immediately prior to the effective time of the merger multiplied by the revised exchange ratio of 0.47 (and rounded to the nearest share), with an exercise price per share equal to the exercise price per share of the Syncor option divided by the revised exchange ratio of 0.47 (and rounded to the nearest whole cent), and with other terms and conditions that are the same as the terms and conditions of the Syncor option immediately before the effective time of the merger. Adjustments may be made, as necessary, to preserve the tax treatment of incentive stock options. Subject to limited exceptions described in the original proxy statement/prospectus, Syncor options granted by Syncor between June 14, 2002, and the completion of the merger will not vest and will be converted into unvested options to purchase Cardinal Health common shares as described above. These Cardinal Health options will vest pursuant to the terms of the Syncor options as in effect at the time of the merger.

     Based on the exchange ratio of 0.47 and the closing per share sale price of Cardinal Health common shares as of December 5, 2002, the value of the Cardinal Health common shares to be received by all of the Syncor stockholders in connection with the merger is approximately $806 million.

ADDITIONAL CONDITION TO THE OBLIGATIONS OF CARDINAL HEALTH AND MUDHEN MERGER CORP. TO COMPLETE MERGER

     In addition to conditions to the obligations of Cardinal Health and Mudhen Merger Corp. listed on page 51 of the original proxy statement/prospectus, the obligations of Cardinal Health and Mudhen Merger Corp. to consummate the merger and the transactions contemplated by the amended merger agreement are subject to Syncor Taiwan, Inc. entering into a guilty plea pursuant to the agreement, dated December 3, 2002, between counsel for Syncor and the DOJ and the plea agreement, dated December 3, 2002, between Syncor Taiwan and the DOJ. The plea must be without modification to its terms except for any modification that would not be materially adverse to Cardinal or have a material adverse effect (as defined below) on Syncor.

MATERIAL ADVERSE EFFECT

     A "material adverse effect" with respect to any party to the amended merger agreement will be deemed to occur if there will have been a material adverse effect on the business, financial condition or results of operations of that party to the amended merger agreement and that party's subsidiaries, taken as a whole, except to the extent that the adverse effect results from:

     - changes (1) in prevailing interest rates in the United States or financial market conditions in the United States, (2) in general economic conditions in the United States, or (3) in GAAP;

     - any developments, changes or consequences relating to or that could arise from the actual or prospective renewal of (or failure to renew) Syncor's agreement with Dupont Merck Pharmaceutical Company (and Bristol-Myers, as successor), dated December 19, 1993, as amended (prior to June 14, 2002), which we refer to as the BMS contract, any new terms that may be negotiated in any proposed or actual amended or new BMS contract, any negotiations with Bristol-Myers (or the substitute counterparty) directly relating to the BMS contract or any amendment to the BMS contract, or a new BMS contract, in each case, regardless of whether or not Bristol-Myers owns the product covered by the BMS contract;

     - any developments, changes or consequences relating to the process for the possible sale of all or a portion of the business of CMI, including the failure to sell all or any portion of the CMI business, the level of interest of any parties in pursuing a sale or the value or other terms for a sale indicated by those parties, and the pricing or other terms of any sale, or the effect of any accounting charges, adjustments and changes previously disclosed to Cardinal Health. For the purposes of the amended merger agreement, in determining whether there has been a material adverse effect on Syncor, any changes to or developments regarding the CMI business will be measured solely against the actual results of the CMI business for the fiscal year ended December 31, 2001;

     - the Syncor Disclosure Matter, which is defined as:

      - the information set forth in the written reports prepared by Ernst & Young LLP; Skadden, Arps, Slate, Meagher & Flom LLP; and PricewaterhouseCoopers LLP relating to Syncor's and its subsidiaries' operations outside of the continental United States, Alaska and Hawaii as disclosed to each of the DOJ, the SEC and Cardinal Health (or its outside legal counsel),

      - any suit, claim, action, proceeding, hearing, notice of violation, demand letter or investigation, judgment, settlement, fine, penalty or order by or before any governmental authority, whether existing, pending, threatened or hereafter arising (and including the terms and status thereof), arising from the matters identified in the preceding bullet point or the disclosure, fiduciary, contractual or other obligations of the parties and their subsidiaries and their respective directors, officers, employees and representatives relating to the matters identified in the preceding bullet point, and

      - any costs, fees and expenses of Syncor or its subsidiaries relating to the investigation of the matters identified in the two bullet points above; the renegotiation of the merger agreement; the solicitation of proxies after December 3, 2002; and any pre-existing indemnity rights of any directors, officers, employees and representatives of Syncor or of any of its subsidiaries in connection with any of the matters identified in the two preceding bullet points.

TERMINATION

     The amendments have the effect of permitting the merger agreement to be terminated and the merger to be abandoned at any time prior to the effective time of the merger (notwithstanding any approval of the merger agreement by Syncor stockholders):

          1. by mutual written consent of Cardinal Health and Syncor;

          2. by either Cardinal Health or Syncor if there will be any law or regulation that makes completion of the merger illegal or otherwise prohibited, or if any judgment, injunction, order or decree of a court or other competent governmental authority enjoining Cardinal Health or Syncor from completing the merger will have been entered and the judgment, injunction, order or decree will have become final and nonappealable; provided that the party seeking to terminate the merger agreement pursuant to this provision of the merger agreement will have used its reasonable best efforts to remove the order, decree, ruling or injunction;

          3. by either Cardinal or Syncor if the merger shall not have been consummated before the date that is the earlier of (1) the date that is 23 business days (within the meaning of Rule 14d-1(g)(3) of the Securities Exchange Act of 1934) following the date that the SEC declares the final post-effective amendment to the registration statement effective, and (2) March 21, 2003; provided, further, that the right to terminate the merger agreement under this provision is not available to any party whose failure or whose affiliate's failure to perform any material covenant or obligation under the agreement is the primary cause of or resulted in the failure of the merger to occur on or before that date;

          4. by Cardinal Health (a) if there has been a withdrawal, modification or change in the Syncor board of directors' recommendation in a manner adverse to Cardinal Health or (b) if the Syncor board of directors refuses to affirm the Syncor board of directors' recommendation within 20 days of any written request from Cardinal Health;

          5. by Cardinal Health or Syncor if, at the special meeting, the requisite vote of Syncor stockholders to approve the merger agreement is not obtained;

          6. by Cardinal Health if there has been a violation or breach by Syncor of any agreement, covenant, representation or warranty contained in the amended merger agreement that has prevented or would prevent, the satisfaction of the condition that (1) the representations and warranties of Syncor are true and correct in all respects as of the date of the original merger agreement and as of the closing date of the merger, unless the failure would not be reasonably expected to have a material adverse effect on Syncor or (2) Syncor has performed its obligations and agreements and complied with its covenants under the amended merger agreement in all material respects, at the time of the breach or violation and the breach or violation has not been waived by Cardinal Health nor cured by Syncor prior to the earlier of (a) 20 business days after the giving of written notice to Syncor of the breach and (b) March 21, 2003; or

          7. by Syncor if there has been a violation or breach by Cardinal Health of any agreement, covenant, representation or warranty contained in the merger agreement that has prevented or would prevent, the satisfaction of the condition that (1) the representations and warranties of Cardinal Health are true and correct in all respects as of the date of the original merger agreement and as of the closing date of the merger, unless the failure would not be reasonably expected to have a material adverse effect on Cardinal Health or (2) Cardinal Health has performed its obligations and agreements and complied with its covenants under the amended merger agreement in all material respects at the time of the breach or violation, and the breach or violation has not been waived by Syncor nor cured by Cardinal Health prior to the earlier of (a) 20 business days after the giving of written notice to Syncor of the breach and (b) March 21, 2003.

                 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following general discussion summarizes the anticipated material U.S. federal income tax consequences of the merger to Syncor stockholders that exchange their Syncor shares for Cardinal Health common shares in the merger. This discussion addresses only those Syncor stockholders that hold their Syncor common stock as a capital asset, and does not address all of the U.S. federal income tax consequences that may be relevant to particular Syncor stockholders in light of their individual circumstances or to Syncor stockholders that are subject to special rules, such as:

     - financial institutions;

     - mutual funds;

     - tax-exempt organizations;

     - insurance companies;

     - dealers in securities or foreign currencies;

     - traders in securities that elect to apply a mark-to-market method of accounting;

     - foreign holders;

     - persons that hold their Syncor shares as part of a hedge, straddle, constructive sale or conversion transaction; or

     - Syncor stockholders that acquired their shares upon the exercise of Syncor options or otherwise as compensation.

     The following discussion is not binding on the Internal Revenue Service. It is based upon the Internal Revenue Code of 1986, as amended, which we refer to as the Code, laws, regulations, rulings and decisions in effect as of the date of this document, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws and U.S. federal laws other than U.S. federal income tax laws, are not addressed.

     Syncor stockholders are urged to consult their tax advisors as to the specific tax consequences to them of the merger, including the applicability and effect of U.S. federal, state and local and foreign income and other tax laws in their particular circumstances.

     Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to Syncor, has delivered a new opinion, a copy of which has been filed as an exhibit to the registration statement, to the effect that, provided the merger is consummated in the manner described in the merger agreement (1) the merger will constitute a "reorganization" (within the meaning of Section 368(a) of the Code) and (2) no gain or loss will be recognized by Syncor stockholders upon the receipt of Cardinal Health common shares in exchange for Syncor shares pursuant to the merger, except with respect to cash received in lieu of fractional share interests in Cardinal Health common shares and possibly with respect to Syncor shares contributed pursuant to the Fu letter agreement as described below. It is a condition to the completion of the merger that Syncor receive an opinion, dated the closing date of the merger, to the same effect. An opinion of counsel represents counsel's best legal judgment and is not binding on the Internal Revenue Service or any court. No ruling has been, or will be, sought from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger.

     Based on and subject to the above opinion, Syncor stockholders that exchange their Syncor common stock solely for Cardinal Health common shares in the merger will not recognize gain or loss for U.S. federal income tax purposes, except with respect to cash, if any, they receive in lieu of a fractional Cardinal Health common share and possibly with respect to Syncor shares contributed pursuant to the Fu letter agreement as described below. Each holder's aggregate tax basis in Cardinal Health common shares received in the merger will be the same as that holder's aggregate tax basis in Syncor common stock surrendered in the merger, decreased by the amount of any tax basis allocable to any fractional share interest for which cash is received.

The holding period of Cardinal Health common shares received in the merger by a holder of Syncor common stock will include the holding period of Syncor common stock that the holder surrendered in the merger.

     A holder of Syncor common stock that receives cash in lieu of a fractional Cardinal Health common share will recognize gain or loss equal to the difference between the amount of cash received and that holder's tax basis in Cardinal Health common shares that is allocable to the fractional Cardinal Health common share. That gain or loss generally will constitute capital gain or loss and will constitute long-term capital gain or loss if the Syncor stockholder has held the shares for more than 12 months on the date of the merger.

     It is possible that Mr. Fu's contribution to Syncor of Syncor common stock pursuant to the Fu letter agreement could have an adverse effect on Syncor stockholders who receive Cardinal Health common shares in the merger. The Internal Revenue Service might contend that, for federal income tax purposes, Cardinal Health common shares should be treated as having been issued in the merger based on Syncor stockholders' ownership of Syncor common stock prior to the contribution, followed by a transfer by Mr. Fu to the other stockholders of an amount of value equal to the excess of the amount received by the other stockholders over the amount that such stockholders would have received if Mr. Fu had not made the contribution. Under this theory, each Syncor stockholder (other than Mr. Fu) could recognize income equal to the value of such stockholder's pro rata share of approximately 39,700 Cardinal Health common shares, or approximately $0.09 per Syncor share (based on the closing per share sale price of Cardinal Health common shares and Syncor shares as of December 5,
2002). While special counsel believes the better view is that no such income should be recognized, in light of the absence of controlling authority directly on point, no assurance can be given as to whether the Internal Revenue Service would take such a position or, if it did, whether it would prevail.

     The foregoing discussion of material U.S. federal income tax consequences is for general information purposes only and may not apply to all Syncor stockholders. The opinion of Skadden, Arps, Slate, Meagher & Flom LLP is not binding on the Internal Revenue Service. Because of the complexity of the tax laws, and because the tax consequences of the merger for any particular Syncor stockholder may be affected by matters not discussed in this document, each Syncor stockholder is urged to consult his own tax adviser with respect to the Syncor stockholder's own particular circumstances and with respect to the specific tax consequences of the merger to the Syncor stockholder, including the applicability and effect of U.S. state and local and foreign tax laws, estate tax laws and proposed changes in applicable tax laws.

           OTHER ACTION TO BE TAKEN AT THE RECONVENED SPECIAL MEETING

SYNCOR ADJOURNMENT PROPOSAL

     Syncor is submitting a proposal to Syncor stockholders to authorize the named proxies to vote in favor of the adjournment proposal at the reconvened special meeting of stockholders in the event that there are not sufficient votes to approve the merger agreement proposal at the time of the reconvened special meeting. Even though a quorum may be present at the reconvened special meeting, it is possible that Syncor may not have received sufficient votes to approve the merger agreement proposal. In that event, we would need to adjourn the reconvened special meeting in order to solicit additional proxies.

     To allow the proxies that have been received by Syncor at the time of the reconvened special meeting to be voted for the adjournment, if necessary, Syncor has submitted the question of adjournment under those circumstances, and only under those circumstances, to Syncor stockholders for their consideration. Approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the voting power of Syncor shares present in person or represented by proxy at the reconvened special meeting.

     The Syncor board of directors recommends that the Syncor stockholders vote their proxies "FOR" the adjournment proposal so that their proxies may be used for that purpose, should it become necessary. Properly executed proxies will be voted "FOR" the adjournment proposal, unless otherwise noted on the proxies. If it is necessary to adjourn the reconvened special meeting, no notice of the time and place of the adjourned special meeting is required to be given to Syncor stockholders other than an announcement of the time and place at the special meeting, unless the adjournment is for more than 30 days, or, if, after the adjournment, a new record date is set. The adjournment proposal relates only to an adjournment of the special meeting occurring for purposes of soliciting additional proxies for approval of the merger agreement proposal in the event that there are insufficient votes to approve the merger agreement proposal at the reconvened special meeting. Any other adjournment of the special meeting (e.g., an adjournment required because of the absence of a quorum) would be voted upon pursuant to the discretionary authority granted by the proxy.

     The Syncor board of directors retains full authority to postpone the reconvened special meeting prior to the special meeting being convened, without the consent of any Syncor stockholder.

     THE SYNCOR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ADJOURNMENT PROPOSAL.

OTHER MATTERS

     As of the date of this document, the Syncor board of directors does not know of any matters that will be presented for consideration at the reconvened special meeting other than as described in this document. If any other matters do properly come before the special meeting or any adjournments or postponements of the reconvened special meeting and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals named as proxies to vote Syncor shares represented by those proxies as to any of those matters.

                                 LEGAL MATTERS

     The validity of Cardinal Health common shares to be issued in the merger will be passed upon for Cardinal Health by Wachtell, Lipton, Rosen & Katz, special counsel to Cardinal Health.

     Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to Syncor, will render the opinion referred to under "Material U.S. Federal Income Tax Consequences."

                                    EXPERTS

     The consolidated financial statements and the related consolidated financial statement schedule of Cardinal Health and its subsidiaries as of June 30, 2002 and 2001, and for each of the three years in the period ended June 30, 2002, have been incorporated in this document by reference from Cardinal Health's Annual Report on Form 10-K for the fiscal year ended June 30, 2002.

     The consolidated financial statements and schedule as of and for the year ended June 30, 2002, have been audited by Ernst & Young LLP, independent accountants, as stated in their report which is incorporated in this document by reference from the Cardinal Health Annual Report on Form 10-K for the fiscal year ended June 30, 2002.

     The consolidated financial statements and schedule as of June 30, 2001 and for each of the two years in the period ended June 30, 2001, except the financial statements of Bindley Western Industries, Inc. and its subsidiaries ("Bindley") as of and for the year ended December 31, 1999, have been audited by Arthur Andersen LLP, independent accountants, as stated in their reports which are incorporated in this document by reference from the Cardinal Health Annual Report on Form 10-K for the fiscal year ended June 30, 2002.

     The consolidated financial statements of Syncor as of December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001, have been audited by KPMG LLP, independent accountants, as stated in their report which is incorporated by reference in this document from Syncor's Annual Report on Form 10-K/A-1 for the fiscal year ended December 31, 2001.

     Such consolidated financial statements and supporting schedule of Cardinal Health and its subsidiaries and Syncor as described above are incorporated herein by reference in reliance upon the reports of the respective firms and upon the authority of the respective firms as experts in accounting and auditing in respect to the entities and for the periods they have audited. All of the foregoing firms are independent public auditors with respect to the entities and for the periods they have audited.

     The consolidated financial statements of Bindley as of and for the year ended December 31, 1999, not separately presented or incorporated by reference in this document, have been audited by PricewaterhouseCoopers LLP, independent accountants. Such financial statements, to the extent they have been included in the financial statements of Cardinal Health, have been so included in reliance on the report of such independent accountants (such report is included in Cardinal Health's Annual Report on Form 10-K for the fiscal year ended June 30, 2002 and incorporated by reference in this document) given on the authority of said firm as experts in auditing and accounting.

     As previously disclosed in Cardinal Health's 8-K filed on May 9, 2002, Cardinal Health dismissed Arthur Andersen LLP as its independent public accountants and announced that Cardinal Health had appointed Ernst & Young LLP to replace Arthur Andersen LLP as its independent public accountants. On July 3, 2002, Arthur Andersen LLP publicly announced that it had commenced the closure of its Columbus, Ohio office. Solely due to the closure of Arthur Andersen LLP's Columbus office, after reasonable efforts, Cardinal Health has been unable to obtain Arthur Andersen LLP's written consent to name Arthur Andersen LLP as experts or to include Arthur Andersen LLP's reports on Cardinal Health's financial statements which are incorporated by reference into this document. Under these circumstances, this document is permitted to be filed without a written consent from Arthur Andersen LLP in accordance with Rule 437a of the Securities Act of 1933. The absence of this consent may limit recovery against Arthur Andersen LLP under Section 11 of the Securities Act. In addition, as a practical matter, the ability of Arthur Andersen LLP to satisfy any claims (including claims arising from Andersen's provision of auditing and other services to Cardinal Health and Arthur Andersen LLP's other clients) may be limited due to the recent events regarding Arthur Andersen LLP, including without limitation its conviction on federal obstruction of justice charges arising from the federal government's investigation of Enron Corp.

                      WHERE YOU CAN FIND MORE INFORMATION

     Cardinal Health will file with the SEC a registration statement under the Securities Act that registers the distribution to Syncor stockholders of the Cardinal Health common shares to be issued in connection with the merger. The registration statement, including the attached exhibits and schedules, will contain additional relevant information about Cardinal Health and Syncor. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this document.

     In addition, Cardinal Health and Syncor file reports, proxy statements and other information with the SEC under the Exchange Act. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may read and copy this information at the following locations of the SEC:

                             Public Reference Room
                             450 Fifth Street, N.W.
                                   Room 1024
                             Washington, D.C. 20549

     You also may obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like Cardinal Health and Syncor, who file electronically with the SEC. The address of that site is http://www.sec.gov. You also can inspect reports, proxy statements and other information about Cardinal Health at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The SEC allows Cardinal Health and Syncor to "incorporate by reference" information in this document. This means that Cardinal Health and Syncor can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document.

     This document incorporates by reference the documents listed below that Cardinal Health and Syncor previously have filed with the SEC. They contain important information about Cardinal Health and Syncor and their financial condition.

         CARDINAL HEALTH SEC FILINGS
             (FILE NO. 1-11373)                      DESCRIPTION OR PERIOD/AS OF DATE
         ---------------------------           ---------------------------------------------
Annual Report on Form 10-K                     Year ended June 30, 2002

Quarterly Report on Form 10-Q                  Quarter ended September 30, 2002

Current Report on Form 8-K                     October 22, 2002 and November 6, 2002

Proxy Statement                                For the Cardinal Health annual meeting of
                                               shareholders held November 6, 2002

Registration Statement on Form 8-A, dated      Description of Cardinal Health common shares
  August 19, 1994                              contained therein and any amendment or report
                                               filed for the purpose of updating that
                                               description

             SYNCOR SEC FILINGS
            (FILE NO. 000-08640)                     DESCRIPTION OR PERIOD/AS OF DATE
            --------------------               ---------------------------------------------
Annual Report on Form 10-K, as amended by      Year ended December 31, 2001
  Form 10-K/A-1

Quarterly Report on Form 10-Q, as amended by   Quarters ended March 31, 2002 and June 30,
  Form 10-Q/A-1                                2002

Quarterly Report on Form 10-Q                  Quarter ended September 30, 2002

Current Report on Form 8-K                     June 21, 2002, November 6, 2002, November 13,
                                               2002, November 20, 2002, November 21, 2002,
                                               November 25, 2002, December 4, 2002 and
                                               December 6, 2002

Proxy Statement                                For the Syncor annual meeting of stockholders
                                               held June 17, 2002

Registration Statement on Form 8-A, filed      Description of Syncor shares contained
  with the SEC on October 29, 1981             therein and any amendment or report filed for
                                               the purpose of updating that description

Registration Statement on Form 8-A, filed      Description of the rights associated with
  with the SEC on October 20, 1999, as         Syncor shares contained therein and any
  amended by Form 8-A/A, filed with the SEC    amendment or report filed for the purpose of
  on June 19, 2002                             updating that description

     Cardinal Health and Syncor incorporate by reference additional documents that either Cardinal Health or Syncor may file with the SEC between the date of this document and the date of the special meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     You can obtain any of the documents incorporated by reference in this document through Cardinal Health or Syncor, as the case may be, or from the SEC through the SEC's web site at the address described above. Documents incorporated by reference are available from Cardinal Health or Syncor, as the case may be, without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate company at the following addresses:

              CARDINAL HEALTH:                                    SYNCOR:

            Cardinal Health, Inc.                    Syncor International Corporation
             7000 Cardinal Place                            6464 Canoga Avenue
             Dublin, Ohio 43017                    Woodland Hills, California 91367-2407
Attention: Vice President-Investor Relations      Attention: Director-Investor Relations
               (614) 757-5000                                 (818) 737-4000

     IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY DECEMBER 23, 2002 TO RECEIVE THEM BEFORE THE SPECIAL MEETING. If you request any documents incorporated by reference in this document from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request. Syncor stockholders that require assistance in changing or revoking a proxy should contact the solicitation agent Syncor and Cardinal Health have hired in connection with the special meeting:

                        [MACKENZIE PARTNERS, INC. LOGO]
                               105 Madison Avenue
                            New York, New York 10016
                         (212) 929-5500 (Call Collect)
                      E-mail: proxy@mackenziepartners.com
                                       or
                         CALL TOLL-FREE (800) 322-2885

     WE HAVE AUTHORIZED NO ONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION ABOUT THE MERGER OR OUR COMPANIES THAT DIFFERS FROM OR ADDS TO THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN THE DOCUMENTS OUR COMPANIES HAVE PUBLICLY FILED WITH THE SEC. THEREFORE, IF ANYONE SHOULD GIVE YOU ANY DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT.

     IF YOU LIVE IN A JURISDICTION WHERE IT IS UNLAWFUL TO OFFER TO EXCHANGE OR SELL, OR TO ASK FOR OFFERS TO EXCHANGE OR BUY, THE SECURITIES OFFERED BY THIS DOCUMENT, OR TO ASK FOR PROXIES, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE ACTIVITIES, THEN THE OFFER PRESENTED BY THIS DOCUMENT DOES NOT EXTEND TO YOU.

     THE INFORMATION CONTAINED IN THIS DOCUMENT SPEAKS ONLY AS OF THE DATE INDICATED ON THE COVER OF THIS DOCUMENT, UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

     WITH RESPECT TO THE INFORMATION CONTAINED IN THIS DOCUMENT, CARDINAL HEALTH HAS SUPPLIED THE INFORMATION CONCERNING CARDINAL HEALTH AND MUDHEN MERGER CORP., AND SYNCOR HAS SUPPLIED THE INFORMATION CONCERNING SYNCOR.

                                                                      APPENDIX A

                AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

       AMENDMENT NO. 1, dated as of November 22, 2002 (this "Amendment"), to the Agreement and Plan of Merger, dated as of June 14, 2002 (the "Merger Agreement"), by and among Cardinal Health, Inc., an Ohio corporation ("Cardinal"), Mudhen Merger Corp., a Delaware corporation and a wholly owned subsidiary of Cardinal ("Subcorp"), and Syncor International Corporation, a Delaware corporation ("Syncor," and, together with Cardinal and Subcorp, the "Parties"). Capitalized terms not otherwise defined herein have the respective meanings set forth in the Merger Agreement.

                              W I T N E S S E T H:

       WHEREAS, the Parties desire to exercise their right pursuant to Section
7.3 of the Merger Agreement to amend the Merger Agreement to extend the termination date set forth in Sections 7.1(c), (f) and (g) thereof from December 31, 2002 to January 15, 2003 as set forth below.

       NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

1. Amendment to Sections 7.1(c), (f) and (g) of the Merger Agreement. Sections 7.1(c), (f) and (g) of the Merger Agreement are hereby amended to change the references to "December 31, 2002" in such Sections to "January 15, 2003".

2.      Miscellaneous.

       (a) From and after the date hereof, all references in the Merger Agreement to "this Agreement" shall be deemed to mean the Merger Agreement as amended by this Amendment.

       (b) This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws thereof. All actions and proceedings arising out of or relating to this Amendment shall be heard and determined in any state or federal court sitting in the State of Delaware.

       (c) This Amendment may be executed in counterparts, which together shall constitute one and the same Amendment. The Parties to this Amendment may execute more than one copy of this Amendment, each of which shall constitute an original.

       IN WITNESS WHEREOF, Cardinal, Subcorp and Syncor have executed this Amendment No. 1 to the Merger Agreement or caused this Amendment No. 1 to the Merger Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

                                          CARDINAL HEALTH, INC.

                                          By  /s/ BRENDAN A. FORD
                                             -----------------------------------
                                              Name:  Brendan A. Ford
                                              Title: Executive Vice-President --
                                                     Corporate Development

                                          MUDHEN MERGER CORP.

                                          By  /s/ BRENDAN A. FORD
                                             -----------------------------------
                                              Name:  Brendan A. Ford
                                              Title: Executive Vice-President --
                                                     Corporate Development

                                          SYNCOR INTERNATIONAL CORPORATION

                                          By  /s/ ROBERT G. FUNARI
                                             -----------------------------------
                                              Name:  Robert G. Funari
                                              Title: President and Chief
                                                     Executive Officer

                                                                      APPENDIX B

                AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER

       AMENDMENT NO. 2, dated as of December 3, 2002 (this "Amendment No. 2"), to the Agreement and Plan of Merger, dated as of June 14, 2002 (as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of November 22, 2002 ("Merger Agreement Amendment No. 1"), the "Merger Agreement") by and among Cardinal Health, Inc., an Ohio corporation ("Cardinal"), Mudhen Merger Corp., a Delaware corporation and a wholly owned subsidiary of Cardinal ("Subcorp"), and Syncor International Corporation, a Delaware corporation ("Syncor," and, together with Cardinal and Subcorp, the "Parties"). Capitalized terms not otherwise defined herein have the respective meanings set forth in the Merger Agreement.

                              W I T N E S S E T H:

       WHEREAS, the Parties desire to exercise their right pursuant to Section
7.3 of the Merger Agreement to amend the Merger Agreement.

       NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

1. Amendment to Preliminary Statement C. Preliminary Statement C of the Merger Agreement is hereby amended to change the reference to "Section 368(a)(1)(B)" in such Section to "Section 368(a)".

2. Amendment to Sections 2.2(a). Section 2.2(a) of the Merger Agreement is hereby amended to change the reference to "0.52" in such Section to "0.47", it being understood that all references to the term "Exchange Ratio" in the Merger Agreement shall refer to "0.47", as provided by this Amendment No. 2.

3. Amendment to Section 4.24. Section 4.24 of the Merger Agreement is hereby amended and supplemented to include the following sentence at the end:

        As of December 3, 2002, the Board of Directors of Syncor has received the oral opinion, to be confirmed in writing, of Salomon Smith Barney, Syncor's financial advisor, to the effect that, as of December 3, 2002, the Exchange Ratio is fair to the holders of Syncor Common Stock from a financial point of view. Syncor will provide a written copy of such opinion to Cardinal solely for informational purposes promptly after receipt by Syncor of such opinion, and, on December 3, 2002, such opinion has not been withdrawn or revoked or otherwise modified in any material respect.

4. Amendment to Section 4.25. (a) Section 4.25 of the Merger Agreement is hereby amended by replacing the first sentence of such Section set forth in the Merger Agreement with the following:

        The Board of Directors of Syncor, at a meeting duly called and held, has, by unanimous vote of those directors present (who constituted all of the directors then in office other than Monty Fu), (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are advisable and fair to and in the best interests of the Syncor Stockholders, and (b) resolved, as of December 3, 2002, to recommend that the Syncor Stockholders approve this Agreement (the "Syncor Board Recommendation").

        (b) It is expressly agreed that the actions of the Board of Directors of Syncor described in Section 4(a) of this Amendment No. 2 shall not constitute a "Change in Recommendation" for purposes of the Merger Agreement.

5. Amendment to Section 5.3(f). Section 5.3(f) of the Merger Agreement is hereby amended and supplemented to include the following sentence at the end:

        Syncor acknowledges that Cardinal intends to continue its due diligence efforts until the Closing Date and Syncor agrees that it will provide its full cooperation in order to give Cardinal a level of access consistent with that provided during the investigation related to the Syncor Disclosure Matter (defined below) and with the preceding four sentences of Section 5.3(f) so that Cardinal may complete as much of its due diligence as reasonably possible prior to the Syncor Stockholder Meeting, it being agreed that the level of access provided prior to December 3, 2002 during the investigation related to the Syncor Disclosure Matter has been consistent with the preceding four sentences of Section 5.3(f) and that level of access accorded by Syncor during the investigation related to the Syncor Disclosure Matter shall be the level of access to be provided in connection with Cardinal's continued due diligence efforts.

6. Amendment to Section 6.3. Section 6.3 of the Merger Agreement is hereby amended by adding a new subsection (e) to read as follows:

         (e) a guilty plea (the "Plea") shall have been entered into by Syncor Taiwan, Inc. pursuant to the agreement (the "Agreement"), dated December 3, 2002, between counsel for Syncor and the United States Department of Justice (the "DOJ") and the plea agreement, dated December 3, 2002 (together with the Agreement, the "DOJ Agreement"), between Syncor Taiwan, Inc. and the DOJ, and the DOJ Agreement shall have remained in effect without modification to the terms thereof; except any such modification that would not (i) be materially adverse to Cardinal or (ii) have a Material Adverse Effect on Syncor;

7. Amendment to Section 6.3(b). Section 6.3(b) is hereby amended and supplemented to include the following clause at the end:

         ; it being agreed that any failure to so perform or comply with (x)
         Section 5.3(c) of the Merger Agreement prior to December 3, 2002 or (y) after December 3, 2002, to the extent permitted pursuant to Annex I to Amendment No. 2, in each case, as a result of the Syncor Disclosure Matter, shall not be included in determining whether the condition set forth in this Section 6.3(b) has been satisfied.

8. Amendment to Section 7.1(c). Section 7.1(c) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

         by either Cardinal or Syncor if the Merger shall not have been consummated before the date that is the earlier of (x) the date that is 23 business days (within the meaning of Rule 14d-1(g)(3) of the Securities Exchange Act of 1934) following the date that the Commission declares the final post-effective amendment to the Registration Statement effective and (y) March 21, 2003; provided, further, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party to this Agreement whose failure or whose affiliate's failure to perform any material covenant or obligation under this Agreement (a "Material Failure") has been the primary cause of or resulted in the failure of the Merger to occur on or before such date, it being agreed that any failure to perform or comply with (i)
         Section 5.3(c) of the Merger Agreement prior to December 3, 2002, or
         (ii) after December 3, 2002, to the extent permitted by Annex I to Amendment No. 2, in each case, as a result of the Syncor Disclosure Matter, shall not be deemed a Material Failure;

9. Amendment to Sections 7.1(f) and 7.1(g). Sections 7.1(f) and 7.1(g) of the Merger Agreement are hereby amended to change the references to "January 15, 2003" in such Sections to "March 21, 2003".

10. Amendment to Section 8.2(b). Section 8.2(b) of the Merger Agreement is hereby amended to change the reference in such Section to "Monty Fu Chairman" to "Robert G. Funari President and Chief Executive Officer".

11.      Amendment to Sections 8.3.

         (a) The fourth sentence of Section 8.3 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

                  A "Material Adverse Effect" with respect to any party to this Agreement shall be deemed to occur if there shall have been a material adverse effect on the business, financial condition or results of operations of such party to this Agreement and its subsidiaries, taken as a whole, except to the extent that such adverse effect results from (a) changes (i) in prevailing interest rates in the United States or financial market conditions in the United States, (ii) in general economic conditions in the United States or (iii) in GAAP; (b) any developments, changes or consequences relating to or that could arise from the actual or prospective renewal of (or failure to renew) the BMS Contract, any new terms that may be negotiated in any proposed or actual amended or new BMS Contract, any negotiations with BMS (or the substitute counterparty) directly relating to the BMS Contract or any amendment to the BMS Contract or a new BMS Contract, in each case, regardless of whether or not BMS owns the product covered by the BMS Contract; (c) any developments, changes or consequences relating to the process for the possible sale of all or a portion of the business of CMI (the "CMI Business"), including the failure to sell all or any portion of the CMI Business, the level of interest of any parties in pursuing a sale or the value or other terms for a sale indicated by such parties, and the pricing or other terms of any such sale, or the effect of any accounting charges, adjustments and changes ("CMI Changes") set forth in Section 5.3(c) to the Syncor Disclosure Schedule; or (d) the Syncor Disclosure Matter.

         (b) Section 8.3 of the Merger Agreement is hereby amended and supplemented to include the following sentence at the end:

                  The "Syncor Disclosure Matter" shall mean (x) the information set forth in the written reports prepared by Ernst & Young LLP; Skadden, Arps, Slate, Meagher & Flom LLP; and PricewaterhouseCoopers LLP relating to Syncor's and its subsidiaries' operations outside of the continental United States, Alaska and Hawaii as disclosed to each of the DOJ, the Commission and Cardinal (or its outside legal counsel), (y) any Actions, judgments, settlements, fines, penalties or orders by or before any Governmental Authority, whether existing, pending, threatened or hereafter arising (and including the terms and status thereof), arising from the matters identified in clause (x) above or the disclosure, fiduciary, contractual or other obligations of the Parties and their subsidiaries and their respective directors, officers, employees and representatives relating to the matters identified in clause (x) above, including the Actions listed on Annex II to Amendment No. 2, and (z) any costs, fees and expenses of Syncor or its subsidiaries relating to the investigation of the matters identified in clauses (x) and (y) above; the renegotiation of the Merger Agreement; the solicitation of proxies after December 3, 2002; and any pre-existing indemnity rights of any directors, officers, employees and representatives of Syncor or of any of its subsidiaries in connection with any of the matters identified in clauses (x) and (y).

12.      Miscellaneous.

         (a) From and after the date hereof, all references in the Merger Agreement to "this Agreement" shall be deemed to mean the Merger Agreement as amended by Merger Agreement Amendment No. 1 and this Amendment No. 2.

         (b) The section headings in this Amendment No. 2 are intended solely for convenience and shall be given no effect in the construction and interpretation hereof.

         (c) This Amendment No. 2 shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws thereof. All actions and proceedings arising out of or relating to this Amendment No. 2 shall be heard and determined in any state or federal court sitting in the State of Delaware.

         (d) This Amendment No. 2 may be executed in counterparts, which together shall constitute one and the same Amendment No. 2. The Parties to this Amendment No. 2 may execute more than one copy of this Amendment No. 2, each of which shall constitute an original.

       IN WITNESS WHEREOF, Cardinal, Subcorp and Syncor have executed this Amendment No. 2 to the Merger Agreement or caused this Amendment No. 2 to the Merger Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

                                 CARDINAL HEALTH, INC.

                                 By       /s/ BRENDAN A. FORD
                                   ------------------------------------
                                    Name:  Brendan A. Ford
                                    Title: Executive Vice-President -- Corporate
                                           Development

                                 MUDHEN MERGER CORP.

                                 By       /s/ BRENDAN A. FORD
                                   ------------------------------------
                                    Name:  Brendan A. Ford
                                    Title: Executive Vice-President -- Corporate
                                           Development

                                 SYNCOR INTERNATIONAL
                                 CORPORATION

                                 By      /s/ ROBERT G. FUNARI
                                   ------------------------------------
                                    Name:  Robert G. Funari
                                    Title: President and Chief
                                           Executive Officer

                                                                      APPENDIX C

                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                             CARDINAL HEALTH, INC.
                                 ("CARDINAL"),
                              MUDHEN MERGER CORP.
                  A WHOLLY OWNED DIRECT SUBSIDIARY OF CARDINAL
                                  ("SUBCORP"),
                                      AND
                        SYNCOR INTERNATIONAL CORPORATION
                                   ("SYNCOR")
                                 JUNE 14, 2002
                      AS AMENDED THROUGH DECEMBER 3, 2002

Explanatory Note: This document is a conformed version of the original merger agreement dated as of June 14, 2002, as amended by Amendment No. 1 to the Merger Agreement, dated as of November 25, 2002, as further amended by Amendment No. 2 to the Merger Agreement, dated as of December 3, 2002, and is provided for information purposes only. The merger agreement has not been restated and the official versions are the original merger agreement, which was included in the original proxy statement/prospectus as Annex A, Amendment No. 1, which appears as Annex A to this document, and Amendment No. 2, which appears as Annex B to this document.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           -----
PRELIMINARY STATEMENTS...................................................    C-1

ARTICLE I.  THE MERGER...................................................    C-1
  1.1.   The Merger......................................................    C-1
  1.2.   Effective Time..................................................    C-1
  1.3.   Effects of the Merger...........................................    C-2
  1.4.   Certificate of Incorporation and By-laws........................    C-2
  1.5.   Directors and Officers of the Surviving Corporation.............    C-2
  1.6.   Additional Actions..............................................    C-2

ARTICLE II.  CONVERSION OF SECURITIES....................................    C-2
  2.1.   Conversion of Capital Stock.....................................    C-2
  2.2.   Exchange Ratio; Fractional Shares; Adjustments..................    C-3
  2.3.   Exchange of Certificates........................................    C-3
                                                                             C-3
        (a)  Exchange Agent..............................................
                                                                             C-4
        (b)  Exchange Procedures.........................................
                                                                             C-4
        (c)  Distributions with Respect to Unexchanged Shares............
                                                                             C-5
        (d)  No Further Ownership Rights in Syncor Common Stock..........
                                                                             C-5
        (e)  Termination of Exchange Fund................................
                                                                             C-5
        (f)  No Liability................................................
                                                                             C-5
        (g)  Investment of Exchange Fund.................................
                                                                             C-5
        (h)  Withholding Rights..........................................
  2.4.   Treatment of Stock Options......................................    C-5

ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF CARDINAL AND SUBCORP.....    C-6
  3.1.   Organization and Standing.......................................    C-6
  3.2.   Corporate Power and Authority...................................    C-7
  3.3.   Capitalization of Cardinal and Subcorp..........................    C-7
  3.4.   Conflicts; Consents and Approval................................    C-7
  3.5.   Brokerage and Finder's Fees.....................................    C-8
  3.6.   Reorganization..................................................    C-8
  3.7.   Cardinal SEC Documents..........................................    C-8
  3.8.   Registration Statement..........................................    C-9
  3.9.   Compliance with Law.............................................    C-9
 3.10.   Litigation......................................................    C-9
 3.11.   No Material Adverse Change......................................    C-9
 3.12.   Subcorp's Operations............................................    C-9
 3.13.   Undisclosed Liabilities.........................................   C-10

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF SYNCOR....................   C-10
  4.1.   Organization and Standing.......................................   C-10
  4.2.   Subsidiaries....................................................   C-10
  4.3.   Corporate Power and Authority...................................   C-11
  4.4.   Capitalization of Syncor........................................   C-11
  4.5.   Conflicts; Consents and Approvals...............................   C-11

                                                                           PAGE
                                                                           -----
  4.6.   Brokerage and Finder's Fees.....................................   C-12
  4.7.   Reorganization..................................................   C-12
  4.8.   Syncor SEC Documents............................................   C-12
  4.9.   Registration Statement; Proxy Statement.........................   C-12
 4.10.   Compliance with Law.............................................   C-13
 4.11.   Litigation......................................................   C-13
 4.12.   No Material Adverse Change......................................   C-13
 4.13.   Taxes...........................................................   C-13
 4.14.   Intellectual Property...........................................   C-15
 4.15.   Title to and Condition of Properties............................   C-15
 4.16.   Employee Benefit Plans..........................................   C-15
 4.17.   Contracts.......................................................   C-18
 4.18.   Labor Matters...................................................   C-19
 4.19.   Undisclosed Liabilities.........................................   C-19
 4.20.   Operation of Syncor's Business; Relationships...................   C-19
 4.21.   Permits; Compliance.............................................   C-19
 4.22.   Environmental Matters...........................................   C-20
 4.23.   Insurance.......................................................   C-20
 4.24.   Opinion of Financial Advisor....................................   C-20
 4.25.   Board Recommendation; Required Vote.............................   C-21
 4.26.   Section 203 of the DGCL; Rights Agreement.......................   C-21

ARTICLE V.  COVENANTS OF THE PARTIES.....................................   C-21
  5.1.   Mutual Covenants................................................   C-21
                                                                            C-21
        (a)  HSR Act Filings; Reasonable Efforts; Notification...........
                                                                            C-23
        (b)  Tax-Free Treatment..........................................
                                                                            C-23
        (c)  Public Announcements........................................
                                                                            C-23
        (d)  Obligations of Cardinal and of Syncor.......................
                                                                            C-23
        (e)  Conveyance Taxes............................................
  5.2.   Covenants of Cardinal...........................................   C-24
                                                                            C-24
        (a)  Preparation of Registration Statement.......................
                                                                            C-24
        (b)  Conduct of Cardinal's Operations............................
                                                                            C-25
        (c)  Indemnification; Directors' and Officers' Insurance.........
                                                                            C-25
        (d)  Subcorp.....................................................
                                                                            C-25
        (e)  NYSE Listing................................................
                                                                            C-25
        (f)  Employees and Employee Benefits.............................
  5.3.   Covenants of Syncor.............................................   C-26
                                                                            C-26
        (a)  Syncor Stockholders Meeting.................................
                                                                            C-27
        (b)  Information for the Registration Statement and Preparation
             of Proxy Statement..........................................
                                                                            C-27
        (c)  Conduct of Syncor's Operations..............................
                                                                            C-29
        (d)  No Solicitation.............................................
                                                                            C-31
        (e)  Affiliates of Syncor........................................
                                                                            C-31
        (f)  Access......................................................
                                                                            C-31
        (g)  Subsequent Financial Statements.............................

                                                                           PAGE
                                                                           -----
ARTICLE VI.  CONDITIONS..................................................   C-32
  6.1.   Conditions to the Obligations of Each Party.....................   C-32
  6.2.   Conditions to Obligations of Syncor.............................   C-32
  6.3.   Conditions to Obligations of Cardinal and Subcorp...............   C-33

ARTICLE VII.  TERMINATION AND AMENDMENT..................................   C-34
  7.1.   Termination.....................................................   C-34
  7.2.   Effect of Termination...........................................   C-34
  7.3.   Amendment.......................................................   C-35
  7.4.   Extension; Waiver...............................................   C-36

ARTICLE VIII.  MISCELLANEOUS.............................................   C-36
  8.1.   Survival of Representations and Warranties......................   C-36
  8.2.   Notices.........................................................   C-36
  8.3.   Interpretation..................................................   C-37
  8.4.   Counterparts....................................................   C-38
  8.5.   Entire Agreement................................................   C-38
  8.6.   Third-Party Beneficiaries.......................................   C-38
  8.7.   Governing Law...................................................   C-38
  8.8.   Consent to Jurisdiction; Venue..................................   C-38
  8.9.   Specific Performance............................................   C-38
 8.10.   Assignment......................................................   C-39
 8.11.   Expenses........................................................   C-39
 8.12.   Severability....................................................   C-39

EXHIBITS
  Exhibit A -- Form of Syncor Affiliate Letter
  Exhibit B -- Form of Syncor Support Agreement

                             INDEX OF DEFINED TERMS

DEFINED TERM                                                  SECTION
------------                                                  -------
Action......................................................  3.10
Agreement...................................................  Preamble
Antitrust Laws..............................................  5.1(a)(ii)
Applicable Laws.............................................  3.9
BMS.........................................................  4.17
BMS Contract................................................  4.17
Business Combination........................................  7.2
Cardinal....................................................  Preamble
Cardinal Articles...........................................  3.1
Cardinal Code of Regulations................................  3.1
Cardinal Common Shares......................................  3.3(a)
Cardinal Disclosure Schedule................................  3.3(a)
Cardinal Exchange Option....................................  2.4(a)
Cardinal SEC Documents......................................  3.7
Certificate of Merger.......................................  1.2
Certificates................................................  2.2(c)
Closing.....................................................  1.2
Closing Date................................................  1.2
CMI.........................................................  5.2(d)
CMI Business................................................  8.3
Code........................................................  Preliminary Statement C
Commission..................................................  2.4(b)
Competing Transaction.......................................  5.3(d)
Confidentiality Agreement...................................  5.3(d)
Contract....................................................  4.17
Controlled Group Liability..................................  4.16(a)
Costs.......................................................  7.2
DGCL........................................................  1.1
Delaware Secretary of State.................................  1.2
DOJ.........................................................  6.3(e)
DOJ Agreement...............................................  6.3(e)
Effective Time..............................................  1.2
Environmental Laws..........................................  4.22
Environmental Permit........................................  4.22
ERISA.......................................................  4.16(a)
ERISA Affiliate.............................................  4.16(a)
ESOP........................................................  4.16(n)
Exchange Act................................................  2.4(c)
Exchange Agent..............................................  2.3(a)
Exchange Fund...............................................  2.3(a)
Exchange Ratio..............................................  2.2(a)
GAAP........................................................  3.7

DEFINED TERM                                                  SECTION
------------                                                  -------
Governmental Authority......................................  3.4(d)
Hazardous Materials.........................................  4.22
HSR Act.....................................................  3.4(d)
Intellectual Property.......................................  4.14
Limitations.................................................  5.1(a)(iv)
Material Adverse Effect.....................................  8.3
Material Failure............................................  7.1(c)
Merger......................................................  Preliminary Statement A
Multiemployer Plan..........................................  4.16(f)
Multiple Employer Plan......................................  4.16(f)
NYSE........................................................  2.2(c)
Plans.......................................................  4.16(a)
Plea........................................................  6.3(e)
Proxy Statement.............................................  3.8
Qualified Plan..............................................  4.16(c)
Registration Statement......................................  3.8
Regulatory Material Adverse Effect..........................  5.1(a)(iv)
Salomon Smith Barney........................................  4.6
Section 16..................................................  2.4(c)
Securities Act..............................................  2.3(d)
Subcorp.....................................................  Preamble
Subcorp By-laws.............................................  1.4
Subcorp Common Stock........................................  2.1(a)
Subcorp Certificate of Incorporation........................  1.4
subsidiary..................................................  8.3
Superior Proposal...........................................  5.3(d)
Support Agreements..........................................  4.26
Surviving Corporation.......................................  1.1
Syncor......................................................  Preamble
Syncor Affiliate Letter.....................................  5.3(e)
Syncor Board Recommendation.................................  4.25
Syncor By-laws..............................................  4.1
Syncor Certificate..........................................  4.1
Syncor Change in Recommendation.............................  5.3(a)
Syncor Common Stock.........................................  4.4
Syncor Disclosure Matter....................................  8.3
Syncor Disclosure Schedule..................................  4.1
Syncor Employees............................................  5.2(f)
Syncor ESPP.................................................  5.2(f)(v)
Syncor Option...............................................  2.4(a)
Syncor Permits..............................................  4.21(a)
Syncor Rights Agreement.....................................  4.26
Syncor SEC Documents........................................  4.8
Syncor Stockholders.........................................  Preliminary Statement B

DEFINED TERM                                                  SECTION
------------                                                  -------
Syncor Stockholders Meeting.................................  5.3(a)
Tax Returns.................................................  4.13(i)
Taxes.......................................................  4.13(j)

                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (this "Agreement") is made and entered into as of the 14th day of June 2002, by and among Cardinal Health, Inc., an Ohio corporation ("Cardinal"), Mudhen Merger Corp., a Delaware corporation and a wholly owned subsidiary of Cardinal ("Subcorp"), and Syncor International Corporation, a Delaware corporation ("Syncor").

                             PRELIMINARY STATEMENTS

     A. Cardinal desires to combine its businesses with the businesses operated by Syncor through the merger of Subcorp with and into Syncor, with Syncor as the surviving corporation (the "Merger"), pursuant to which each share of Syncor Common Stock (as defined in Section 4.4) outstanding at the Effective Time (as defined in Section 1.2) will be converted into the right to receive Cardinal Common Shares (as defined in Section 3.3(a)), all as more fully provided in this Agreement.

     B. The Board of Directors of Syncor has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Syncor, and Syncor desires to combine its businesses with the businesses operated by Cardinal and for the holders of shares of Syncor Common Stock ("Syncor Stockholders") to have a continuing equity interest in the combined Cardinal/Syncor businesses through the ownership of Cardinal Common Shares.

     C. The parties to this Agreement intend that the Merger constitute a "reorganization" (within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (together with the rules and regulations thereunder, the "Code")) and this Agreement be adopted as a plan of reorganization for the purposes of Section 368 of the Code.

     D. Concurrently with the execution of this Agreement, and as a condition and inducement to Cardinal's willingness to enter into this Agreement, certain Syncor Stockholders are entering into Support Agreements (as defined in Section 4.26) with Cardinal in the form of Exhibit B to this Agreement.

     E. The respective Boards of Directors of Cardinal, Subcorp and Syncor have determined the Merger in the manner contemplated in this Agreement to be advisable and in the best interests of their respective shareholders or stockholders, as the case may be, and, by resolutions duly adopted, have approved and adopted this Agreement.

                                   AGREEMENT

     Now, therefore, in consideration of these premises and the mutual and dependent promises set forth in this Agreement, the parties to this Agreement agree as follows:

                                   ARTICLE I.

                                   THE MERGER

     1.1. The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the provisions of the Delaware General Corporation Law (the "DGCL"), Subcorp shall be merged with and into Syncor at the Effective Time. As a result of the Merger, the separate corporate existence of Subcorp shall cease and Syncor shall continue its existence under the laws of the State of Delaware as a wholly owned subsidiary of Cardinal. Syncor, in its capacity as the corporation surviving the Merger, is sometimes referred to as the "Surviving Corporation."

     1.2. Effective Time. As promptly as possible on the Closing Date (as defined below), the parties to this Agreement shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") a certificate of merger (the "Certificate of Merger") in such form as is required by and executed in accordance with Section 251 of the DGCL. The Merger shall become effective when the Certificate of Merger has been filed with the Delaware Secretary of State or at such later time as shall be agreed upon by Cardinal and Syncor and specified in the Certificate of Merger (the "Effective Time"). Prior to the filing referred to in this Section 1.2, a closing (the "Closing") shall be held at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, or such other place as the parties to this Agreement may agree on, as soon as practicable (but in any event within three business days) following the date upon which all conditions set forth in Article VI that are capable of being satisfied prior to the Closing have been satisfied or waived, or at such other date as Cardinal and Syncor may agree; provided that the Closing shall be delayed if and only for so long as necessary if a banking moratorium, act of terrorism or war (whether or not declared) affecting United States banking or financial markets generally prevents the Closing. The date on which the Closing takes place is referred to as the "Closing Date." For all Tax (as defined in Section 4.13(j)) purposes, the Closing shall be effective at the end of the day on the Closing Date.

     1.3. Effects of the Merger. From and after the Effective Time, the Merger shall have the effects as provided for in this Agreement and the applicable provisions of the DGCL, including those set forth in Section 259 of the DGCL.

     1.4. Certificate of Incorporation and By-laws. The Certificate of Merger shall provide that, at the Effective Time, (a) the Certificate of Incorporation of the Surviving Corporation as in effect immediately prior to the Effective Time shall be amended as of the Effective Time so as to contain the provisions, and only the provisions, contained immediately prior to the Effective Time in the Certificate of Incorporation of Subcorp (the "Subcorp Certificate of Incorporation"), except for Article I of the Subcorp Certificate of Incorporation, which shall continue to read "The name of the corporation is 'SYNCOR INTERNATIONAL CORPORATION'," and (b) the By-laws of Subcorp (the "Subcorp By-laws") in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation, in each case, until amended in accordance with the DGCL.

     1.5. Directors and Officers of the Surviving Corporation. From and after the Effective Time, the officers of Syncor shall be the officers of the Surviving Corporation and the directors of Subcorp shall be the directors of the Surviving Corporation, in each case, until their respective successors are duly elected and qualified. On or prior to the Closing Date, Syncor shall deliver to Cardinal evidence satisfactory to Cardinal of the resignations of the directors of Syncor, such resignations to be effective as of the Effective Time.

     1.6. Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to
(a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Syncor or (b) otherwise carry out the provisions of this Agreement, Syncor and the officers and directors of Syncor shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney, and the Surviving Corporation and the officers and directors of the Surviving Corporation will be authorized in the name of and on behalf of Syncor to execute and deliver all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of Syncor or otherwise to take any and all such action.

                                  ARTICLE II.

                            CONVERSION OF SECURITIES

     2.1. Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Cardinal, Subcorp or Syncor or their respective shareholders and stockholders, as applicable:

          (a) Each share of common stock, $0.01 par value, of Subcorp ("Subcorp Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, $0.01 par value, of the Surviving Corporation. Such newly issued shares shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation.

          (b) Subject to the other provisions of this Article II, each share of Syncor Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive a number of Cardinal Common Shares equal to the Exchange Ratio (as defined in Section 2.2(a)).

          (c) Each share of capital stock of Syncor held in the treasury of Syncor shall be cancelled and retired and no payment shall be made in respect thereof.

     2.2.  Exchange Ratio; Fractional Shares; Adjustments.

     (a) The "Exchange Ratio" shall be equal to "0.47."

     (b) No certificates for fractional Cardinal Common Shares shall be issued as a result of the conversion provided for in Section 2.1(b) and such fractional share interests will not entitle the owner thereof to vote or have any rights of a holder of Cardinal Common Shares.

     (c) In lieu of any such fractional Cardinal Common Shares, each holder of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Syncor Common Stock (the "Certificates") that would otherwise have been entitled to a fraction of a Cardinal Common Share upon surrender of Certificates (determined after taking into account all Certificates delivered by such Syncor Stockholder) shall be paid upon such surrender cash (without interest) in an amount equal to such Syncor Stockholder's proportionate interest in the net proceeds from the sale or sales in the open market by the Exchange Agent, on behalf of all such Syncor Stockholders, of the aggregate fractional Cardinal Common Shares issued pursuant to this Article II. As soon as practicable following the Effective Date, the Exchange Agent shall determine the excess of (i) the number of full Cardinal Common Shares delivered to the Exchange Agent by Cardinal over (ii) the aggregate number of full Cardinal Common Shares to be distributed to Syncor Stockholders (such excess, the "Excess Shares"), and the Exchange Agent, as agent for the former Syncor Stockholders, shall sell the Excess Shares at the prevailing prices on the New York Stock Exchange, Inc. (the "NYSE"). The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. All commissions, stock transfer Taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of Excess Shares shall be paid by the Surviving Corporation. The Exchange Agent shall determine the portion of the proceeds of such sale to which each Syncor Stockholder shall be entitled, if any, by multiplying the amount of the proceeds of such sale by a fraction the numerator of which is the amount of fractional share interests to which such Syncor Stockholder is entitled (after taking into account all shares of Syncor Common Stock held at the Effective Time by such Syncor Stockholders) and the denominator of which is the aggregate amount of fractional share interests to which all Syncor Stockholders are entitled. Until the proceeds of such sale have been distributed to the former Syncor Stockholders, the Exchange Agent will hold such proceeds in trust for such former Syncor Stockholders. As soon as practicable after the determination of the amount of cash to be paid to such Syncor Stockholder in lieu of any fractional interests, the Exchange Agent shall make available in accordance with this Agreement such amounts to such former Syncor Stockholder.

     (d) In the event that, prior to the Effective Time, Cardinal shall declare a stock dividend or other distribution payable in Cardinal Common Shares or securities convertible into Cardinal Common Shares, or effect a stock split, reclassification, reorganization, recapitalization, combination or other like change with respect to Cardinal Common Shares having a record date or effective date prior to the Effective Time, the Exchange Ratio set forth in this Section
2.2 shall be adjusted to reflect fully such dividend, distribution, stock split, reclassification, reorganization, recapitalization, combination or other like change.

     2.3.  Exchange of Certificates.

     (a) Exchange Agent. Promptly following the Effective Time, Cardinal shall deposit with EquiServe Trust Company or such other nationally-recognized exchange agent as may be designated by Cardinal (the "Exchange Agent"), for the benefit of Syncor Stockholders, for exchange in accordance with this Section 2.3, certificates representing Cardinal Common Shares issuable pursuant to
Section 2.1 in exchange for outstand-
ing shares of Syncor Common Stock (such Cardinal Common Shares, together with any dividends or distributions with respect thereto, the "Exchange Fund").

     (b) Exchange Procedures. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate, (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and shall be in such form and have such other customary provisions as Cardinal (in consultation with Syncor) may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for certificates representing Cardinal Common Shares. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a duly executed letter of transmittal, the holder of the Certificate shall be entitled to receive in exchange therefor (i) a certificate or certificates representing that whole number of Cardinal Common Shares that the Syncor Stockholder has the right to receive pursuant to Section 2.1 in such denominations and registered in such names as the Syncor Stockholder may request and (ii) a check representing the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, which the Syncor Stockholder has the right to receive pursuant to the provisions of this Article II, after giving effect to any required withholding Tax. The shares of Syncor Common Stock represented by the Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, payable to Syncor Stockholders. In the event of a transfer of ownership of shares of Syncor Common Stock that is not registered on the transfer records of Syncor, a certificate representing the proper number of Cardinal Common Shares, together with a check for the cash to be paid in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, may be issued to the transferee if the Certificate held by the transferee is presented to the Exchange Agent, accompanied by all documents reasonably required to evidence and effect the transfer and to evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.3, each Certificate shall be deemed, at any time after the Effective Time, to represent only the right to receive upon surrender a certificate representing Cardinal Common Shares and cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, as provided in this Article II. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the Certificate to be lost, stolen or destroyed and, if required by Cardinal, the posting by the person of a bond in such reasonable and customary amount as Cardinal may direct as indemnity against any claim that may be made against it with respect to the Certificate, the Exchange Agent will deliver in exchange for the lost, stolen or destroyed Certificate, a certificate representing the proper number of Cardinal Common Shares, together with a check for the cash to be paid in lieu of fractional shares, if any, with respect to the shares of Syncor Common Stock formerly represented by the Certificate, and unpaid dividends and distributions on Cardinal Common Shares, if any, as provided in this Article II. Receipt by the Exchange Agent of such affidavit in reasonably acceptable form and posting of such a bond, if required, shall be deemed delivery and/or surrender of a Certificate with respect to the relevant shares of Syncor Common Stock for purposes of this Article II.

     (c) Distributions with Respect to Unexchanged Shares. Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared or made after the Effective Time with respect to Cardinal Common Shares having a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate, and no cash payment in lieu of fractional shares shall be paid to any such holder, until the holder shall surrender the Certificate as provided in this Section 2.3. Subject to the effect of Applicable Laws (as defined in Section 3.9), following surrender of the Certificate, there shall be paid to the holder of the certificates representing whole Cardinal Common Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole Cardinal Common Shares and not paid, less the amount of any withholding Taxes that may be required thereon, and (ii) at the appropriate payment date subsequent to surrender, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Cardinal Common Shares, less the amount of any withholding Taxes that may be required thereon.

     (d) No Further Ownership Rights in Syncor Common Stock. All Cardinal Common Shares issued upon surrender of Certificates in accordance with the terms of this Agreement (including any cash paid pursuant to this Article II) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Syncor Common Stock represented thereby, and, as of the Effective Time, the stock transfer books of Syncor shall be closed and there shall be no further registration of transfers on the stock transfer books of Syncor of shares of Syncor Common Stock outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 2.3. Certificates surrendered for exchange by any person identified pursuant to Section 5.3(e) as an "affiliate" of Syncor for purposes of Rule 145(c) under the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the "Securities Act"), shall not be exchanged until Cardinal has received written undertakings from such person in the form attached as Exhibit A to this Agreement.

     (e) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to Syncor Stockholders six months after the date of the mailing required by Section 2.3(b) shall be delivered to Cardinal, upon demand thereby, and holders of Certificates that have not theretofore complied with this Section 2.3 shall thereafter look only to Cardinal for payment of any claim to Cardinal Common Shares, cash in lieu of fractional shares thereof, or dividends or distributions, if any, in respect thereof, or any other consideration pursuant to this Agreement.

     (f) No Liability. None of Cardinal, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares of Syncor Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any cash, any cash in lieu of fractional shares or any dividends or distributions with respect to whole shares of Syncor Common Stock in respect of such Certificate would otherwise escheat to or become the property of any Governmental Authority (as defined in Section 3.4(d))), any such cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by Applicable Laws, become the property of Cardinal, free and clear of all claims or interest of any person previously entitled thereto.

     (g) Investment of Exchange Fund. The Exchange Agent shall invest any cash balances in the Exchange Fund as a result of Section 2.2(c), as directed by Cardinal, on a daily basis; provided that no such investment shall affect Cardinal's obligation to deposit the full amount of cash required from time to time under Section 2.3(a). Any interest and other income resulting from such investments shall be paid to Cardinal upon termination of the Exchange Fund pursuant to Section 2.3(e).

     (h) Withholding Rights. Each of the Surviving Corporation and Cardinal shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Syncor Stockholder such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Cardinal, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Syncor Stockholders in respect of which such deduction and withholding was made by the Surviving Corporation or Cardinal, as the case may be.

     2.4.  Treatment of Stock Options.

     (a) Prior to the Effective Time, Cardinal and Syncor shall take all such actions as may be necessary to cause each unexpired and unexercised outstanding option granted or issued under Syncor stock option or equity-incentive plans in effect on the date of this Agreement (each, a "Syncor Option") to be automatically converted at the Effective Time into a fully-vested option (a "Cardinal Exchange Option") to purchase that number of Cardinal Common Shares equal to the number of shares of Syncor Common Stock subject to the Syncor Option immediately prior to the Effective Time multiplied by the Exchange Ratio (and rounded to the nearest share), with an exercise price per share equal to the exercise price per share that existed under the corresponding Syncor Option divided by the Exchange Ratio (and rounded to the nearest whole cent), and with other terms and conditions that are the same as the terms and conditions of the Syncor Option immediately before the Effective Time; provided that, with respect to any Syncor Option that is an "incentive stock option" (within the meaning of Section 422 of the Code), the foregoing conversion shall be carried out in a manner satisfying the requirements of Section 424(a) of the Code. In connection with the issuance of Cardinal Exchange Options, Cardinal shall (i) reserve for issuance the number of Cardinal Common Shares that will become subject to Cardinal Exchange Options pursuant to this Section 2.4, and (ii) from and after the Effective Time, upon exercise of Cardinal Exchange Options, make available for issuance all Cardinal Common Shares covered by Cardinal Exchange Options, subject to the terms and conditions applicable to Cardinal Exchange Options.

     (b) Cardinal will file with the Securities and Exchange Commission (the "Commission"), within ten days after the Effective Time, such registration statements on Form S-8 or other appropriate forms under the Securities Act to register Cardinal Common Shares necessary to fulfill Cardinal's obligation pursuant to this Section 2.4, including those Cardinal Common Shares issuable upon exercise of Cardinal Exchange Options and to use its reasonable efforts to cause such registration statements to remain effective until the exercise or expiration of all Cardinal Exchange Options.

     (c) Prior to the Effective Time: (i) the Board of Directors of Cardinal, or an appropriate committee of non-employee directors of Cardinal, shall adopt a binding resolution consistent with the interpretive guidance of the Commission so that the acquisition by any officer or director of Syncor who may become a covered person of Cardinal for purposes of Section 16 (together with the rules and regulations thereunder, "Section 16") of the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the "Exchange Act"), of Cardinal Common Shares or Cardinal Exchange Options pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of
Section 16; and (ii) the Board of Directors of Syncor, or an appropriate committee of non-employee directors of Syncor, shall adopt a binding resolution consistent with the interpretive guidance of the Commission so that the disposition by any officer or director of Syncor who is a covered person of Syncor for purposes of Section 16 of shares of Syncor Common Stock or Syncor Options pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

     (d) Cardinal shall be permitted to make additional grants of equal amounts under the Syncor stock option plans following the Effective Time for an amount of Cardinal Common Shares equal to the number of shares under the Syncor stock option plans immediately prior to the Effective Time that are not subject to outstanding awards, multiplied by the Exchange Ratio.

                                  ARTICLE III.

             REPRESENTATIONS AND WARRANTIES OF CARDINAL AND SUBCORP

     In order to induce Syncor to enter into this Agreement, Cardinal and Subcorp hereby represent and warrant to Syncor that, subject to the qualifications, limitations and exceptions set forth in this Agreement, the statements contained in this Article III are true and correct:

     3.1. Organization and Standing. Each of Cardinal and Subcorp is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of Cardinal and Subcorp is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates, requires it to so qualify, except where the failure to be so qualified or in good standing in such jurisdiction would not have a Material Adverse Effect (as defined in Section 8.3) on Cardinal or Subcorp, as the case may be. Cardinal is not in default in the performance, observance or fulfillment of any provision of the Amended and Restated Articles of Incorporation of Cardinal, as amended (the "Cardinal Articles") or the Restated Code of Regulations of Cardinal, as amended (the "Cardinal Code of Regulations"), and Subcorp is not in default in the performance, observance or fulfillment of any provisions of the Subcorp Certificate of Incorporation or the Subcorp By-laws. Subcorp has, prior to the date of this

Agreement, furnished or made available to Syncor complete and correct copies of the Subcorp Certificate of Incorporation and the Subcorp By-laws.

     3.2. Corporate Power and Authority. Each of Cardinal and Subcorp has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by Cardinal and Subcorp have been duly authorized by all necessary corporate action on the part of each of Cardinal and Subcorp. This Agreement has been duly executed and delivered by each of Cardinal and Subcorp, and, assuming this Agreement constitutes a valid and binding obligation of Syncor, constitutes the legal, valid and binding obligation of Cardinal and Subcorp enforceable against each of them in accordance with its terms.

     3.3.  Capitalization of Cardinal and Subcorp.

     (a) As of June 12, 2002, Cardinal's authorized capital stock consisted solely of (i) 750,000,000 common shares, without par value ("Cardinal Common Shares"), of which (A) 450,657,143 shares were issued and outstanding, (B) 10,218,008 shares were issued and held in treasury (which does not include Cardinal Common Shares reserved for issuance or issued and held in treasury as set forth in subclause (a)(i)(C) below), (C) 81,547,145 shares were reserved for issuance pursuant to equity based plans for employees and directors for Cardinal and its subsidiaries or upon the exercise or conversion of options, warrants or convertible securities granted or issuable by Cardinal and (D) shares will be issued pursuant to equity based plans or upon the exercise or conversion of options granted or issuable by Cardinal in connection with the anticipated closing of the acquisition of Boron, LePore & Associates, Inc. in an amount determined in accordance with the formula set forth in Section 3.3 to the disclosure schedule delivered by Cardinal to Syncor and dated the date of this Agreement (the "Cardinal Disclosure Schedule"), (ii) 5,000,000 Class B common shares, without par value, none of which was issued and outstanding or reserved for issuance, and (iii) 500,000 non-voting preferred shares, without par value, none of which was issued and outstanding or reserved for issuance or issued and held in treasury. Each outstanding share of capital stock of Cardinal is, and all Cardinal Common Shares to be issued in connection with the Merger or upon exercise of any Cardinal Exchange Option will be, duly authorized and validly issued, fully paid and nonassessable, and each outstanding share of capital stock of Cardinal has not been, and all Cardinal Common Shares to be issued in connection with the Merger or upon exercise of any Cardinal Exchange Option will not be, issued in violation of any preemptive or similar rights. As of the date of this Agreement, other than as set forth in the first sentence of this Section 3.3(a) or in Section 3.3 to the Cardinal Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale, repurchase, transfer or registration by Cardinal of any equity securities of Cardinal, nor are there outstanding any securities that are convertible into or exchangeable for any shares of capital stock of Cardinal and Cardinal has no obligation of any kind to issue any additional securities. The Cardinal Common Shares (including Cardinal Common Shares to be issued in the Merger or, subject to Section 2.4, upon exercise of any Cardinal Exchange Option) are registered under the Exchange Act. Except as set forth in Section
3.3 to the Cardinal Disclosure Schedule, as of the date of this Agreement, Cardinal has not agreed to register any securities under the Securities Act or under any state securities law or granted registration rights to any individual or entity (which rights are currently exercisable).

     (b) The authorized capital stock of Subcorp consists solely of 1,000 shares of Subcorp Common Stock, of which, as of the date of this Agreement, 100 were issued and outstanding and none were reserved for issuance or issued and held in treasury. All of the outstanding shares of Subcorp Common Stock are owned by Cardinal free and clear of any liens, claims or encumbrances.

     3.4. Conflicts; Consents and Approval. Neither the execution and delivery of this Agreement by Cardinal or Subcorp nor the consummation of the transactions contemplated by this Agreement will:

          (a) conflict with, or result in a breach of any provision of the Cardinal Articles or the Cardinal Code of Regulations or the Subcorp Certificate of Incorporation or the Subcorp By-laws;

          (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Cardinal or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Cardinal or any of its subsidiaries is a party;

          (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Cardinal or any of its subsidiaries or their respective properties or assets; or

          (d) require any action or consent or approval of, or review by, or registration or filing by Cardinal or any of its affiliates with, any third party or any local, domestic, foreign or multinational court, arbitral tribunal, administrative agency or commission or other governmental or regulatory body, agency, instrumentality or authority, in each case, of competent jurisdiction (a "Governmental Authority"), other than (i) authorization for inclusion of Cardinal Common Shares to be issued in the Merger and the transactions contemplated by this Agreement on the NYSE, subject to official notice of issuance, (ii) actions required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (together with the rules and regulations thereunder, the "HSR Act"), (iii) registrations or other actions required under United States federal and state securities laws as are contemplated by this Agreement, (iv) filing of the Certificate of Merger and (v) consents or approvals of any Governmental Authority set forth in Section 3.4 to the Cardinal Disclosure Schedule;

except in the case of clauses (b), (c) and (d) above for any of the foregoing that would not, individually or in the aggregate, have a Material Adverse Effect on Cardinal or a material adverse effect on the ability of the parties to this Agreement to consummate the transactions contemplated by this Agreement.

     3.5. Brokerage and Finder's Fees. Except as set forth in Section 3.5 to the Cardinal Disclosure Schedule, none of Cardinal, any of its affiliates or any shareholder, director, officer or employee of Cardinal has incurred or will incur on behalf of Cardinal any brokerage, finder's, financial advisory or similar fee in connection with the transactions contemplated by this Agreement.

     3.6. Reorganization. To the best knowledge of Cardinal (including the executive officers and directors of Cardinal), after due investigation, neither Cardinal nor any of its affiliates has taken or agreed to take any action that (without giving effect to any actions taken or agreed to be taken by Syncor or any of its affiliates) would prevent the Merger from constituting a "reorganization" (within the meaning of Section 368(a) of the Code).

     3.7. Cardinal SEC Documents. Cardinal has timely filed with the Commission all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 1999 under the Exchange Act or the Securities Act (such documents, as supplemented and amended since the time of filing, collectively, the "Cardinal SEC Documents"). The Cardinal SEC Documents, including any financial statements or schedules included in the Cardinal SEC Documents, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Cardinal SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing), (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of Cardinal included in the Cardinal SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Cardinal SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with

United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and fairly present in all material respects (subject, in the case of unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of Cardinal and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

     3.8. Registration Statement. None of the information provided in writing by Cardinal for inclusion in the registration statement on Form S-4 (as amended, supplemented or modified, the "Registration Statement") to be filed with the Commission by Cardinal under the Securities Act, including the prospectus relating to Cardinal Common Shares to be issued in the Merger and the proxy statement and form of proxies relating to the vote of Syncor Stockholders with respect to this Agreement (as amended, supplemented or modified, the "Proxy Statement"), at the time the Registration Statement becomes effective, or, in the case of the Proxy Statement, at the date of mailing and at the date of the Syncor Stockholders Meeting (as defined in Section 5.3(a)) to consider the Merger and the transactions contemplated by this Agreement, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and Proxy Statement, except for such portions of the Registration Statement and Proxy Statement that relate only to Syncor, each will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

     3.9. Compliance with Law. Except as set forth in Section 3.9 to the Cardinal Disclosure Schedule, Cardinal is in compliance with, and at all times since January 1, 1999 has been in compliance with, all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered by any Governmental Authority (collectively, "Applicable Laws") relating to Cardinal or its business or properties, except where the failure to be in compliance with such Applicable Laws, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Cardinal. Except as set forth in Section 3.9 to the Cardinal Disclosure Schedule, no investigation or review by any Governmental Authority with respect to Cardinal or its subsidiaries is pending, or, to the knowledge of Cardinal, threatened, nor has any Governmental Authority indicated in writing an intention to conduct the same, other than those the outcome of which would not reasonably be expected to have a Material Adverse Effect on Cardinal.

     3.10. Litigation. Except as set forth in Section 3.10 to the Cardinal Disclosure Schedule or in the Cardinal SEC Documents, there is no suit, claim, action, proceeding, hearing, notice of violation, demand letter or investigation (each, an "Action") pending, or, to the knowledge of Cardinal, threatened, against Cardinal or any executive officer or director of Cardinal that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Cardinal or a material adverse effect on the ability of Cardinal to consummate the transactions contemplated by this Agreement. Cardinal is not subject to any outstanding order, writ, injunction or decree specifically applicable to, or having a disproportionate effect on, Cardinal and its subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Cardinal or a material adverse effect on the ability of Cardinal to consummate the transactions contemplated by this Agreement. Except as set forth in Section 3.10 to the Cardinal Disclosure Schedule, since January 1, 1999, Cardinal has not been subject to any outstanding material order, writ, injunction or decree relating to Cardinal's method of doing business or its relationship with past, existing or future users or purchasers of any goods or services of Cardinal.

     3.11. No Material Adverse Change. Except as set forth in Section 3.11 to the Cardinal Disclosure Schedule, from March 31, 2002 through the date of this Agreement, (i) the businesses of Cardinal and its subsidiaries have been conducted in all material respects in the ordinary course of business and (ii) there has been no Material Adverse Effect on Cardinal or a material adverse effect on the ability of Cardinal to consummate the transactions contemplated by this Agreement.

     3.12. Subcorp's Operations. Subcorp is a direct wholly owned subsidiary of Cardinal that was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and has not (i) engaged in any business activities, (ii) conducted any operations other than in connection with the transactions contemplated by this Agreement, or (iii) incurred any liabilities other than in connection with the transactions contemplated by this Agreement. Cardinal, as Subcorp's sole stockholder, has approved Subcorp's execution of this Agreement.

     3.13. Undisclosed Liabilities. Except (a) as and to the extent disclosed or reserved against on the balance sheet of Cardinal as of March 31, 2002 included in the Cardinal SEC Documents, (b) as incurred after the date thereof in the ordinary course of business consistent with prior practice and, if incurred after the date of this Agreement, not prohibited by this Agreement, or
(c) as set forth in Section 3.13 to the Cardinal Disclosure Schedule, Cardinal and its subsidiaries do not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that, individually or in the aggregate, have or would reasonably be expected to have a Material Adverse Effect on Cardinal.

                                  ARTICLE IV.

                    REPRESENTATIONS AND WARRANTIES OF SYNCOR

     In order to induce Subcorp and Cardinal to enter into this Agreement, Syncor hereby represents and warrants to Cardinal and Subcorp that, subject to the qualifications, limitations and exceptions set forth in this Agreement, the statements contained in this Article IV are true and correct:

     4.1. Organization and Standing. Syncor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of Syncor and each of its subsidiaries is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates requires it to so qualify, except where the failure to be so qualified or in good standing in such jurisdiction would not have a Material Adverse Effect on Syncor. Syncor is not in default in the performance, observance or fulfillment of any provision of the Syncor Amended and Restated Certificate of Incorporation (the "Syncor Certificate"), or the By-laws of Syncor, as in effect on the date of this Agreement (the "Syncor By-laws"). Syncor has heretofore furnished to Cardinal complete and correct copies of the Syncor Certificate and the Syncor By-laws. Listed in Section 4.1 to the disclosure schedule delivered by Syncor to Cardinal and dated the date of this Agreement (the "Syncor Disclosure Schedule") is each jurisdiction in which Syncor or its subsidiaries is qualified to do business and, whether Syncor (or its subsidiaries) is in good standing as of the date of this Agreement.

     4.2. Subsidiaries. Syncor does not own, directly or indirectly, any material equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise, except for the subsidiaries set forth in Section 4.2 to the Syncor Disclosure Schedule. Except as set forth in
Section 4.2 to the Syncor Disclosure Schedule, Syncor is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such entity or any other person except as would, individually or in the aggregate, not be material funds or investments. Except as set forth in Section 4.2 to the Syncor Disclosure Schedule, Syncor owns, directly or indirectly, each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such subsidiary) of each of its subsidiaries. Each of the outstanding shares of capital stock of each of Syncor's subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by Syncor free and clear of all liens, pledges, security interests, claims or other encumbrances. The following information for each of Syncor's subsidiaries is set forth in Section
4.2 to the Syncor Disclosure Schedule, as applicable: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or share capital; and (iii) the number of issued and outstanding shares of capital stock or share capital and the record owner(s) thereof. Other than as set forth in Section 4.2 to the Syncor Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of any of Syncor's subsidiaries, nor are there outstanding any securities that are convertible into or exchangeable for any shares of capital stock of any of Syncor's subsidiaries, and neither Syncor nor any of its subsidiaries has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities of any of Syncor's subsidiaries or any predecessors thereof.

     4.3. Corporate Power and Authority. Syncor has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations under this Agreement, and, subject to approval of this Agreement by Syncor Stockholders, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Syncor have been duly authorized by all necessary corporate action on the part of Syncor, subject to approval of this Agreement by Syncor Stockholders. This Agreement has been duly executed and delivered by Syncor, and, assuming this Agreement constitutes a valid and binding obligation of Cardinal and Subcorp, constitutes the legal, valid and binding obligation of Syncor enforceable against it in accordance with its terms.

     4.4. Capitalization of Syncor. As of June 12, 2002, the authorized capital stock of Syncor consisted solely of 200,000,000 shares of common stock, par value $.05 per share ("Syncor Common Stock"), of which (i) 24,798,473 shares were issued and outstanding, (ii) 3,749,968 shares were issued and held in treasury (which number does not include the shares reserved for issuance or issued and held in treasury set forth in clause (iii) below), (iii) 7,817,586 shares were reserved for issuance upon the exercise of outstanding Syncor Options and (iv) 28,548,441 shares were reserved for issuance pursuant to the rights issued under the Syncor Rights Agreement (as defined in Section 4.26). Each outstanding share of capital stock of Syncor is duly authorized and validly issued, fully paid and nonassessable, and has not been issued in violation of any preemptive or similar rights. Other than as set forth in the first sentence of this Section 4.4, in Section 4.4 to the Syncor Disclosure Schedule or as granted after June 14, 2002 as permitted by this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale, repurchase or transfer of any securities of Syncor, nor are there outstanding any securities that are convertible into or exchangeable for any shares of capital stock of Syncor, and neither Syncor nor any of its subsidiaries has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities of Syncor or any predecessors of Syncor. The issuance and sale of all of the shares of capital stock of Syncor described in this Section 4.4 have been in compliance with United States federal and state securities laws. Section 4.4 to the Syncor Disclosure Schedule sets forth the names of, and the number of shares of each class (including the number of shares of Syncor Common Stock issuable upon exercise of Syncor Options and the exercise price and vesting schedule with respect thereto) and the number of options held by, all holders of options to purchase capital stock of Syncor. Syncor has not agreed to register any securities under the Securities Act or under any state securities law or granted registration rights to any individual or entity; to the extent any such agreements exist, complete and correct copies of any such agreements have previously been provided to Cardinal.

     4.5.  Conflicts; Consents and Approvals.  Except as set forth in Section
4.5 to the Syncor Disclosure Schedule, neither the execution and delivery of this Agreement by Syncor, nor the consummation of the transactions contemplated by this Agreement will:

          (a) conflict with, or result in a breach of any provision of, the Syncor Certificate or the Syncor By-laws;

          (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or assets of Syncor or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Syncor or any of its subsidiaries is a party other than any that is, individually or in the aggregate, not a material note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation;

          (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Syncor or any of its subsidiaries or any of their respective properties or assets; or

          (d) require any action or consent or approval of, or review by, or registration or filing by Syncor or any of its affiliates with, any third party or any Governmental Authority, other than (i) approval of this Agreement by Syncor Stockholders, (ii) actions required by the HSR Act,
     (iii) registrations or other actions required under United States federal and state securities laws as are contemplated by this Agreement, (iv) filing of the Certificate of Merger, and (v) consents or approvals of any Governmental Authority set forth in Section 4.5 to the Syncor Disclosure Schedule;

except in the case of clause (b) above, which is set forth in Section 4.5(b) to the Syncor Disclosure Schedule, and, in the case of clauses (c) and (d) above, for any of the foregoing that would not, individually or in the aggregate, have a Material Adverse Effect on Syncor or a material adverse effect on the ability of the parties to this Agreement to consummate the transactions contemplated by this Agreement.

     4.6. Brokerage and Finder's Fees. Except for Syncor's obligations to Salomon Smith Barney Inc. ("Salomon Smith Barney") (copies of all agreements relating to such obligations having previously been provided to Cardinal), none of Syncor or its subsidiaries, any of their respective affiliates or any director, officer or employee of Syncor or its subsidiaries, has incurred or will incur on behalf of Syncor or its subsidiaries, any brokerage, finder's, financial advisory or similar fee in connection with the transactions contemplated by this Agreement.

     4.7. Reorganization. To the best knowledge of Syncor (including the executive officers and directors of Syncor), after due investigation, neither Syncor nor any of its affiliates has taken or agreed to take any action that (without giving effect to any actions taken or agreed to be taken by Cardinal or any of its affiliates) would prevent the Merger from constituting a "reorganization" (within the meaning of Section 368(a) of the Code).

     4.8. Syncor SEC Documents. Syncor has timely filed with the Commission all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 1999 under the Exchange Act or the Securities Act (such documents, as supplemented and amended since the time of filing, collectively, the "Syncor SEC Documents"). The Syncor SEC Documents, including any financial statements or schedules included in the Syncor SEC Documents, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Syncor SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing), (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of Syncor included in the Syncor SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Syncor SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing), complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and fairly present in all material respects (subject, in the case of unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of Syncor and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. None of Syncor's subsidiaries is separately subject to the periodic reporting requirements of the Exchange Act, or is required to file separately any form, report or other document with the Commission, The Nasdaq National Market, any stock exchange or any other comparable Governmental Authority.

     4.9. Registration Statement; Proxy Statement. None of the information provided in writing by Syncor for inclusion in the Registration Statement, at the time it becomes effective, or, in the case of the Proxy

Statement, at the date of mailing and at the date of the Syncor Stockholders Meeting, will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Registration Statement and Proxy Statement, except for such portions of the Registration Statement and the Proxy Statement that relate only to Cardinal and its subsidiaries, each will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

     4.10. Compliance with Law. Except as set forth in Section 4.10 to the Syncor Disclosure Schedule, Syncor and its subsidiaries are in compliance, and at all times since January 1, 1999 have been in compliance, with all Applicable Laws relating to Syncor and its subsidiaries or their respective business or properties, except where the failure to be in compliance with Applicable Laws, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Syncor. Except as disclosed in Section 4.10 to the Syncor Disclosure Schedule, no investigation or review by any Governmental Authority with respect to Syncor and its subsidiaries are pending, or, to the knowledge of Syncor, threatened, nor has any Governmental Authority indicated in writing an intention to conduct the same, other than those the outcome of which would not reasonably be expected to have a Material Adverse Effect on Syncor.

     4.11. Litigation. Except as set forth in Section 4.11 to the Syncor Disclosure Schedule, there is no Action pending, or, to the knowledge of Syncor, threatened, against Syncor or its subsidiaries or any executive officer or director of Syncor or its subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Syncor or a material adverse effect on the ability of Syncor to consummate the transactions contemplated by this Agreement. Neither Syncor nor its subsidiaries are subject to any outstanding order, writ, injunction or decree specifically applicable to, or having a disproportionate effect on, Syncor and its subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Syncor or a material adverse effect on the ability of Syncor to consummate the transactions contemplated by this Agreement. Except as set forth in Section 4.11 to the Syncor Disclosure Schedule, since January 1, 1999, neither Syncor nor its subsidiaries, have been subject to any outstanding material order, writ, injunction or decree relating to their respective method of doing business or its relationship with past, existing or future users or purchasers of any goods or services of Syncor or its subsidiaries.

     4.12. No Material Adverse Change. Except as set forth in Section 4.12 to the Syncor Disclosure Schedule, from March 31, 2002 through the date of this Agreement, (a) the businesses of Syncor and its subsidiaries have been conducted in all material respects in the ordinary course of business and (b) there has been no Material Adverse Effect on Syncor or a material adverse effect on the ability of Syncor to consummate the transactions contemplated by this Agreement.

     4.13.  Taxes.  Except as set forth in Section 4.13 to the Syncor Disclosure
Schedule:

          (a) Syncor and its subsidiaries have duly filed all material United States federal, state and local and foreign income, franchise, excise, real and personal property and other Tax Returns (as defined in Section 4.13(i)) (including those Tax Returns filed on a consolidated, combined or unitary basis) required to have been filed by Syncor or its subsidiaries prior to the date of this Agreement. All of the foregoing Tax Returns are true and correct (except for such inaccuracies that are, individually or in the aggregate, not material), and Syncor and its subsidiaries have, within the time and manner prescribed by Applicable Laws, paid or, prior to the Effective Time, will pay all material Taxes required to be paid in respect of the periods covered by such Tax Returns or otherwise due to any United States federal, state or local, foreign or other taxing authority.

          (b) Neither Syncor nor any of its subsidiaries has any material liability for any Taxes in excess of the amounts so paid or reserves so established, and neither Syncor nor any of its subsidiaries is delinquent in the payment of any material Tax. None of them has requested or filed any document having the effect of causing any extension of time within which to file any Tax Returns in respect of any fiscal year that have not since been filed. No deficiencies for any material Tax have been proposed in writing, asserted or assessed (tentatively or definitely), in each case, by any taxing authority, against Syncor or any of its subsidiaries for which there are not adequate reserves.

          (c) Neither Syncor nor any of its subsidiaries is the subject of any currently ongoing Tax audit. As of the date of this Agreement, there are no pending requests for waivers of the time to assess any material Tax other than those made in the ordinary course and for which payment has been made or there are adequate reserves. With respect to any taxable period ended prior to December 31, 1998, all United States federal income Tax Returns including Syncor or any of its subsidiaries have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations. Neither Syncor nor any of its subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. There are no liens with respect to Taxes upon any of the properties or assets, real or personal, or tangible or intangible, of Syncor or any of its subsidiaries (other than liens for Taxes not yet due or for which adequate reserves have been established). No claim has ever been made in writing by an authority in a jurisdiction where none of Syncor and its subsidiaries files Tax Returns that Syncor or any of its subsidiaries is or may be subject to taxation by that jurisdiction. Syncor has not filed an election under
     Section 341(f) of the Code to be treated as a consenting corporation.

          (d) Neither Syncor nor any of its subsidiaries is obligated by any contract, agreement or other arrangement to indemnify any other person with respect to material Taxes. Neither Syncor nor any of its subsidiaries are now or have ever been a party to or bound by any agreement or arrangement that (i) requires Syncor or any of its subsidiaries to make any Tax payment to or for the account of any other person, (ii) affords any other person the benefit of any net operating loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction or any other credit or Tax attribute that could reduce Taxes (including deductions and credits related to alternative minimum Taxes) of Syncor or any of its subsidiaries, or
     (iii) requires or permits the transfer or assignment of income, revenues, receipts or gains to Syncor or any of its subsidiaries, from any other person.

          (e) Syncor has not constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement (or will constitute such a corporation in the two years prior to the Closing Date) or (ii) in a distribution that otherwise constitutes part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

          (f) Syncor and its subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

          (g) None of Syncor's foreign subsidiaries has been a member of any group that has filed a combined, consolidated or unitary Tax Return, other than such Tax Returns for which the period of assessment has expired (taking into account any extension or waiver thereof). None of Syncor's foreign subsidiaries is (i) engaged in a United States trade or business for United States federal income tax purposes, (ii) a "passive foreign investment company" or a "shareholder, directly or indirectly, in a passive foreign investment company" (within the meaning of the Code), or (iii) a "foreign investment company" (within the meaning of Section 1246(b) of the Code).

          (h) Syncor would not be required to include more than $500,000, in the aggregate, in gross income with respect to any of its foreign subsidiaries pursuant to Section 951 of the Code if the taxable year of each such foreign subsidiary were deemed to end on the Closing Date after the Effective Time.

          (i) "Tax Returns" means returns, reports and forms required to be filed with any Governmental Authority of the United States or any other jurisdiction responsible for the imposition or collection of Taxes.

          (j) "Taxes" means (i) all taxes (whether United States federal, state or local or foreign) based upon or measured by income and any other tax whatsoever, including gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise, or property taxes, together with any interest or penalties imposed with respect thereto and (ii) any obligations under any agreements or arrangements with respect to any taxes described in clause
     (i) above.

          4.14. Intellectual Property. Set forth in Section 4.14 to the Syncor Disclosure Schedule is a true and complete list of (i) all of Syncor's and its subsidiaries' U.S. patents, trademark registrations and applications, and copyright applications and registrations, in each case, material to the business of Syncor and its subsidiaries taken as a whole as presently conducted, and (ii) all material agreements to which Syncor or its subsidiaries are a party granting or obtaining any rights under, or by their terms expressly restricting Syncor's or any of its subsidiaries' rights to use, any Intellectual Property, other than generic or standard agreements (including agreements for commercially-available, off-the-shelf software) pursuant to which any such Intellectual Property is licensed to Syncor or its subsidiaries. "Intellectual Property" means all material intellectual property or other proprietary rights of every kind, including all material United States or foreign patents, United States or foreign patent applications, inventions (whether or not patentable), copyrighted works, trade secrets, trademarks, trademark registrations and applications, service marks, service mark registrations and applications, trade names, trade dress, copyright registrations, customer lists, licenses of intellectual property, and software, in each case, used in the business of Syncor or its subsidiaries as presently conducted. Either Syncor or its subsidiaries own, license or otherwise have the right to use the Intellectual Property free and clear of any liens, claims or encumbrances as is necessary for the operation of the business of Syncor or its subsidiaries, as the case may be, in substantially the same manner as such business is presently conducted, except as set forth in Section 4.14 to the Syncor Disclosure Schedule or except for failures to so own, license or otherwise have the right to use that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Syncor. Except as set forth in Section 4.14 to the Syncor Disclosure Schedule, (i) no written claim of invalidity or ownership with respect to any Intellectual Property has been made by a third party, and, to the knowledge of Syncor, such Intellectual Property is not the subject of any threatened or pending Action; (ii) to the knowledge of Syncor, no individual or entity has asserted in writing that, with respect to the Intellectual Property, Syncor or its subsidiaries or a licensee of Syncor or its subsidiaries are infringing or has infringed any United States or foreign patent, trademark, service mark, trade name, copyright or other intellectual property right of any third party, or has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how of any third party; (iii) to the knowledge of Syncor, the use of the Intellectual Property by Syncor or its subsidiaries does not infringe in any material respect any United States or foreign patent, trademark, service mark, trade name, copyright or other intellectual property right of any third party, and does not involve the misappropriation or improper use or disclosure of any trade secrets, confidential information or know-how of any third party; and (iv) except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Syncor, neither Syncor nor its subsidiaries have taken any action that would result in the voiding or invalidation of any of the Intellectual Property.

     4.15. Title to and Condition of Properties. Syncor or its subsidiaries own or hold under valid leases or other rights to use all real property, plants, machinery and equipment necessary for the conduct of the business of Syncor and its subsidiaries as presently conducted, except where the failure to own or hold such property, plants, machinery and equipment would not have a Material Adverse Effect on Syncor. Except as set forth in Section 4.15 to the Syncor Disclosure Schedule, the material buildings, plants, machinery and equipment necessary for the conduct of the businesses of Syncor and its subsidiaries as presently conducted are structurally sound, are in good operating condition and repair and are adequate for the uses to which they are being put, in each case, taken as a whole, and none of such buildings, plants, machinery or equipment is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost.

     4.16.  Employee Benefit Plans.

     (a) For purposes of this Section 4.16, the following terms have the definitions given below:

          "Controlled Group Liability" means any and all liabilities (i) under Title IV of ERISA (as defined below), (ii) under Section 302 of ERISA,
     (iii) under Sections 412 and 4971 of the Code, (iv) resulting from a violation of the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or the group health plan requirements of Sections 601 et seq. of the Code and

     Section 601 et seq. of ERISA, and (v) under corresponding or similar provisions of foreign laws or regulations, in each case, other than pursuant to the Plans (as defined below).

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, together with the rules and regulations thereunder.

          "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

          "Plans" means all employee benefit plans, programs and other arrangements providing benefits to any employee or former employee in respect of services provided to Syncor or to any beneficiary or dependent thereof, and whether covering one individual or more than one individual, sponsored or maintained by Syncor or any of its subsidiaries or to which Syncor or any of its subsidiaries contributes or is obligated to contribute. Without limiting the generality of the foregoing, the term "Plans" includes any defined benefit or defined contribution pension plan, profit sharing plan, stock ownership plan, deferred compensation agreement or arrangement, vacation pay, sickness, disability or death benefit plan (whether provided through insurance, on a funded or unfunded basis or otherwise), employee stock option or stock purchase plan, bonus or incentive plan or program, severance pay plan, agreement, arrangement or policy (including statutory severance and termination indemnity plans), practice or agreement, employment agreement, severance agreement, consulting agreements, retiree medical benefits plan and each other employee benefit plan, program or arrangement including each "employee benefit plan" (within the meaning of Section 3(3) of ERISA).

     (b) Section 4.16 to the Syncor Disclosure Schedule lists all Plans. With respect to each Plan, Syncor has provided or made available to Cardinal a true, correct and complete copy of the following (where applicable): (i) each writing constituting a part of such Plan, including, without limitation, all plan documents (including amendments), benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; and (v) the most recent determination letter from the Internal Revenue Service, if any. Except as disclosed in Section 4.16(b) to the Syncor Disclosure Schedule, there are no amendments to any Plan that have been adopted or approved nor has Syncor or any of its subsidiaries undertaken to make any such amendments or to adopt or approve any new Plan, except as required by Applicable Laws.

     (c) The Internal Revenue Service has issued a favorable determination letter with respect to each Plan that is intended to be a "qualified plan" (within the meaning of Section 401(a) of the Code) (a "Qualified Plan"), and all applicable foreign qualifications or registration requirements have been satisfied with respect to any Plan maintained outside the United States. To the knowledge of Syncor, no circumstances exist that would be reasonably be expected to adversely affect the qualified status of any Qualified Plan or the related trust or the qualified or registered status of any Plan or trust maintained outside the United States.

     (d) All contributions required to be made by Syncor or any of its subsidiaries or any of their respective ERISA Affiliates to any Plan by Applicable Laws or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date of this Agreement have been timely made or paid in full and through the Closing Date will be timely made or paid in full. To the extent applicable, all Plans and related trusts maintained outside the United States are fully funded and/or fully book reserved on a projected benefit obligation basis in accordance with Applicable Laws and GAAP.

     (e) Syncor and its subsidiaries and their respective ERISA Affiliates have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations (including any local Applicable Laws) applicable to the Plans. Each Plan has been operated in material compliance with its terms. There is not now, and, to the knowledge of Syncor, there are no existing circumstances that would reasonably be expected to give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any pledge, lien, security interest or encumbrance on the assets of Syncor or any of its subsidiaries or any of their respective ERISA Affiliates under ERISA or the Code, or similar Applicable Laws of foreign jurisdictions.

     (f) No Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. No Plan is a "multiemployer plan" (within the meaning of Section 4001(a)(3) of ERISA) (a "Multiemployer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"), nor has Syncor or any of its subsidiaries or any of their respective ERISA Affiliates, at any time within six years before the date of this Agreement, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan.

     (g) There does not now exist, and there are no existing circumstances that would reasonably be expected to result in, any material Controlled Group Liability that would be a liability of Syncor or any of its subsidiaries following the Closing. Without limiting the generality of the foregoing, neither Syncor nor any of its subsidiaries nor any of their respective ERISA Affiliates has engaged in any transaction described in Section 4069 or Section 4204 of ERISA.

     (h) Except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and except as set forth in Section 4.16(h) to the Syncor Disclosure Schedule, neither Syncor nor any of its subsidiaries has any material liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof. To the knowledge of Syncor, there has been no communication to employees of Syncor or its subsidiaries that would reasonably be expected or interpreted to promise or guarantee such employees retiree health or life insurance benefits or other retiree death benefits on a permanent basis.

     (i) Except as disclosed in Section 4.16(i) to the Syncor Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or consultant of Syncor or any of its subsidiaries (either alone or in conjunction with any other event). Without limiting the generality of the foregoing, except as set forth in
Section 4.16(i) to the Syncor Disclosure Schedule, no amount paid or payable by Syncor or any of its subsidiaries in connection with the transactions contemplated by this Agreement, either solely as a result thereof or as a result of such transactions in conjunction with any other events, will be an "excess parachute payment" (within the meaning of Section 280G of the Code).

     (j) Except as disclosed in Section 4.16(j) to the Syncor Disclosure Schedule, there are no pending, or, to the knowledge of Syncor threatened, Actions (other than claims for benefits in the ordinary course) that have been asserted or instituted against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans that would reasonably be expected to result in any material liability of Syncor or any of its subsidiaries to the Pension Benefit Guaranty Corporation, the United States Department of Treasury, the United States Department of Labor or any Multiemployer Plan, or to comparable entities or Plans under Applicable Laws of jurisdictions outside the United States.

     (k) Section 4.16(k) to the Syncor Disclosure Schedule sets forth the liability of Syncor and its subsidiaries for deferred compensation under any deferred compensation plan, excess plan or similar arrangement (other than pursuant to Qualified Plans) to each director, officer and employee of Syncor and to all other employees as a group, together with the value, as of the date specified thereon, of the assets (if any) set aside in any grantor trust(s) to fund such liabilities. Except (i) for compensation disclosed on Internal Revenue Service Form W-2 for individuals whose compensation is not discussed in the Syncor SEC Documents, (ii) for compensation paid or provided pursuant to any Plan, (iii) except as specifically disclosed in the Syncor SEC Documents and
(iv) other than compensation for services provided in the ordinary course of employment, no officer, director, or employee of Syncor or any of its other affiliates, or any immediate family member of any of the foregoing, provides or causes to be provided to Syncor any material assets, services or facilities, and Syncor does not provide or cause to be provided to any such officer, director, employee or affiliates, or any immediate family member of any of the foregoing, any material assets, services or facilities.

     (l) Except as disclosed in Section 4.16(l) to the Syncor Disclosure Schedule, no Plan is subject to the laws of any jurisdiction outside of the United States.

     (m) No disallowance of a deduction under Section 162(m) of the Code for employee reimbursement of any amount paid or payable by Syncor or any of its subsidiaries has occurred or is reasonably expected to occur.

     (n) The Syncor Employees' Savings and Stock Ownership Plan (the "ESOP") is an "employee stock ownership plan" (within the meaning of Section 4975(e)(7) of the Code). Neither Syncor (including any of its subsidiaries) nor the ESOP has any outstanding indebtedness in connection with or with respect to the ESOP as of the date of this Agreement.

     (o) All equity and equity-based compensation plans of Syncor and its subsidiaries that are governed by the laws of a jurisdiction other than United States are in compliance with in all material respects and have been administered in all material respects in accordance with, all Applicable Laws.

     4.17. Contracts. Section 4.17 to the Syncor Disclosure Schedule lists, as of the date of this Agreement, all written or oral contracts, agreements, guarantees, leases and executory commitments (other than Plans) (each, a "Contract") to which Syncor or its subsidiaries are a party and that fall within any of the following categories: (a) Contracts not entered into in the ordinary course of Syncor's and its subsidiaries' business other than those that are not material to Syncor's business or that of its subsidiaries, (b) joint venture, partnership and similar agreements, (c) Contracts that are service contracts or equipment leases involving payments by Syncor or its subsidiaries of more than $750,000 per year, (d) Contracts containing covenants purporting by their express terms to limit the freedom of Syncor or its subsidiaries to compete in any line of business in any geographic area or to hire any individual or group of individuals, (e) Contracts that, after the Effective Time, would have the effect of limiting the freedom of Cardinal or its subsidiaries (other than Syncor and its subsidiaries) to compete in any line of business in any geographic area or to hire any individual or group of individuals, (f) Contracts that contain minimum purchase conditions in excess of $750,000 or requirements or other terms that restrict or limit the purchasing relationships of Syncor or its affiliates, or any customer, licensee or lessee thereof, (g) Contracts relating to any outstanding commitment for capital expenditures in excess of $1,000,000, (h) Contracts relating to the lease or sublease of or sale or purchase of real or personal property involving any annual expense or price in excess of $500,000 and not cancelable by Syncor or its subsidiaries (without premium or penalty) within 60 days, (i) Contracts with any labor organization or union, (j) indentures, mortgages, promissory notes, loan agreements, guarantees of borrowed money in excess of $500,000, letters of credit or other agreements or instruments of Syncor or its subsidiaries or commitments for the borrowing or the lending of amounts in excess of $500,000 by Syncor or its subsidiaries or providing for the creation of any charge, security interest, encumbrance or lien upon any of the assets of Syncor or its subsidiaries, (k) Contracts involving annual revenues to the business of Syncor and its subsidiaries in excess of 2.5% of the annual revenues of Syncor and its subsidiaries taken as a whole, (l) Contracts providing for "earn-outs," "savings guarantees," "performance guarantees" or other contingent payments by Syncor or its subsidiaries involving more than $500,000 over the term of the Contract, (m) Contracts with or for the benefit of any of Syncor's affiliates or immediate family member thereof (other than Syncor's subsidiaries) involving more than $100,000 in the aggregate per affiliate and (n) Contracts involving payments by Syncor or its subsidiaries of more than $2,000,000 per year. All such Contracts and all other Contracts that are material to the business or operations of Syncor and its subsidiaries taken as a whole are valid and binding obligations of Syncor or its subsidiaries, as the case may be, and, to the knowledge of Syncor, the valid and binding obligation of each other party thereto, except such Contracts that, if not so valid and binding, would not, individually or in the aggregate, have a Material Adverse Effect on Syncor. As of the date of this Agreement, except for the notice of non-renewal received on June 7, 2001 and except as set forth in
Section 4.17 to the Syncor Disclosure Schedule, neither Syncor nor its subsidiaries have received an additional notice of non-renewal or a notice of termination or any written indication of an intent to terminate the agreement with Dupont Merck Pharmaceutical Company (and Bristol Myers-Squibb Co. ("BMS"), as successor), dated December 19, 1993, as amended (prior to the date of this Agreement) (the "BMS Contract") nor, to the knowledge of Syncor, has BMS indicated that it is generally not willing to continue the relationship with Syncor and its subsidiaries on substantially the same terms as it is presently conducted. Neither Syncor or its subsidiaries, nor, to the knowledge of Syncor, any other party thereto, is in violation of or in default in respect of, nor has there occurred an event or condition, that with the passage of time or giving of notice (or both), would constitute a default under or permit the termination of, any such Contract or of any other Contract that is material to the business or operations of Syncor and its subsidiaries taken as a whole, except such violations or defaults under or terminations that, individually or in the aggregate, would not have a Material Adverse Effect on Syncor.

     4.18. Labor Matters. Except as set forth in Section 4.18 to the Syncor Disclosure Schedule, neither Syncor nor its subsidiaries have any labor contracts or collective bargaining agreements with any individuals employed by Syncor or its subsidiaries or any individuals otherwise performing services primarily for Syncor or its subsidiaries. There is no labor strike, dispute or stoppage pending, or, to the knowledge of Syncor, threatened, against Syncor or its subsidiaries, and neither Syncor nor any of its subsidiaries has experienced any labor strike, dispute or stoppage or other material labor difficulty involving its employees since January 1, 1999. To the knowledge of Syncor, since January 1, 1999, no campaign or other attempt for recognition has been made by any labor organization or employees with respect to employees of Syncor or any of its subsidiaries.

     4.19. Undisclosed Liabilities. Except (a) as and to the extent disclosed or reserved against on the balance sheet of Syncor as of March 31, 2002 included in the Syncor SEC Documents, (b) as incurred after the date thereof in the ordinary course of business consistent with prior practice, and, if incurred after the date of this Agreement, not prohibited by this Agreement, or (c) as set forth in Section 4.19 to the Syncor Disclosure Schedule, Syncor and its subsidiaries do not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that, individually or in the aggregate, have or would reasonably be expected to have a Material Adverse Effect on Syncor.

     4.20.  Operation of Syncor's Business; Relationships.

     (a) Except as set forth in Section 4.20(a) to the Syncor Disclosure Schedule, since March 31, 2002 through the date of this Agreement, neither Syncor nor any of its subsidiaries have engaged in any transaction that, if done after execution of this Agreement, would violate Section 5.3(c).

     (b) Except as set forth in Section 4.20(b) to the Syncor Disclosure Schedule, since March 31, 2002, as of the date of this Agreement, to the knowledge of Syncor, no material customer of Syncor or any of its subsidiaries has indicated that it will stop or materially decrease purchasing materials, products or services from Syncor or its subsidiaries, and no material supplier of Syncor or its subsidiaries has indicated that it will stop or materially decrease the supply of materials, products or services to Syncor or its subsidiaries or is otherwise involved in, or is threatening, a material dispute with Syncor or its subsidiaries.

     4.21.  Permits; Compliance.

     (a) Syncor and its subsidiaries are in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business substantially in the same manner as it is now being conducted (collectively, the "Syncor Permits"), and there is no Action pending, or, to the knowledge of Syncor, threatened, regarding any of the Syncor Permits, except for any Actions that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Syncor. Except as set forth in Section 4.21(a) to the Syncor Disclosure Schedule, neither Syncor nor any of its subsidiaries is in conflict with, or in default or violation of any of the Syncor Permits, except for any such conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Syncor.

     (b) Except as set forth in Section 4.21(b) to the Syncor Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Syncor, all necessary clearances or approvals from Governmental Authorities for all drug and device products that are manufactured, distributed and/or sold by Syncor and its subsidiaries have, to the knowledge of Syncor, been obtained, and Syncor and its subsidiaries are in substantial compliance with the most current form of each applicable clearance or approval with respect to the manufacture, storage, transportation, distribution, promotion and sale by Syncor and its subsidiaries of such drug and device products.

     4.22. Environmental Matters. Except for matters disclosed in Section 4.22 to the Syncor Disclosure Schedule, (a) the properties, operations and activities of Syncor and its subsidiaries are in compliance in all material respects with all applicable Environmental Laws (as defined below) and all past material noncompliance of Syncor or any of its subsidiaries with any Environmental Laws or Environmental Permits (as defined below) has been resolved without any pending, ongoing or future material obligation, cost or liability; (b) Syncor and its subsidiaries and the properties and operations of Syncor and its subsidiaries are not subject to any existing, pending, or, to the knowledge of Syncor, threatened, Action by or before any court or Governmental Authority under any Environmental Law; (c) there has been no material release of any Hazardous Material (as defined below) into the environment by Syncor or its subsidiaries or in connection with their current or former properties or operations; and (d) there has been no material exposure of any person or property to any Hazardous Material in connection with the current or former properties, operations and activities of Syncor and its subsidiaries. "Environmental Laws" means all United States federal, state or local or foreign laws relating to pollution or protection of human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or industrial, toxic or hazardous substances or wastes (collectively, "Hazardous Materials") into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all material authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder. "Environmental Permit" means any permit, approval, grant, consent, exemption, certificate order, easement, variance, franchise, license or other authorization required under or issued pursuant to any applicable Environmental Law.

     4.23. Insurance. Section 4.23 to the Syncor Disclosure Schedule lists all material insurance policies and binders and programs of self-insurance owned, held or maintained by Syncor and its subsidiaries on the date this Agreement that afford or afforded, as the case may be, coverage to Syncor or its subsidiaries, or the respective assets or businesses of Syncor or its subsidiaries. Syncor's and its subsidiaries' insurance policies are in all material respects in full force and effect in accordance with their terms, no notice of cancellation has been received, and there is no existing default or event that, with the giving of notice or lapse of time or both, would constitute a default thereunder. All premiums under Syncor's and its subsidiaries' insurance policies have been paid in full to date. Syncor and its subsidiaries have not been refused any insurance, nor has the coverage of Syncor or any of its subsidiaries been limited, by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the past three years. Syncor or its covered subsidiary is a "named insured" or an "insured" under such insurance policies. Except as set forth in Section 4.23 to the Syncor Disclosure Schedule, the policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of Syncor and its subsidiaries may be continued by Syncor or its subsidiaries, as the case may be, without modification or premium increase after the Effective Time and for the duration of their current terms, which terms expire as set forth in Section 4.23 to the Syncor Disclosure Schedule. Set forth in Section 4.23 to the Syncor Disclosure Schedule is the amount of the annual premium currently paid by Syncor for its directors' and officers' liability insurance.

     4.24. Opinion of Financial Advisor. The Board of Directors of Syncor has received the oral opinion, to be confirmed in writing, of Salomon Smith Barney, Syncor's financial advisor, to the effect that, as of the date of this Agreement, the Exchange Ratio is fair to the holders of Syncor Common Stock from a financial point of view. Syncor will provide a written copy of such opinion to Cardinal solely for informational purposes promptly after receipt by Syncor of such opinion, and, on the date of this Agreement, such opinion has not been withdrawn or revoked or otherwise modified in any material respect. As of December 3, 2002, the Board of Directors of Syncor has received the oral opinion, to be confirmed in writing, of Salomon Smith Barney,

Syncor's financial advisor, to the effect that, as of December 3, 2002, the Exchange Ratio is fair to the holders of Syncor Common Stock from a financial point of view. Syncor will provide a written copy of such opinion to Cardinal solely for informational purposes promptly after receipt by Syncor of such opinion, and, on December 3, 2002, such opinion has not been withdrawn or revoked or otherwise modified in any material respect.

     4.25. Board Recommendation; Required Vote. The Board of Directors of Syncor, at a meeting duly called and held, has, by unanimous vote of those directors present (who constituted all of the directors then in office other than Monty Fu), (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are advisable and fair to and in the best interests of the Syncor Stockholders, and (b) resolved, as of December 3, 2002, to recommend that the Syncor Stockholders approve this Agreement (the "Syncor Board Recommendation"). The affirmative vote of holders of a majority of the outstanding shares of Syncor Common Stock to approve this Agreement is the only vote of the holders of any class or series of Syncor Common Stock necessary to approve this Agreement and the transactions contemplated by this Agreement.

     4.26. Section 203 of the DGCL; Rights Agreement. Prior to the date of this Agreement, the Board of Directors of Syncor has taken all action necessary to exempt under or make not subject to (a) the provisions of Section 203 of the DGCL and (b) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares: (i) the execution of this Agreement and the Support/Voting Agreements, dated as of June 14, 2002, between Cardinal and certain Syncor Stockholders (collectively, the "Support Agreements"), (ii) the Merger and (iii) the transactions contemplated by this Agreement and the Support Agreements. The Rights Agreement, dated as of September 28, 1999, by and between Syncor and American Stock Transfer and Trust Company, as Rights Agent (the "Syncor Rights Agreement"), has been amended so that (a) each of Cardinal and Subcorp is exempt from the definition of "Acquiring Person" (as defined in the Syncor Rights Agreement), (b) no "Stock Acquisition Date," "Distribution Date" or "Triggering Event" (as such terms are defined in the Syncor Rights Agreement) will occur as a result of the execution of this Agreement or the consummation of the Merger pursuant to this Agreement and (c) the Syncor Rights Agreement will expire immediately prior to the Effective Time. The Syncor Rights Agreement, as amended in accordance with the preceding sentence, has not been further amended or modified. Copies of all such amendments to the Syncor Rights Agreement have been previously provided to Cardinal.

                                   ARTICLE V.

                            COVENANTS OF THE PARTIES

     The parties to this Agreement agree that:

     5.1.  Mutual Covenants.

     (a) HSR Act Filings; Reasonable Efforts; Notification.

     (i) Each of Cardinal and Syncor shall (A) make or cause to be made the filings required of such party to this Agreement or any of its subsidiaries or affiliates under the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable and in any event the initial filing with respect to this Agreement shall be made within ten business days after the date of this Agreement, (B) comply at the earliest practicable date with any request under the HSR Act for additional information, documents, or other materials received by such party to this Agreement or any of its subsidiaries from the United States Federal Trade Commission or the United States Department of Justice or any other Governmental Authority in respect of such filings or such transactions, and (C) act in good faith and reasonably cooperate with the other party in connection with any such filing (including, with respect to the party making a filing, providing copies of all such documents to the non-filing party and its advisors reasonably prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Authority under any Antitrust Laws (as defined in Section 5.1(a)(ii)) with respect to any such filing or any such transaction.

To the extent not prohibited by Applicable Laws, each party to this Agreement shall use all reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Applicable Laws in connection with the Merger and the other transactions contemplated by this Agreement. Each party to this Agreement shall give the other parties to this Agreement reasonable prior notice of any communication with, and any proposed understanding, undertaking, or agreement with, any Governmental Authority regarding any such filings or any such transaction. None of the parties to this Agreement shall independently participate in any meeting, or engage in any substantive conversation, with any Governmental Authority in respect of any such filings, investigation, or other inquiry without giving the other parties to this Agreement prior notice of the meeting or conversation and, unless prohibited by such Governmental Authority, the opportunity to attend and/or participate. The parties to this Agreement will consult and cooperate with one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party to this Agreement in connection with proceedings under or relating to the HSR Act or other Antitrust Laws.

     (ii) Subject to clause (iv) below, each of Cardinal and Syncor shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statues, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"). In connection therewith and subject to clause (iv) below, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as inconsistent with or violative of any Antitrust Law, each of Cardinal and Syncor shall (by negotiation, litigation or otherwise) cooperate and use its reasonable best efforts vigorously to contest and resist any such action or proceeding, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, delays or restricts consummation of the Merger or any other transactions contemplated by this Agreement, including by vigorously pursuing all available avenues of administrative and judicial appeal and all available legislative action, unless, by mutual agreement, Cardinal and Syncor decide that litigation is not in their respective best interests. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.1(a) shall limit the right of a party to this Agreement to terminate this Agreement pursuant to Section 7.1, so long as such party to this Agreement has up to then complied in all material respects with its obligations under this Section 5.1(a). Each of Cardinal and Syncor shall use its reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.

     (iii) Subject to clause (iv) below, each of the parties to this Agreement agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties to this Agreement in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (A) the obtaining of all other necessary actions or nonactions, waivers, consents, licenses, permits, authorizations, orders and approvals from Governmental Authorities and the making of all other necessary registrations and filings (including other filings with Governmental Authorities, if any), (B) the obtaining of all consents, approvals or waivers from third parties related to or required in connection with the Merger that are necessary to consummate the Merger and the transactions contemplated by this Agreement or required to prevent a Material Adverse Effect on Cardinal or Syncor from occurring prior to or after the Effective Time, (C) the preparation of the Proxy Statement, and the Registration Statement, (D) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement, and (E) the providing of all such information concerning such party, its subsidiaries, its affiliates and its subsidiaries' and affiliates' officers, directors, employees and partners as may be reasonably requested in connection with any of the matters set forth in subclauses (i)-(ii) above or this subclause
(iii).

     (iv) Cardinal and its subsidiaries, and, at the request of Cardinal, Syncor and its subsidiaries, shall agree to hold separate (including by trust or otherwise) or to divest, dispose of, discontinue or assign any of their respective businesses, subsidiaries or assets, or to take or agree to take any action with respect to (including without limitation, to license or sub-license or to renegotiate in each case on commercially reasonable terms any arrangement or agreement regarding), or agree to any limitation on, any of their respective businesses, subsidiaries or assets (or any interest in the foregoing) (collectively, "Limitations"); provided that any such Limitation is conditioned upon the consummation of the Merger, and the failure of such Limitation, when taken together with any other Limitations, to have, in the aggregate, a Regulatory Material Adverse Effect on Cardinal or a Regulatory Material Adverse Effect on Syncor (as defined below). Syncor agrees and acknowledges that, notwithstanding anything to the contrary in this Section 5.1(a), neither Syncor nor any of its subsidiaries shall, without Cardinal's prior written consent, agree to any Limitations or make or agree to make any cash payments to any suppliers or customers of Cardinal or Syncor (or their respective subsidiaries) in connection with its obligations under this Section 5.1(a). Notwithstanding anything to the contrary in this Agreement, Cardinal and its subsidiaries shall not be required to agree to any Limitations (including making cash payments to suppliers or customers) with respect to Cardinal and any of its subsidiaries and/or Syncor and any of its subsidiaries that would reasonably be expected, in the aggregate, to have a Regulatory Material Adverse Effect on Cardinal or a Regulatory Material Adverse Effect on Syncor. For purposes of this Section 5.1(a), a "Regulatory Material Adverse Effect" shall be deemed to have occurred if there are Limitations that would deprive Cardinal of the ownership or operation of, or the economic benefits (including the making of cash payments) of owning or operating, assets, subsidiaries or businesses of Cardinal and any of its subsidiaries and/or Syncor and any of its subsidiaries that generated, in the aggregate, 2001 calendar year revenues equal to 8.25% or more of the total 2001 calendar year revenues of Syncor and its subsidiaries.

     (b) Tax-Free Treatment. Each of the parties to this Agreement shall use all reasonable best efforts to cause the Merger to constitute a "reorganization" (within the meaning of Section 368(a) of the Code) and to cooperate with the other and provide such documentation, information and materials as may be reasonably necessary, proper and advisable, including in obtaining an opinion from Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Syncor, as provided for in Section 6.1(g). In connection therewith, each of Cardinal and Syncor shall deliver to Skadden, Arps, Slate, Meagher & Flom LLP representation letters, in each case, in form and substance reasonably satisfactory to Skadden, Arps, Slate, Meagher & Flom LLP, which such counsel may rely on in rendering such opinion.

     (c) Public Announcements. The initial press release concerning the Merger and the transactions contemplated by this Agreement shall be a joint press release. Unless otherwise required by Applicable Laws or requirements of the NYSE or The Nasdaq National Market (and, in that event, only if time does not permit), at all times prior to the earlier of the Effective Time or termination of this Agreement pursuant to Section 7.1, Cardinal and Syncor shall consult with each other before issuing any press release with respect to the Merger and shall not issue any such press release prior to such consultation.

     (d) Obligations of Cardinal and of Syncor. Whenever this Agreement requires any of Cardinal's subsidiaries (including Subcorp) to take any action, such requirement shall be deemed to include an undertaking on the part of Cardinal to cause its subsidiaries to take such action. Whenever this Agreement requires any of Syncor's subsidiaries to take any action, such requirement shall be deemed to include an undertaking on the part of Syncor to cause its subsidiaries to take such action, and, after the Effective Time, on the part of the Cardinal and the Surviving Corporation to cause such subsidiary to take such action.

     (e) Conveyance Taxes. Cardinal, Subcorp and Syncor shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp Taxes, any transfer, recording, registration or other fees or any similar Taxes that become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time. All such Taxes shall be paid by the party bearing legal responsibility for such payment.

     5.2.  Covenants of Cardinal.

     (a) Preparation of Registration Statement. Cardinal and Syncor shall use all reasonable efforts to prepare the Proxy Statement for filing with the Commission at the earliest practicable time. The Syncor Stockholders Meeting shall be called for the earliest practicable date as determined by Syncor in consultation with Cardinal. Cardinal shall prepare and file the Registration Statement with the Commission as soon as is reasonably practicable following clearance of the Proxy Statement by the Commission, and shall use reasonable best efforts to have the Registration Statement declared effective by the Commission as promptly as practicable and to maintain the effectiveness of the Registration Statement through the Effective Time. If, at any time prior to the Effective Time, Cardinal shall obtain knowledge of any information pertaining to Cardinal contained in or omitted from the Registration Statement that would require an amendment or supplement to the Registration Statement or the Proxy Statement, Cardinal will so advise Syncor in writing and will promptly take such action as shall be required to amend or supplement the Registration Statement and/or the Proxy Statement. Cardinal shall promptly furnish to Syncor all information concerning it as may be required for amending or supplementing the Proxy Statement. Syncor and Cardinal shall use reasonable best efforts in clearing the Proxy Statement with the Staff of the Commission. Cardinal also shall take such other reasonable actions (other than qualifying to do business in any jurisdiction in which it is not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Cardinal Common Shares in the Merger and upon the exercise of the Cardinal Exchange Options. No filing of, or amendment or supplement to, the Registration Statement or the Proxy Statement will be made by Cardinal or Syncor without providing the other with a reasonable opportunity to review and comment thereon. Cardinal will advise Syncor, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Cardinal Common Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the Commission for amendment of the Proxy Statement or the Registration Statement or comments on the Proxy Statement or the Registration Statement and responses thereto or requests by the Commission for additional information.

     (b) Conduct of Cardinal's Operations. During the period from the date of this Agreement to the Effective Time or to the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1, without the prior consent of Syncor (which consent will not be unreasonably withheld or delayed), and except as otherwise (i) contemplated by this Agreement, (ii) required by Applicable Laws (it being understood that, insofar as less than 100% of the equity of any of Cardinal's subsidiaries is owned, directly or indirectly, by Cardinal, nothing in this Section 5.2(b) shall be deemed to require any such of Cardinal's subsidiaries to take any action, or fail to take any action, which action or failure would result in a violation of fiduciary duty under Applicable
Laws) or (iii) set forth in Section 5.2(b) to the Cardinal Disclosure Schedule, Cardinal covenants and agrees that:

          (A) Cardinal and its subsidiaries shall continue to operate their businesses in the ordinary course and shall use their respective reasonable best efforts to preserve their respective business organizations intact; provided that Cardinal and its subsidiaries may take any action or omit to take any action, to the extent permitted by this Agreement (whether or not such action or omission would be considered taken in the ordinary course);

          (B) Cardinal shall not amend or propose to amend the Cardinal Articles to provide for the issuance of additional classes of capital stock of Cardinal having superior rights to the Cardinal Common Shares;

          (C) Cardinal shall not, and shall not permit any of its subsidiaries to, make any acquisition of securities, assets or business primarily involved in the industries in which Syncor operates or that supplies the radiopharmacy businesses in which Syncor operates (whether by merger, consolidation, purchase or otherwise) that would reasonably be expected to cause a meaningful delay or impediment to the completion of the transactions contemplated by this Agreement or might reasonably be expected to have a Material Adverse Effect on Cardinal; and

          (D) Cardinal shall not, and shall not permit any of its subsidiaries to, agree, in writing or otherwise, to propose or take any of the foregoing actions.

Notwithstanding the foregoing, the limitations set forth in this Section 5.2(b) shall not apply to any transaction between Cardinal and any of its wholly owned subsidiaries or between any of Cardinal's wholly owned subsidiaries.

     (c) Indemnification; Directors' and Officers' Insurance.

     (i) From and after the Effective Time, Cardinal shall cause (including by providing adequate funding to) the Surviving Corporation (or any successor to the Surviving Corporation) to indemnify and hold harmless the present and former officers and directors of Syncor in respect of acts or omissions occurring at or prior to the Effective Time to the extent provided under the Syncor Certificate or the Syncor By-laws as in effect as of the date of this Agreement or the indemnification agreements between Syncor and its directors listed in Section 6.2(a)(i) to the Syncor Disclosure Schedule, as such indemnification agreements are in effect as of the date of this Agreement. Without limiting the foregoing, such indemnifying parties also shall advance any costs or expenses as incurred by such indemnified parties to the fullest extent permitted by Applicable Laws. In addition, from and after the Effective Time, officers of Syncor or its subsidiaries who become officers of Cardinal or its subsidiaries will be entitled to the same indemnity rights and protections as are afforded to similarly situated officers of Cardinal or its subsidiaries.

     (ii) Cardinal shall or shall cause the Surviving Corporation to obtain and maintain in effect, for a period of six years after the Effective Time, policies of directors' and officers' liability insurance at no cost to the beneficiaries thereof with respect to acts or omissions occurring at or prior to the Effective Time with substantially the same coverage and containing substantially similar terms and conditions as existing policies; provided, however, that neither the Surviving Corporation nor Cardinal shall be required to pay an aggregate premium for such insurance coverage in excess of 200% of the amount for such coverage set forth in Section 4.23 to the Syncor Disclosure Schedule, but in such case shall purchase as much coverage as reasonably practicable for 200% of the amount set forth in Section 4.23 to the Syncor Disclosure Schedule, and, provided, further, that any substitution or replacement of existing policies shall not result in any gaps or lapses in coverage with respect to facts, events, acts or omissions occurring at or prior to the Effective Time.

     (iii) It is expressly agreed that the indemnified parties (including their heirs and representatives) to whom this Section 5.2(c) applies shall be third-party beneficiaries of this Section 5.2(c). The provisions of this Section 5.2(c) are intended to be for the benefit of, and will be enforceable by, such third-party beneficiaries.

     (d) Subcorp. Prior to the Effective Time, Subcorp shall not conduct any business or make any investments other than as specifically contemplated by this Agreement and will not have any assets (other than a de minimis amount of cash paid to Subcorp for the issuance of Subcorp Common Stock to Cardinal) or any material liabilities.

     (e) NYSE Listing. Cardinal shall use its reasonable best efforts to cause Cardinal Common Shares issuable pursuant to the Merger or upon the exercise of Cardinal Exchange Options to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

     (f) Employees and Employee Benefits.

     (i) Cardinal shall use its reasonable best efforts to make the Syncor Employees (as defined below) eligible to participate in Cardinal employee benefit plans not later than July 1, 2003. Without limiting the foregoing, from and after the Effective Time and until July 1, 2003, Cardinal shall provide Syncor Employees with employee benefit plans, programs, contracts or arrangements that, in the aggregate, will provide benefits that are not materially less favorable in the aggregate than the benefits provided to such Syncor Employees under the Plans (except for Plans providing equity or equity-based compensation) in effect on the date of this Agreement in accordance with the terms of such employee benefit plans, programs, contracts or arrangements, it being understood that, except as otherwise provided by this Agreement, the foregoing shall not require Cardinal or the Surviving Corporation to maintain any particular Plan. Syncor Employees shall be entitled to participate in the applicable Cardinal equity and equity-based plans (except for the Syncor ESPP (as defined below)) from and after the Effective Time in accordance with the terms of the applicable Cardinal equity and equity-based plans. From and after the Effective Time, Cardinal shall treat all service by Syncor Employees with Syncor and their respective predecessors prior to the Effective Time for all purposes as service with Cardinal (except for purposes of benefit accrual under defined benefit pension plans or to the extent such treatment would result in duplicative accrual on or after the Closing Date of benefits for the same period of service or to the extent such service is prior to a specific date before which service would not have been credited for employees of Cardinal), and, with respect to any medical or dental benefit plan in which Syncor Employees participate after the Effective Time, Cardinal shall waive or cause to be waived any preexisting condition exclusions and actively-at-work requirements (provided, however, that no such waiver shall apply to a preexisting condition of any Syncor Employee who was, as of the Effective Time, excluded from participation in a Plan by virtue of such pre-existing condition), and shall provide that any covered expenses incurred on or before the Effective Time during the plan year of the applicable Plan in which the Effective Time occurs by a Syncor Employee or a Syncor Employee's covered dependent shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Effective Time to the same extent as such expenses are taken into account for the benefit of similarly situated employees of Cardinal and subsidiaries of Cardinal. For purposes of this Section 5.2(f), "Syncor Employees" means individuals who are, as of the Effective Time, employees of Syncor that are not subject to collective bargaining agreements for as long as they remain employees of Cardinal and its subsidiaries.

     (ii) Cardinal and Syncor agree that each of their respective option and other equity-incentive plans shall be amended, if and to the extent necessary, to reflect the transactions contemplated by this Agreement, including, but not limited to, the conversion of shares of Syncor Common Stock held or to be awarded or paid pursuant to such benefit plans, programs or arrangements into Cardinal Common Shares on a basis consistent with the transactions contemplated by this Agreement.

     (iii) As soon as reasonably practicable after the Effective Time, Cardinal shall deliver to the holders of Syncor Options appropriate notices setting forth such holders' rights pursuant to the respective Plans governing such Syncor Options and the agreements evidencing the grants of such Syncor Options, and that such Syncor Options and the related agreements shall be assumed by Cardinal and shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 2.4 after giving effect to the Merger).

     (iv) From and after the Effective Time, Cardinal shall, or shall cause the Surviving Corporation to, assume and honor all Plans; provided, however, nothing in this Agreement shall restrict Cardinal's or the Surviving Corporation's ability to amend or terminate such Plans in accordance with their terms. Cardinal and Syncor agree that the shareholder approval or the consummation of the Merger, as applicable, shall constitute a "Change in Control" for all purposes of the Plans identified and set forth in Section 4.16 to the Syncor Disclosure Schedule; provided, however, Cardinal and Syncor intend that none of the shareholder approval, consummation of the Merger or any transactions contemplated by this Agreement will constitute a "Change of Control" for purposes of the agreements set forth on Schedule 5.2(f)(iv) to the Syncor Disclosure Schedule.

     (v) With respect to the Syncor International Corporation Employee Stock Purchase Plan (the "Syncor ESPP"), Syncor shall take all actions necessary to
(A) terminate all open offering periods under the Syncor ESPP as of a date no later than the end of its last regularly occurring payroll period prior to the Effective Time and (B) terminate the Syncor ESPP as of a date no later than immediately prior to the Effective Time.

     5.3.  Covenants of Syncor.

     (a) Syncor Stockholders Meeting. Syncor shall take all action in accordance with the United States federal securities laws, the DGCL and the Syncor Certificate and the Syncor By-laws necessary to duly call, give notice of, convene and hold a special meeting of Syncor Stockholders (the "Syncor Stockholders Meeting") to be held on the earliest practicable date determined in consultation with Cardinal to consider and vote upon approval of this Agreement. Subject to this Section 5.3(a), Syncor shall take all lawful actions to solicit the approval of this Agreement by the Syncor Stockholders. Syncor shall, except as provided in this Section 5.3(a) and in Section 5.3(d), through the Board of Directors of Syncor, recommend to Syncor Stockholders approval of this Agreement, and, except as expressly permitted by this Agreement, shall not withdraw, amend or modify in a manner adverse to Cardinal its recommendation. However, the Board of

Directors of Syncor shall be permitted to (i) not recommend to Syncor Stockholders that they give the Syncor Stockholders Approval or (ii) withdraw, modify or change the Syncor Board Recommendation in a manner adverse to Cardinal (a "Syncor Change in Recommendation"), and, in such event, not solicit votes in favor of such approval, if the Board of Directors of Syncor believes in good faith, based upon the advice of outside legal counsel, that the failure to so withhold, withdraw or modify its recommendation would reasonably be expected to cause a failure to comply with its fiduciary duties under Applicable Laws. Notwithstanding any such Syncor Change in Recommendation, Cardinal shall have the option, exercisable within 20 days of notice of such Syncor Change in Recommendation, to terminate this Agreement pursuant to Section 7.1(d). If Cardinal has not exercised its right to terminate the Agreement within such 20-day period, Cardinal shall no longer be entitled to terminate this Agreement under Section 7.1(d). Syncor shall ensure that the Syncor Stockholders Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Syncor Stockholders Meeting are solicited, in compliance in all material respects with all Applicable Laws. Without limiting the generality of the foregoing, (i) Syncor agrees that its obligation to duly call, give notice of, convene and hold the Syncor Stockholders Meeting, as required by this Section 5.3, shall not be affected by the withdrawal, amendment or modification of the Syncor Board Recommendation and (ii) Syncor agrees that its obligations to duly call, give notice of, convene and hold the Syncor Stockholders Meeting pursuant to this Section 5.3 shall not be affected by the commencement, public proposal, public disclosure or communication to Syncor of any Superior Proposal (as defined in Section 5.3(d)).

     (b) Information for the Registration Statement and Preparation of Proxy Statement. Syncor shall promptly furnish Cardinal with all information concerning it as may be required for inclusion in the Proxy Statement and the Registration Statement. Syncor shall cooperate with Cardinal in the preparation of the Proxy Statement and the Registration Statement in a timely fashion and shall use reasonable best efforts to assist Cardinal in having the Registration Statement declared effective by the Commission as promptly as practicable consistent with the timing for the Syncor Stockholders Meeting as determined in consultation with Cardinal. If, at any time prior to the Effective Time, Syncor shall obtain knowledge of any information pertaining to Syncor that would require any amendment or supplement to the Registration Statement or the Proxy Statement, Syncor shall so advise Cardinal and shall promptly furnish Cardinal with all information as shall be required for such amendment or supplement, and shall promptly amend or supplement the Registration Statement and/or Proxy Statement. Syncor shall use reasonable best efforts to cooperate with Cardinal in the preparation and filing of the Proxy Statement with the Commission. Consistent with the timing for the Syncor Stockholders Meeting as determined in consultation with Cardinal, Syncor shall use all reasonable efforts to mail at the earliest practicable date to Syncor Stockholders the Proxy Statement, which Proxy Statement shall include all information required under Applicable Laws to be furnished to Syncor Stockholders in connection with the Merger and the transactions contemplated by this Agreement and shall include the Syncor Board Recommendation to the extent not previously withdrawn in compliance with Section 5.3(a) or Section 5.3(d) and the full text of the written opinion of Salomon Smith Barney described in Section 4.24.

     (c) Conduct of Syncor's Operations. During the period from the date of this Agreement to the Effective Time or to the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1, without the prior consent of Cardinal (which consent will not be unreasonably withheld or delayed), and except as otherwise (i) expressly contemplated by this Agreement,
(ii) required by Applicable Laws (it being understood that, insofar as less than 100% of the equity of any of Syncor's subsidiaries is owned, directly or indirectly, by Syncor, nothing in this Section 5.3(c) shall be deemed to require any such of Syncor's subsidiaries to take any action, or fail to take any action, which action or failure would result in a violation of fiduciary duty under Applicable Laws) or (iii) set forth in Section 5.3(c) to the Syncor Disclosure Schedule, Syncor covenants and agrees that it and its subsidiaries:

          (i) shall conduct its operations in the ordinary course and shall use its reasonable best efforts to maintain and preserve its business organization and its material rights and franchises and to retain the services of its officers and key employees and maintain relationships with customers, suppliers, lessees, licensees and other third parties, and to maintain all of its operating assets in their current condition (normal wear and tear excepted), to the end that their goodwill and ongoing business shall not be impaired in any material respect (it being agreed that any action taken by Syncor or its subsidiaries that is permitted under Section 5.3(c)(ii)-(xxiv) shall not be deemed to be a breach of this Section 5.3(c)(i));

          (ii) shall not do or effect any of the following actions with respect to its securities: (A) adjust, split, combine or reclassify capital stock of Syncor, (B) make, declare or pay any dividend or distribution on, or, directly or indirectly, redeem, purchase or otherwise acquire, any shares of capital stock of Syncor or any securities or obligations convertible into or exchangeable for any shares of capital stock of Syncor (other than (I) dividends or distributions from its direct or indirect wholly owned subsidiary in the ordinary course of business or (II) dividends or distributions by a subsidiary that is partially owned by Syncor or any of its subsidiaries in the ordinary course of business; provided that Syncor or any of its subsidiaries receives or is to receive its proportionate share thereof), (C) grant any person any right or option to acquire any shares of capital stock of Syncor, except, after the date of this Agreement, for the grant of options to purchase up to 100,000 shares of Syncor Common Stock; provided that, such options are granted either (I) in the ordinary course of business consistent with past practice after consultation with Cardinal to new hires (but, in any event, not under the Syncor ESPP) or (II) pursuant to formula awards as set forth in Section 5.3(c)(ii) to the Syncor Disclosure Schedule; provided that, in each case, such options will not vest in connection with the transactions contemplated by this Agreement, (D) issue, deliver or sell or agree to issue, deliver or sell any additional shares of capital stock of Syncor or any securities or obligations convertible into or exchangeable or exercisable for any shares of capital stock of Syncor or such securities (except pursuant to the exercise of Syncor Options that are outstanding as of the date of this Agreement), (E) enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of capital stock of Syncor, or (F) open any offering period or issue any shares of Syncor capital stock or grant any purchase rights pursuant to the Syncor ESPP;

          (iii) shall not directly or indirectly sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any property or assets of Syncor or its subsidiaries other than sales, transfers, leases, pledges, mortgages, encumbrances or other dispositions in the ordinary course of business or that, individually or in the aggregate, are immaterial;

          (iv) shall not make or propose any changes in the Syncor Certificate or the Syncor By-laws;

          (v) shall not amend or modify, or propose to amend or modify, the Syncor Rights Agreement, as amended as of the date of this Agreement;

          (vi) shall not merge or consolidate with any other person;

          (vii) shall not acquire assets or capital stock of any other person in excess of $1,000,000 individually or $3,000,000 in the aggregate, other than the acquisition of inventory in the ordinary course of business, consistent with past practice;

          (viii) shall not incur, create, assume or otherwise become liable for any indebtedness for borrowed money or, except in the ordinary course of business, consistent with past practice, assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity;

          (ix) shall not create any subsidiaries;

          (x) shall not enter into or modify in any material respect any employment, severance, termination or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officer, director, consultant or employee other than in the ordinary course of business consistent with past practice with respect to non-officer employees (except for severance agreements, which, in all cases, shall require the prior written consent of Cardinal), or otherwise increase the compensation or benefits provided to any officer, director, consultant or employee, except in the ordinary course of business consistent with past practice or as may be required by Applicable Laws, or grant, reprice, or accelerate the exercise or payment of any Syncor Options or other equity-based awards;

          (xi) shall not enter into, adopt or amend in any material respect any Plan, except as shall be required by Applicable Laws;

          (xii) shall not take any action that could give rise to severance benefits payable to any officer or director of Syncor as a result of consummation of the transactions contemplated by this Agreement;

          (xiii) shall not change any material method or principle of Tax or financial accounting in a manner that is inconsistent with past practice, except to the extent required by Applicable Laws or GAAP, as advised by Syncor's regular independent accountants;

          (xiv) shall not, except in the ordinary course of business consistent with past practice, settle any Actions, whether now pending or made or brought after the date of this Agreement involving, individually or in the aggregate, an amount in excess of $1,500,000 individually or $3,000,000 in the aggregate;

          (xv) shall not, except in the ordinary course of business consistent with past practice, modify, amend or terminate, or waive, release or assign any material rights or claims with respect to, any Contract set forth in
     Section 4.17 to the Syncor Disclosure Schedule, any other material Contract to which Syncor is a party or any confidentiality agreement to which Syncor is a party;

          (xvi) shall not enter into any confidentiality agreements or arrangements other than in the ordinary course of business consistent with past practice (other than as permitted, in each case, by Section 5.3(d));

          (xvii) shall not write up, write down or write off the book value of any assets, individually or in the aggregate, in excess of $300,000, except for depreciation and amortization in accordance with GAAP consistently applied and except, following consultation with Cardinal, as required by Applicable Laws or GAAP;

          (xviii) shall not incur or commit to any capital expenditures in excess of $1,000,000 individually or $3,000,000 in the aggregate;

          (xix) shall not make any payments in respect of policies of directors' and officers' liability insurance (premiums or otherwise) other than premiums paid in respect of its current policies or a renewal thereof to the extent set forth in Section 4.23 to the Syncor Disclosure Schedule;

          (xx) shall not take any action to exempt or make not subject to (A) the provisions of Section 203 of the DGCL or (B) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any individual or entity (other than Cardinal or its subsidiaries) or any action taken thereby, which individual, entity or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom;

          (xxi) shall not knowingly and intentionally take any action that could likely result in a violation or breach of any agreement, covenant, representation or warranty contained in this Agreement that has prevented or would prevent the satisfaction of the condition set forth in Section 6.3(a) or 6.3(b);

          (xxii) shall not, except as, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on Syncor, make, revoke or amend any Tax election, settle or compromise any claim or assessment with respect to Taxes, execute or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of any Taxes or amend any material Tax Returns;

          (xxiii) shall not permit or cause any of its subsidiaries to do any of the foregoing or any of the items set forth in Section 5.3(c)(xxiii) to the Cardinal Disclosure Schedule or agree or commit to do any of the foregoing; or

          (xxiv) except as expressly permitted in this Agreement, shall not agree in writing or otherwise to take any of the foregoing actions.

     (d) No Solicitation. Syncor agrees that, during the term of this Agreement, it shall not, and shall not authorize and will use best efforts not to permit any of its subsidiaries or any of its or its subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate, encourage or facilitate, or furnish or disclose nonpublic information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving Syncor, or acquisition of any capital stock (other than upon exercise of Syncor Options that are outstanding as of the date of this Agreement) or a material amount of the assets (other than transactions with customers in the ordinary course of business consistent with past practice or the disposition of all or part of the business or operations of Comprehensive Medical Imaging ("CMI") of Syncor and its subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or any combination of the foregoing (a "Competing Transaction"), or negotiate, explore or otherwise engage in discussions with any person (other than Cardinal, Subcorp or their respective directors, officers, employees, agents and representatives) with respect to any Competing Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement; provided that, at any time prior to the approval of this Agreement by Syncor Stockholders, Syncor may furnish information to, and negotiate or otherwise engage in discussions with, any person that delivers a written proposal for a Competing Transaction that was not solicited or encouraged, except to the extent explicitly permitted by this Section 5.3(d), after the date of this Agreement if and so long as the Board of Directors of Syncor believes in good faith as determined by a majority vote, based upon the advice of its outside legal counsel, that failing to take such action would reasonably be expected to constitute a breach of its fiduciary duties under Applicable Laws and believes in good faith, after consulting with a nationally recognized investment banking firm and Syncor's outside legal counsel, that such proposal would reasonably be expected to result in a transaction that, if consummated, would be more favorable to Syncor Stockholders from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by Cardinal in response to such Competing Transaction) (a "Superior Proposal"); provided, further, that, prior to furnishing any information to such person, Syncor shall enter into a confidentiality agreement that is no less restrictive, in any material respect, than the confidentiality agreement between Cardinal and Syncor, dated July 9, 2001, as amended on August 29, 2001 and September 5, 2001 (the "Confidentiality Agreement"). Syncor will immediately cease all existing activities, discussions and negotiations with any persons conducted to the date of this Agreement with respect to any proposal for a Competing Transaction and request the return of all confidential information regarding Syncor provided to any such persons prior to the date of this Agreement pursuant to the terms of any confidentiality agreements or otherwise. In the event that, prior to the approval of this Agreement by the Syncor Stockholders, the Board of Directors of Syncor receives a Superior Proposal that was not solicited or encouraged, except to the extent permitted by this Section 5.3(d), after the date of this Agreement and the Board of Directors of Syncor believes in good faith based upon the advice of its outside legal counsel that failure to take such action would reasonably be expected to constitute a breach of the fiduciary duties of the Board of Directors of Syncor under Applicable Laws, the Board of Directors of Syncor may (subject to this, the following sentences and Section 5.3(a)) withdraw, modify or change, in a manner adverse to Cardinal, the Syncor Board Recommendation and/or comply with Rule 14e-2 under the Exchange Act with respect to a Competing Transaction, provided that Syncor gives Cardinal three business days' prior written notice of its intention to do so (provided that the foregoing shall in no way limit or otherwise affect Cardinal's right to terminate this Agreement pursuant to Section 7.1(d), except as set forth in Section 5.3(a)). Any such withdrawal, modification or change of the Syncor Board Recommendation shall not change the approval of the Board of Directors of Syncor for purposes of causing any state takeover statute or other state law to be inapplicable to the transactions contemplated by this Agreement, including the Merger or the Support Agreements, or change the obligation of Syncor to present this Agreement for approval at the duly called Syncor Stockholders Meeting on the earliest practicable date determined in consultation with Cardinal. From and after the execution of this Agreement, Syncor shall promptly advise Cardinal in writing of the receipt, directly or indirectly, of any inquiries or proposals or the participation by or on behalf of Syncor in any discussions or negotiations, relating to a Competing Transaction (including, in each case, the specific terms and status thereof and the identity of the other person or persons involved) and promptly furnish to Cardinal a copy of any such written proposal in addition to any information provided to or by any third party relating thereto. All information provided to Cardinal under this Section 5.3(d) shall be kept confidential by Cardinal in accordance with the terms of the Confidentiality Agreement. In addition, Syncor shall promptly advise

Cardinal, in writing, if the Board of Directors of Syncor shall make any determination as to any Competing Transaction as contemplated by the proviso to the first sentence of this Section 5.3(d). Furthermore, nothing contained in this Section 5.3(d) shall prohibit Syncor from making disclosure (and such disclosure in and of itself shall not be deemed to be a Syncor Change in Recommendation) of the fact that a Competing Transaction has been proposed, the identity of the person making such proposal or the material terms of such proposal in the Registration Statement or the Proxy Statement only to the extent the disclosure of such facts, identity or terms is required under Applicable Laws and only following prior consultation by Syncor with Cardinal regarding any such proposed disclosure.

     (e) Affiliates of Syncor. Syncor shall use reasonable best efforts to cause each such person that will be, at the Effective Time or was on the date of this Agreement, an "affiliate" of Syncor for purposes of Rule 145 under the Securities Act to execute and deliver to Cardinal, no less than ten days prior to the date of the Syncor Stockholders Meeting, the written undertakings in the form attached as Exhibit A to this Agreement (the "Syncor Affiliate Letter"). No later than 15 days prior to such date, Syncor, after consultation with its outside legal counsel, shall provide Cardinal with a letter (reasonably satisfactory to outside legal counsel to Cardinal) specifying all of the individuals or entities that, in Syncor's opinion, may be deemed to be affiliates of Syncor under the preceding sentence. The foregoing notwithstanding, Cardinal shall be entitled to place legends as specified in the Syncor Affiliate Letter on the certificates evidencing any of the Cardinal Common Shares to be received by (i) any such affiliate of Syncor specified in such letter or (ii) any person Cardinal in consultation with its outside legal counsel reasonably identifies (by written notice to Syncor and following discussions and consultation with Syncor's outside legal counsel) as being a person that is an affiliate, pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Cardinal Common Shares, consistent with the terms of the Syncor Affiliate Letters, regardless of whether such person has executed a Syncor Affiliate Letter and regardless of whether such person's name appears on the letter to be delivered pursuant to the preceding sentence.

     (f) Access. Subject to legal and contractual restrictions (including, without limitation, under Antitrust Laws), upon reasonable notice throughout the period prior to the earlier of the Effective Time or the date of termination of this Agreement, Syncor shall permit representatives of Cardinal to have reasonable access during normal business hours to Syncor's premises, properties, books, records, contracts and documents. Cardinal will keep the information obtained pursuant to this Section 5.3(f) confidential pursuant to the terms of the Confidentiality Agreement and shall cause its directors, officers and employees and representatives or advisors who receive any portion thereof to keep all such information confidential, in accordance with the terms of the Confidentiality Agreement. Cardinal will use reasonable best efforts to minimize any disruption to the businesses of Syncor and its subsidiaries that may result from the requests for access, data and information hereunder. Cardinal shall afford to Syncor's directors, officers, employees, and representatives or advisors reasonable access during normal business hours upon reasonable notice, to its directors, officers, employees, and books and records to the extent reasonably necessary in connection with the preparation of the Proxy Statement. No investigation conducted pursuant to this Section 5.3(f) shall affect or be deemed to modify any representation or warranty made in this Agreement. Syncor acknowledges that Cardinal intends to continue its due diligence efforts until the Closing Date and Syncor agrees that it will provide its full cooperation in order to give Cardinal a level of access consistent with that provided during the investigation related to the Syncor Disclosure Matter (defined below) and with the preceding four sentences of Section 5.3(f) so that Cardinal may complete as much of its due diligence as reasonably possible prior to the Syncor Stockholder Meeting, it being agreed that the level of access provided prior to December 3, 2002 during the investigation related to the Syncor Disclosure Matter has been consistent with the preceding four sentences of Section 5.3(f) and that level of access accorded by Syncor during the investigation related to the Syncor Disclosure Matter shall be the level of access to be provided in connection with Cardinal's continued due diligence efforts.

     (g) Subsequent Financial Statements. Syncor shall consult with Cardinal prior to making publicly available its financial results for any period after the date of this Agreement and prior to filing any Syncor SEC Documents after the date of this Agreement (other than routine filings pursuant to Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act).

                                  ARTICLE VI.

                                   CONDITIONS

     6.1. Conditions to the Obligations of Each Party. The obligations of Syncor, Cardinal and Subcorp to consummate the Merger shall be subject to the satisfaction (or to the extent legally permissible, waiver) of the following conditions:

          (a) This Agreement, shall have been approved by Syncor Stockholders in the manner required by Applicable Laws.

          (b) Any applicable waiting periods under the HSR Act relating to the Merger and the transactions contemplated by this Agreement shall have expired or been terminated, and any other approvals of any Governmental Authority shall have been obtained, except for such approvals (unrelated to Antitrust Laws) the failure of which to obtain would not, individually or in the aggregate, result in the imposition of any fine or penalty except in immaterial amounts.

          (c) No provision of any Applicable Law and no judgment, injunction, order or decree of a Governmental Authority shall prohibit or enjoin the consummation of the Merger or the transactions contemplated by this Agreement or limit the ownership or operation by Cardinal, Syncor or any of their respective subsidiaries of any material portion of the businesses or assets of Cardinal or Syncor.

          (d) There shall not be pending any Action by any Governmental Authority (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement, (ii) seeking to prohibit or limit in any material respect the ownership or operation by Cardinal, Syncor or any of their respective subsidiaries of, or to compel Cardinal, Syncor or any of their respective subsidiaries to dispose of or hold separate, any material portion of the business or assets of Cardinal, Syncor or any of their respective subsidiaries, as a result of the Merger or any of the other transactions contemplated by this Agreement, except in the case of this clause (ii) for such prohibitions, limitations, dispositions or holdings that would not be deemed to constitute a Material Adverse Effect under Section 5.1(a)(iv), or
     (iii) seeking to impose limitations on the ability of Cardinal to acquire or hold, or exercise full rights of ownership of, any shares of capital stock of the Surviving Corporation, including the right to vote capital stock of the Surviving Corporation on all matters properly presented to the stockholders of the Surviving Corporation.

          (e) The Commission shall have declared the Registration Statement effective under the Securities Act, and no stop order or similar restraining order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the Commission or any state securities administrator.

          (f) The Cardinal Common Shares to be issued in the Merger and upon exercise of Cardinal Exchange Options shall have been approved for listing on the NYSE, subject to official notice of issuance.

          (g) Syncor shall have received the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, dated as of the Closing Date, to the effect that (i) the Merger will constitute a "reorganization" (within the meaning of Section 368(a) of the Code) and (ii) no gain or loss will be recognized by Syncor Stockholders upon the receipt of Cardinal Common Shares in exchange for shares of Syncor Common Stock pursuant to the Merger, except with respect to cash received in lieu of fractional share interests in Cardinal Common Shares.

     6.2. Conditions to Obligations of Syncor. The obligations of Syncor to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions unless waived by
Syncor:

          (a) Each of the representations and warranties of each of Cardinal and Subcorp set forth in Article III shall be true and correct in all respects (but without regard to any materiality qualifications or references to Material Adverse Effect contained in any specific representation or warranty) on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date), except where any such failure of the representations and warranties in the aggregate to be true and correct in all respects would not reasonably be expected to have a Material Adverse Effect on Cardinal.

          (b) Each of Cardinal and Subcorp shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it under this Agreement at or prior to the Effective Time.

          (c) Each of Cardinal and Subcorp shall have furnished Syncor with a certificate dated the Closing Date signed on behalf of it by the Chairman, President or any Vice President of Cardinal and Subcorp, as applicable, to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

          (d) Since the date of this Agreement, except to the extent contemplated by Section 3.11 to the Cardinal Disclosure Schedule, there shall not have been events or occurrences individually or in the aggregate that would be a Material Adverse Effect on Cardinal.

     6.3. Conditions to Obligations of Cardinal and Subcorp. The obligations of Cardinal and Subcorp to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions unless waived by Cardinal:

          (a) Each of the representations and warranties of Syncor set forth in
     Article IV (other than the representations and warranties of Syncor set forth in the first three sentences of Section 4.4) shall be true and correct in all respects (but without regard to any materiality qualifications or references to Material Adverse Effect contained in any specific representation or warranty) on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date), except where any such failure of the representations and warranties in the aggregate to be true and correct in all respects would not reasonably be expected to have a Material Adverse Effect on Syncor. The representations and warranties of Syncor set forth in the first three sentences of Section
     4.4 shall be true and correct (subject to de minimis exceptions) on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date).

          (b) Syncor shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it under this Agreement at or prior to the Effective Time; it being agreed that any failure to so perform or comply with (x) Section 5.3(c) of the Merger Agreement prior to December 3, 2002 or (y) after December 3, 2002, to the extent permitted pursuant to Annex I to Amendment No. 2, in each case, as a result of the Syncor Disclosure Matter, shall not be included in determining whether the condition set forth in this Section 6.3(b) has been satisfied.

          (c) Syncor shall have furnished Cardinal with a certificate dated the Closing Date signed on its behalf by its Chairman, President or any Vice President to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

          (d) Since the date of this Agreement, except to the extent contemplated by Section 4.12 to the Syncor Disclosure Schedule, there shall not have been events or occurrences, individually or in the aggregate, that would be a Material Adverse Effect on Syncor.

          (e) A guilty plea (the "Plea") shall have been entered into by Syncor Taiwan, Inc. pursuant to the agreement (the "Agreement"), dated December 3, 2002, between counsel for Syncor and the United States Department of Justice (the "DOJ") and the plea agreement, dated December 3, 2002 (together with the Agreement, the "DOJ Agreement"), between Syncor Taiwan, Inc. and the DOJ, and the DOJ Agreement shall have remained in effect without modification to the terms thereof; except any such modification that would not (i) be materially adverse to Cardinal or (ii) have a Material Adverse Effect on Syncor;

                                  ARTICLE VII.

                           TERMINATION AND AMENDMENT

     7.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by Syncor Stockholders):

          (a) by mutual written consent of Cardinal and Syncor;

          (b) by either Cardinal or Syncor if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited, or if any judgment, injunction, order or decree of a court or other competent Governmental Authority enjoining Cardinal or Syncor from consummating the Merger shall have been entered and such judgment, injunction, order or decree shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(b) shall have used its reasonable best efforts to remove such order, decree, ruling or injunction;

          (c) by either Cardinal or Syncor if the Merger shall not have been consummated before the date that is the earlier of (x) the date that is 23 business days (within the meaning of Rule 14d-1(g)(3) of the Securities Exchange Act of 1934) following the date that the Commission declares the final post-effective amendment to the Registration Statement effective and
     (y) March 21, 2003; provided, further, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party to this Agreement whose failure or whose affiliate's failure to perform any material covenant or obligation under this Agreement (a "Material Failure") has been the primary cause of or resulted in the failure of the Merger to occur on or before such date, it being agreed that any failure to perform or comply with (i) Section 5.3(c) of the Merger Agreement prior to December 3, 2002, or (ii) after December 3, 2002, to the extent permitted by Annex I to Amendment No. 2, in each case, as a result of the Syncor Disclosure Matter, shall not be deemed a Material Failure;

          (d) by Cardinal (i) if there shall have been a Syncor Change in Recommendation or (ii) if the Syncor Board of Directors shall have refused to affirm the Syncor Board Recommendation within 20 days of any written request from Cardinal.

          (e) by Cardinal or Syncor if, at the Syncor Stockholders Meeting (including any adjournment or postponement thereof), the requisite vote of Syncor Stockholders to approve this Agreement shall not have been obtained;

          (f) by Cardinal if there has been a violation or breach by Syncor of any agreement, covenant, representation or warranty contained in this Agreement that has prevented or would prevent the satisfaction of the conditions set forth in Sections 6.3(a) and (b) at the time of such breach or violation and such violation or breach has not been waived by Cardinal nor cured by Syncor prior to the earlier of (i) 20 business days after the giving of written notice to Syncor of such breach and (ii) March 21, 2003; or

          (g) by Syncor if there has been a violation or breach by Cardinal of any agreement, covenant, representation or warranty contained in this Agreement that has prevented or would prevent the satisfaction of the conditions set forth in Sections 6.2(a) and (b) at the time of such breach or violation and such violation or breach has not been waived by Syncor nor cured by Cardinal prior to the earlier of (i) 20 business days after the giving of written notice to Cardinal of such breach and (ii) March 21, 2003.

     7.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement, except for the provisions of the second sentence of Section 5.3(f) and the provisions of this Section 7.2 and Sections 8.7, 8.8 and 8.11, shall become void and have no effect, without any liability on the part of any party to this Agreement or the directors, officers, or stockholders or shareholders of any party to this Agreement, as the case may be. Notwithstanding the foregoing, nothing in this Section 7.2 shall relieve any party to this Agreement of liability for an intentional and material breach of any provision of this Agreement, provided, however, that, if it shall be judicially determined that termination of this Agreement was caused by an intentional and material breach of this Agreement, then, in addition to other remedies at law or equity for breach of this Agreement, the party to this Agreement so found to have intentionally breached this Agreement shall indemnify and hold harmless the other parties to this Agreement for their respective out-of-pocket costs, fees and expenses of their counsel, accountants, financial advisors and other experts and advisors as well as fees and expenses incident to negotiation, preparation and execution of this Agreement and related documentation and shareholder meetings and consents (collectively, "Costs"). If this Agreement is terminated pursuant to Section 7.1(d) or Section 7.1(e), then Syncor will, within three business days following any such termination by Cardinal, or, in the case of a termination by Syncor, concurrently with such termination, pay to Cardinal in cash by wire transfer in immediately available funds to an account in the United States designated by Cardinal in reimbursement for Cardinal's actual and documented reasonable Costs, an amount in cash up to but not in excess of $4,000,000 in the aggregate. If this Agreement is terminated pursuant to

          (a) Section 7.1(d) or Section 7.1(e) and at any time prior to such termination a bona fide proposal regarding a Competing Transaction with respect to Syncor shall not have been made to Syncor, nor shall there have been any public disclosure of any bona fide proposal or expression of interest by a third party regarding a Competing Transaction, or

          (b) Section 7.1(a) or Section 7.1(c) and at any time prior to such termination a bona fide proposal regarding a Competing Transaction with respect to Syncor shall have been made to Syncor, or any bona fide proposal or expression of interest by a third party regarding a Competing Transaction shall have been publicly disclosed and within six months after the date of any such termination Syncor enters into a letter of intent, agreement-in-principle, acquisition agreement or other similar agreement with respect to, or publicly announces, a Business Combination (as defined below) or consummates a Business Combination, then Syncor will, upon consummation of such Business Combination, pay to Cardinal in cash by wire transfer in immediately available funds to an account designated by Cardinal a termination fee in an amount equal to $24,125,000 (less amounts paid in reimbursement of Costs). If this Agreement is terminated pursuant to Section 7.1(d) or Section 7.1(e), and at any time prior to such termination a bona fide proposal regarding a Competing Transaction with respect to Syncor shall have been made to Syncor, or any bona fide proposal or expression of interest by a third party regarding a Competing Transaction shall have been publicly disclosed, then (i) Syncor will, in the case of a termination by Cardinal, within three business days following any such termination or, in the case of a termination by Syncor, concurrently with such termination, pay to Cardinal in cash by wire transfer in immediately available funds to an account in the United States designated by Cardinal a termination fee in an amount equal to $12,062,500 (less amounts paid in reimbursement of Costs); and, furthermore, if within 12 months after the date of any such termination Syncor enters into a letter of intent, agreement-in-principle, acquisition agreement or other similar agreement with respect to, or publicly announces, a Business Combination or consummates a Business Combination, then Syncor will, upon the consummation of such Business Combination, pay to Cardinal in cash by wire transfer in immediately available funds to an account in the United States designated by Cardinal an additional termination fee in an amount equal to $12,062,500. "Business Combination" means (a) a merger, consolidation, share exchange, business combination or similar transaction involving Syncor as a result of which Syncor Stockholders, prior to such transaction, in the aggregate, cease to own at least 60% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof), (b) a sale, lease, exchange, transfer or other disposition of more than 33% of the assets of Syncor and its subsidiaries, taken as a whole, in a single transaction or a series of related transactions (other than to customers in the ordinary course of business or the disposition of all or part of the business or operations of
CMI), or (c) the acquisition, by a person (other than Cardinal or any affiliate thereof) or "group" (as defined under Section 13(d) of the Exchange Act) of "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act) of more than 33% of Syncor Common Stock, whether by tender or exchange offer or otherwise.

     7.3. Amendment. This Agreement may be amended by the parties to this Agreement, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of this Agreement by

Syncor Stockholders, but, after any such approval, no amendment shall be made that by law requires further approval or authorization by Syncor Stockholders without such further approval or authorization. Notwithstanding the foregoing, this Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties to this Agreement.

     7.4. Extension; Waiver. At any time prior to the Effective Time, Cardinal (with respect to Syncor) and Syncor (with respect to Cardinal and Subcorp) by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of such party to this Agreement, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement and (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to this Agreement to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party to this Agreement.

                                 ARTICLE VIII.

                                 MISCELLANEOUS

     8.1. Survival of Representations and Warranties. The representations and warranties made in this Agreement by the parties to this Agreement shall not survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties to this Agreement, which by its terms contemplates performance after the Effective Time or after the termination of this Agreement.

     8.2. Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or dispatched by a nationally recognized overnight courier service to the parties to this Agreement at the following addresses (or at such other address for a party to this Agreement as shall be specified by like notice):

     (a) if to Cardinal or Subcorp:

         Cardinal Health, Inc.
         7000 Cardinal Place
         Dublin, Ohio 43017
         Attention: Paul S. Williams
                    Executive Vice President, Chief Legal Officer & Secretary Telecopy No.: (614) 757-6948

         with a copy to

         David A. Katz, Esq.
         Wachtell, Lipton, Rosen & Katz
         51 West 52nd Street
         New York, New York 10019
         Telecopy No.: (212) 403-2000

          (b) if to Syncor:

              Syncor International Corporation
              6464 Canoga Avenue
              Woodland Hills, CA 91367
              Attention: Robert G. Funari
                         President and Chief Executive Officer
              Telecopy No.: (818) 737-4826

              with a copy to

              Paul T. Schnell, Esq.
              Richard J. Grossman, Esq.
              Skadden, Arps, Slate, Meagher & Flom LLP
              Four Times Square
              New York, New York 10036
              Telecopy No.: (212) 735-2000

     8.3. Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings, the table of contents and the index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." A "Material Adverse Effect" with respect to any party to this Agreement shall be deemed to occur if there shall have been a material adverse effect on the business, financial condition or results of operations of such party to this Agreement and its subsidiaries, taken as a whole, except to the extent that such adverse effect results from (a) changes (i) in prevailing interest rates in the United States or financial market conditions in the United States, (ii) in general economic conditions in the United States or (iii) in GAAP; (b) any developments, changes or consequences relating to or that could arise from the actual or prospective renewal of (or failure to renew) the BMS Contract, any new terms that may be negotiated in any proposed or actual amended or new BMS Contract, any negotiations with BMS (or the substitute counterparty) directly relating to the BMS Contract or any amendment to the BMS Contract or a new BMS Contract, in each case, regardless of whether or not BMS owns the product covered by the BMS Contract; (c) any developments, changes or consequences relating to the process for the possible sale of all or a portion of the business of CMI (the "CMI Business"), including the failure to sell all or any portion of the CMI Business, the level of interest of any parties in pursuing a sale or the value or other terms for a sale indicated by such parties, and the pricing or other terms of any such sale, or the effect of any accounting charges, adjustments and changes ("CMI Changes") set forth in Section 5.3(c) to the Syncor Disclosure Schedule; or (d) the Syncor Disclosure Matter. For the purposes of this Agreement, in determining whether there has been a Material Adverse Effect on Syncor, any changes to or developments regarding the CMI Business shall be measured solely against the actual results of the CMI Business for the fiscal year ended December 31, 2001. A "subsidiary" means, when used with respect to any party to this Agreement, any corporation or other organization, incorporated or unincorporated, (a) of which such party to this Agreement or any of its subsidiaries is a general partner (excluding partnerships, the general partnership interests of which held by such party to this Agreement or any of its subsidiaries do not have 50% or more of the voting interests in such partnership) or (b) 50% or more of the securities or other interests of which having by their terms ordinary voting power to elect at least 50% of the board of directors or others performing similar functions with respect to such corporation or other organization is, directly or indirectly, owned or controlled by such party to this Agreement or one or more of its subsidiaries (or, if there are no such voting securities or interests, 50% or more of the equity interests of which is, directly or indirectly, owned or controlled by such party to this Agreement or one or more of its subsidiaries). With respect to Syncor, "knowledge" shall mean the actual knowledge of the individuals set forth in Section 8.3 to the Syncor Disclosure Schedule. With respect to Cardinal, "knowledge" shall mean the actual knowledge of the individuals set forth in Section 8.3 to the Cardinal Disclosure Schedule. The "Syncor Disclosure Matter" shall mean (x) the information set forth in the written reports prepared by Ernst & Young LLP; Skadden, Arps, Slate, Meagher & Flom LLP; and PricewaterhouseCoopers LLP relating to Syncor's and its subsidiaries' operations outside of the continental United States, Alaska and Hawaii as disclosed to each of the DOJ, the Commission and Cardinal (or its outside legal counsel), (y) any Actions, judgments, settlements, fines, penalties or orders by or before any Governmental Authority, whether existing, pending, threatened or hereafter arising (and including the terms and status thereof), arising from the matters identified in clause (x) above or the disclosure, fiduciary, contractual or other obligations of the Parties and their subsidiaries and their respective directors, officers, employees and representatives relating to the matters identified in clause (x) above, including the Actions listed on Annex II to Amendment No. 2, and (z) any costs, fees and expenses of Syncor or its subsidiaries relating to the investigation of the matters identified in clauses (x) and (y) above; the renegotiation of the Merger Agreement; the solicitation of proxies after December 3, 2002; and any pre-existing indemnity rights of any directors, officers, employees and representatives of Syncor or of any of its subsidiaries in connection with any of the matters identified in clauses (x) and (y).

     8.4. Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement. The parties to this Agreement may execute more than one copy of this Agreement, each of which shall constitute an original.

     8.5. Entire Agreement. This Agreement (including the documents and the instruments relating to the Merger referred to in this Agreement), the Support Agreements and the Confidentiality Agreement constitute the entire agreement among the parties to this Agreement and supersede all prior agreements and understandings, agreements or representations by or among the parties to this Agreement, written and oral, with respect to the subject matter of this Agreement and thereof. With respect to the transactions contemplated by this Agreement and the subject matter of this Agreement, neither Cardinal and its affiliates nor Syncor and its affiliates makes any representations or warranties other than those set forth in this Agreement.

     8.6.  Third-Party Beneficiaries.  Except for the agreement set forth in
Section 5.2(c), nothing in this Agreement, express or implied, is intended or shall be construed to create any third-party beneficiaries.

     8.7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws thereof. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any state or federal court sitting in the State of Delaware.

     8.8.  Consent to Jurisdiction; Venue.

     (a) Each of the parties to this Agreement irrevocably submits to the exclusive jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware, for the purpose of any action or proceeding arising out of or relating to this Agreement and each of the parties to this Agreement irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any Delaware state or federal court sitting in the State of Delaware. Each of the parties to this Agreement agrees that a final non-appealable judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

     (b) Each of the parties to this Agreement irrevocably consents to the service of any summons and complaint and any other process in any other action or proceeding relating to the Merger, on behalf of itself or its property, by the personal delivery of copies of such process to such party to this Agreement. Nothing in this Section 8.8 shall affect the right of any party to this Agreement to serve legal process in any other manner permitted by law.

     8.9. Specific Performance. The transactions contemplated by this Agreement are unique. Accordingly, each of the parties to this Agreement acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties to this Agreement is entitled to the fullest extent permitted by Applicable Laws to an injunction restraining such breach, violation or default or threatened breach, violation or default and to any other equitable relief, including, without limitation, specific performance, without bond or other security being required in the event of a breach or violation of, or a default under, this Agreement, provided that such party to this Agreement is not in material default hereunder.

     8.10. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties to this Agreement (whether by operation of law or otherwise) without the prior written consent of the other parties to this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties to this Agreement and their respective successors and assigns.

     8.11. Expenses. Subject to the provisions of Section 7.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement and thereby shall be paid by the party to this Agreement incurring such expenses.

     8.12. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

     IN WITNESS WHEREOF, Cardinal, Subcorp and Syncor have signed this Agreement as of the date first written above.

                                          CARDINAL HEALTH, INC.

                                          By:     /s/ ROBERT D. WALTER
                                            ------------------------------------
                                              Name: Robert D. Walter
                                              Title: Chairman and Chief
                                              Executive

                                          MUDHEN MERGER CORP.

                                          By:     /s/ ROBERT D. WALTER
                                            ------------------------------------
                                              Name: Robert D. Walter
                                              Title: Chairman

                                          SYNCOR INTERNATIONAL CORPORATION

                                          By:     /s/ ROBERT G. FUNARI
                                            ------------------------------------
                                              Name: Robert G. Funari
                                              Title: President and Chief
                                              Executive Officer

                                                                       EXHIBIT A

                                                                           , 200

Cardinal Health, Inc.
7000 Cardinal Place
Dublin, Ohio 43017

Gentlemen:

     The undersigned acknowledges that the undersigned has been advised, as of the date hereof, the undersigned may be deemed to be an "affiliate" of Syncor International Corporation, a Delaware corporation ("Syncor"), as the term "affiliate" is used in and for purposes paragraphs (c) and (d) of Rule 145 ("Rule 145") promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (including the rules and regulations thereunder, the "Securities Act"). Pursuant to the terms and subject to the conditions of the Agreement and Plan of Merger, dated as of
          , 2002 (the "Agreement"), by and among Syncor, Cardinal Health, Inc., an Ohio corporation ("Cardinal"), and Mudhen Merger Corp., a Delaware corporation and a wholly owned subsidiary of Cardinal ("Subcorp"), Subcorp will be merged with and into Syncor (the "Merger"), all of the outstanding shares of common stock of Syncor, par value $0.05 per share ("Syncor Common Stock"), will be converted into common shares, without par value, of Cardinal ("Cardinal Common Shares"), and all unexpired and unexercised employee options to purchase capital stock of Syncor will become options to purchase Cardinal Common Shares ("Cardinal Options"). In, or as a result of, the Merger, the undersigned will
(a) receive Cardinal Common Shares in exchange for all of the shares of Syncor Common Stock owned by the undersigned immediately prior to the time of the effectiveness of the Merger (the "Effective Time"), and/or (b) receive Cardinal Options.

     The undersigned acknowledges that, if the undersigned is an affiliate under the Securities Act, the undersigned's ability to sell, assign or transfer Cardinal Common Shares and Cardinal Options beneficially owned by the undersigned as a result of the Merger may be restricted unless such transaction is registered under the Securities Act or an exemption from such registration is available. The undersigned understands that such exemptions are limited, and, to the extent the undersigned felt or feels necessary, the undersigned has obtained or will obtain advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale, assignment or transfer of such securities of Rules 144 and 145(d) promulgated under the Securities Act.

     The undersigned agrees with Cardinal that the undersigned will not offer to sell, sell, transfer or otherwise dispose of any of the Cardinal Common Shares or Cardinal Options (or shares issuable upon exercise thereof) beneficially owned by the undersigned as a result of the Merger except (a) in compliance with the applicable provisions of Rule 145 or (b) pursuant to a registration statement under the Securities Act or (c) in a transaction that, in the opinion of Cardinal's general counsel or other independent counsel reasonably satisfactory to Cardinal or as described in a "no-action" or interpretive letter from the Staff of the Commission, is not required to be registered under the Securities Act; provided, however, that, for so long as the undersigned holds any Cardinal Common Shares as to which the undersigned is subject to the limitations of Rule 145 and to the extent applicable, Rule 144 promulgated under the Securities Act, Cardinal will use its reasonable efforts to (i) file all reports required to be filed by it pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as the same shall be in effect at the time, so as to satisfy the requirements of paragraph (c) of Rule 144 promulgated under the Securities Act that there be available current public information with respect to Cardinal, and (ii) furnish to the undersigned upon request a written statement as to whether Cardinal has complied with such reporting requirements during the 12 months preceding any proposed sale of Cardinal Common Shares by the undersigned under Rule 145 and to the extent applicable, Rule 144, and (b) otherwise use its reasonable efforts to make available to the undersigned the exemption afforded by Rule 145 and, to extend applicable, Rule 144 promulgated under the Securities Act with respect to the sale, transfer or other disposition of the Cardinal Common Shares. For purposes of this letter agreement, the exercise of a Cardinal Option shall not constitute a "disposition" of such Cardinal Option.

Cardinal Health, Inc.
          , 200
Page  2

     In the event of a sale or other disposition by the undersigned of Cardinal Common Shares or Cardinal Options pursuant to Rule 145, if requested by Cardinal, the undersigned will supply Cardinal with evidence of compliance with Rule 145, in the form of a letter in the form of Annex I to this letter agreement or the opinion of counsel or interpretive letter referred to above. The undersigned understands that Cardinal may instruct its transfer agent to withhold the transfer of any Cardinal Common Shares or Cardinal Options disposed of by the undersigned in violation of the terms of this letter agreement, but that, upon receipt of such evidence of compliance or the availability of an exemption from registration under the Securities Act, Cardinal shall cause the transfer agent to effectuate the transfer of Cardinal Common Shares or Cardinal Options sold.

     The undersigned acknowledges and agrees that appropriate legends will be placed on certificates, if any representing Cardinal Common Shares received by the undersigned in the Merger or held by a transferee thereof or upon exercise of a Cardinal Option, Cardinal and the undersigned and agree that any such legends set forth in this paragraph shall be removed by delivery of substitute certificates without such legends and/or any transfer instructions will be lifted (a) if one year shall have elapsed from the date of the Merger and the provisions of Rule 145(d)(2) promulgated under the Securities Act are then available to the undersigned, (b) two years shall have elapsed from the date of the Merger and the provision of Rule 145(d)(3) are then applicable to the undersigned, or (c) if the undersigned shall have delivered to Cardinal (i) a copy of a "no action" letter or interpretive letter from the Staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to Cardinal from independent counsel reasonably satisfactory to Cardinal, to the effect that such legend is not required for purposes of the Securities Act or (ii) a written statement that the Cardinal Common Shares represented by such certificates are being or have been sold in conformity with the provisions of Rule 145(d) promulgated under the Securities Act or pursuant to an effective registration statement under the Securities Act.

     The undersigned acknowledges that (a) the undersigned has carefully read this letter agreement and has been advised of and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of Cardinal Common Shares and Cardinal Options, and (b) the receipt by Cardinal of this letter agreement is an inducement to Cardinal to enter into the Agreement and consummate the transactions contemplated by the Agreement. This letter agreement shall expire and be of no force or effect upon termination of the Agreement prior to the Effective Time.

Cardinal Health, Inc.
          , 200
Page  3

     Execution of this letter should not be considered an admission on the part of the undersigned of "affiliate" status as described in the first paragraph of this letter agreement, or as a waiver of any rights the undersigned may have to object to any claim that the undersigned is such an affiliate on or after the date of this letter agreement.

                                          Very truly yours,

                                          --------------------------------------
                                          [Name]

Accepted and agreed this
  day of           , 200

CARDINAL HEALTH, INC.

By:
    --------------------------------------------------------
    Name:
    Title:

                                                                      ANNEX I TO
                                                                       EXHIBIT A

                                     , 200

Cardinal Health, Inc.
7000 Cardinal Place
Dublin, Ohio 43017
Attention: Corporate Secretary

     On          , 200  , the undersigned sold the securities of Cardinal
Health, Inc. ("Cardinal") described below in the space provided for that purpose (the "Securities"). The Securities were acquired by the undersigned in connection with the merger of Mudhen Merger Corp. with and into Syncor International Corporation.

     Based upon the most recent report or statement filed by Cardinal with the Securities and Exchange Commission, the Securities sold by the undersigned were within the prescribed limitations set forth in paragraph (e) of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Act").

     The undersigned hereby represents to Cardinal that the Securities were sold in "brokers' transactions" within the meaning of Section 4(4) of the Act or in transactions directly with a "market maker" as defined in Section 3(a)(38) of the Securities Exchange Act of 1934, as amended. The undersigned further represents to Cardinal that the undersigned has not solicited or arranged for the solicitation of orders to buy the Securities, and that the undersigned has not made any payment in connection with the offer or sale of the Securities to any person other than to the broker who executed the order in respect of such sale.

                                          Very truly yours,

DESCRIPTION OF SECURITIES SOLD:

                                                                      APPENDIX D

                   [LETTERHEAD OF SALOMON SMITH BARNEY INC.]

December 3, 2002

The Board of Directors
Syncor International Corporation
6464 Canoga Avenue
Woodland Hills, California 91367

Members of the Board:

     You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of Syncor International Corporation ("Syncor") of the Exchange Ratio (defined below) set forth in the Agreement and Plan of Merger, dated as of June 14, 2002 (the "Original Merger Agreement"), as amended as of December 3, 2002 (as so amended, the "Amended Merger Agreement"), among Cardinal Health, Inc. ("Cardinal"), Mudhen Merger Corp., a wholly owned subsidiary of Cardinal ("Merger Sub"), and Syncor. As more fully described in the Amended Merger Agreement, (i) Merger Sub will be merged with and into Syncor (the "Merger") and (ii) each outstanding share of the common stock, par value $0.05 per share, of Syncor ("Syncor Common Stock") will be converted into the right to receive 0.47 (the "Exchange Ratio") of a share of the common stock, without par value, of Cardinal ("Cardinal Common Shares").

     In arriving at our opinion, we reviewed the Amended Merger Agreement and certain related agreements and held discussions with certain senior officers, directors and other representatives and advisors of Syncor and certain senior officers and other representatives and advisors of Cardinal concerning the businesses, operations and prospects of Syncor and Cardinal. We examined certain publicly available business and financial information relating to Syncor and Cardinal as well as certain financial forecasts and other information and data with respect to Syncor and certain publicly available financial forecasts and other information and data with respect to Cardinal, which were provided to or otherwise discussed with us by the managements of Syncor and Cardinal, including certain information relating to the potential strategic implications and operational benefits anticipated by the management of Syncor to result from the Merger. We reviewed the financial terms of the Merger as set forth in the Amended Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of Syncor Common Stock and Cardinal Common Shares; historical and projected earnings and other operating data of Syncor and Cardinal; and the capitalization and financial condition of Syncor and Cardinal. We considered, to the extent publicly available, the financial terms of other transactions effected which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Syncor and Cardinal. We also evaluated the potential pro forma financial impact of the Merger on Cardinal. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

     In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information and data relating to Syncor provided to or otherwise discussed with us and used in our analysis, we have been advised by the management of Syncor that such financial forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Syncor as to the future financial performance of Syncor. With respect to publicly available financial forecasts and other information and data relating to Cardinal provided to or otherwise discussed with us and used in our analysis, we have been advised by the management of Cardinal that such forecasts and other information and data represent reasonable estimates as to the future financial performance of Cardinal. We have assumed, with your consent, that the Merger will be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary

The Board of Directors
Syncor International Corporation
December 3, 2002
Page  2

regulatory or third party approvals and consents for the Merger, no delay, limitation, restriction or condition will be imposed other than as specified in the Amended Merger Agreement and related documents. We also have assumed, with your consent, that the Merger will be treated as a reorganization for federal income tax purposes. We are not expressing any opinion as to what the value of Cardinal Common Shares actually will be when issued in the Merger or the prices at which Cardinal Common Shares will trade or otherwise be transferable at any time. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Syncor or Cardinal nor have we made any physical inspection of the properties or assets of Syncor or Cardinal. In connection with our engagement, and at the request of Syncor, we held preliminary discussions with selected third parties prior to the date on which the Original Merger Agreement was executed regarding the possible acquisition of Syncor. Our opinion does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for Syncor or the effect of any other transaction in which Syncor might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

     Salomon Smith Barney Inc. has acted as financial advisor to Syncor in connection with the proposed Merger and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee upon delivery of this opinion. We and our affiliates in the past have provided, and currently are providing, services to Syncor unrelated to the proposed Merger, for which services we have received, and expect to receive, compensation. We and our affiliates also in the past have provided, and may in the future provide, services to Cardinal unrelated to the proposed Merger, for which services we have received, and may receive, compensation. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Syncor and Cardinal for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Syncor, Cardinal and their respective affiliates.

     Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Syncor in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on the proposed Merger or as to any other matters relating to the Merger.

     Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of Syncor Common Stock.

Very truly yours,

/s/ SALOMON SMITH BARNEY INC.

SALOMON SMITH BARNEY INC.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 1701.13(E) of the Ohio Revised Code sets forth conditions and limitations governing the indemnification of officers, directors, and other persons.

     Article 6 of Cardinal Health's Code of Regulations contains certain indemnification provisions adopted pursuant to authority contained in Section 1701.13(E) of the Ohio Revised Code. Cardinal Health's Code of Regulations provides for the indemnification of its officers, directors, employees, and agents against all expenses with respect to any judgments, fines, and amounts paid in settlement, or with respect to any threatened, pending, or completed action, suit, or proceeding to which they were or are parties or are threatened to be made parties by reason of acting in such capacities, provided that it is determined, either by a majority vote of a quorum of disinterested directors of Cardinal Health or the shareholders of Cardinal Health or otherwise as provided in Section 1701.13(E) of the Ohio Revised Code, that (1) they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of Cardinal Health; (2) in any action, suit, or proceeding by or in the right of Cardinal Health, they were not, and have not been adjudicated to have been, negligent or guilty of misconduct in the performance of their duties to Cardinal Health; and (3) with respect to any criminal action or proceeding, that they had no reasonable cause to believe that their conduct was unlawful.
Section 1701.13(E) provides that to the extent a director, officer, employee, or agent has been successful on the merits or otherwise in defense of any such action, suit, or proceeding, such individual shall be indemnified against expenses reasonably incurred in connection therewith. Except as set forth in this Post-Effective Amendment to Cardinal Health's Registration Statement, at present there are no material claims, actions, suits, or proceedings pending where indemnification would be required under these provisions, and Cardinal Health does not know of any such threatened claims, actions, suits, or proceedings which may result in a request for such indemnification.

     Cardinal Health has entered into indemnification contracts with each of its directors and executive officers. These contracts generally: (1) confirm the existing indemnity provided to them under Cardinal Health's Code of Regulations and assure that this indemnity will continue to be provided; (2) provide that if Cardinal Health does not maintain directors' and officers' liability insurance, Cardinal Health will, in effect, become a self-insurer of the coverage; (3) provide that, in addition, the directors and officers shall be indemnified to the fullest extent permitted by law against all expenses (including legal fees), judgments, fines, and settlement amounts incurred by them in any action or proceeding, on account of their service as a director, officer, employee, or agent of Cardinal Health or at the request of Cardinal Health as a director, officer, employee, trustee, fiduciary, manager, member or agent of another corporation, partnership, trust, limited liability company, employee benefit plan or other enterprise; and (4) provide for the mandatory advancement of expenses to the executive officer or director in connection with the defense of any proceedings, provided the executive officer or director agrees to reimburse Cardinal Health for that advancement if it is ultimately determined that the executive officer or director is not entitled to indemnification for that proceeding under the agreement. Coverage under the contracts is excluded: (a) on account of conduct which is finally adjudged to be knowingly fraudulent, deliberately dishonest, or willful misconduct; or (b) if a final court of adjudication shall determine that such indemnification is not lawful; or (c) in respect of any suit in which judgment is rendered for violation of Section 16(b) of the Securities and Exchange Act of 1934, as amended, or provisions of any federal, state, or local statutory law; or (d) on account of any remuneration paid which is finally adjudged to have been in violation of law; or (e) on account of conduct occurring prior to the time the executive officer or director became an officer, director, employee, or agent of Cardinal Health or its subsidiaries (but in no event earlier than the time such entity became a subsidiary of Cardinal Health); or (f) with respect to proceedings initiated or brought voluntarily by the executive officer or director and not by way of defense, except for proceedings brought to enforce rights under the indemnification contract. Cardinal Health maintains a directors' and officers' insurance policy which insures the officers and directors of Cardinal Health from certain claims arising out of an alleged wrongful act by such persons in their respective capacities as officers and directors of Cardinal Health.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits.

EXHIBIT
NUMBER                        EXHIBIT DESCRIPTION
-------                       -------------------
2.01      Agreement and Plan of Merger, dated as of June 14, 2002, by and among Cardinal Health, Inc., Mudhen Merger Corp., and
          Syncor International Corporation.(1)
2.02      Amendment No. 1 to the Agreement and Plan of Merger, dated as of November 22, 2002, by and among Cardinal Health, Inc.,
          Mudhen Merger Corp. and Syncor International Corporation.(2)
2.03      Amendment No. 2 to the Agreement and Plan of Merger, dated as of December 3, 2002, by and among Cardinal Health, Inc.,
          Mudhen Merger Corp. and Syncor International Corporation.(3)
3.01      Amended and Restated Articles of Incorporation of the
          Registrant, as amended.(4) and (5)
3.02      Restated Code of Regulations of the Registrant, as
          amended.(6)
4.01      Specimen Certificate for Cardinal Health, Inc. common
          shares.(7)
5.01      Opinion of Wachtell, Lipton, Rosen & Katz as to the legality of the Cardinal Health, Inc. common shares being issued. (1)
8.01      Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to
          certain tax matters.
10.1      Letter Agreement, dated as of December 3, 2002, between
          Monty Fu and Syncor International Corporation.(8)
23.01     Consent of KPMG LLP (Syncor).
23.02     Consent of Ernst & Young LLP (Cardinal Health).
23.03     Solely due to the closure of Arthur Andersen LLP's Columbus,
          Ohio office, after reasonable efforts, the Registrant was
          unable to obtain the written consent of Arthur Andersen LLP to incorporate by reference its report dated July 21, 2001
          (Cardinal Health).
23.04     Consent of PricewaterhouseCoopers LLP (Bindley).
23.05     Consent of Wachtell, Lipton, Rosen & Katz (included in
          Exhibit 5.01).(1)
23.06     Consent of Skadden, Arps, Slate, Meagher & Flom LLP
          (included in Exhibit 8.01).
24.01     Power of Attorney (included on signature page).(1)
99.01     Form of Proxy Card of Syncor International Corporation.
99.02     Consent of Salomon Smith Barney Inc.
99.03     Form of Support/Voting Agreement by and between Cardinal
          Health, Inc. and each of Messrs. Monty Fu and Robert G.
          Funari.(9)

---------------

(1) Previously filed as an exhibit to this Registration Statement on October 16, 2002.

(2) Included as Annex B in the Prospectus/Proxy Statement included as part of this Registration Statement.

(3) Included as Annex C in the Prospectus/Proxy Statement included as part of this Registration Statement.

(4) Included as an exhibit to the Registrant's Current Report on Form 8-K filed November 24, 1998 (File No. 1-11373) and incorporated herein by reference.

(5) Included as an exhibit to the Registrant's Registration Statement on Form S-4 (File No. 333-53394) and incorporated herein by reference.

(6) Included as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001 (File No. 1-11373) and incorporated herein by reference.

(7) Included as an exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 2001 (File No. 1-11373) and incorporated herein by reference.

(8) Included as an exhibit to Syncor International Corporation's Current Report on Form 8-K filed December 4, 2002 (File No. 0-8640) and incorporated herein by reference.

(9) Included as an exhibit to Syncor International Corporation's Current Report on Form 8-K filed June 21, 2002 (File No. 0-8640) and incorporated herein by reference.

ITEM 22.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, State of Ohio, on the 6th day of December 2002.

                                          CARDINAL HEALTH, INC.

                                          By: /s/ ROBERT D. WALTER
                                            ------------------------------------
                                              Robert D. Walter
                                              Chairman and Chief Executive
                                              Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 6th day of December 2002.

                   SIGNATURE                                             TITLE
                   ---------                                             -----

              /s/ ROBERT D. WALTER                 Chairman, Chief Executive Officer and Director
------------------------------------------------   (principal executive officer)
                Robert D. Walter


             /s/ RICHARD J. MILLER                 Executive Vice President, Chief Financial Officer
------------------------------------------------   (principal financial officer) and Principal
               Richard J. Miller                   Accounting Officer


                       *                           Director
------------------------------------------------
               William E. Bindley


                       *                           Director
------------------------------------------------
                   Dave Bing


                       *                           Director
------------------------------------------------
               George H. Conrades


                       *                           Director
------------------------------------------------
                  John F. Finn


                       *                           Director
------------------------------------------------
                Robert L. Gerbig


                       *                           Director
------------------------------------------------
                 John F. Havens


                       *                           Director
------------------------------------------------
                J. Michael Losh


                       *                           Director
------------------------------------------------
                 John B. McCoy

                   SIGNATURE                                             TITLE
                   ---------                                             -----


                       *                           Director
------------------------------------------------
              Richard C. Notebaert


                       *                           Director
------------------------------------------------
             Michael D. O'Halleran


                       *                           Director
------------------------------------------------
               David W. Raisbeck


                       *                           Director
------------------------------------------------
               Jean G. Spaulding


                       *                           Director
------------------------------------------------
               Matthew D. Walter


*By:  /s/ PAUL S. WILLIAMS
      ------------------------------------------
      Paul S. Williams
      Attorney-in-Fact

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                        EXHIBIT DESCRIPTION
-------                       -------------------
  2.01    Agreement and Plan of Merger, dated as of June 14, 2002, by and among Cardinal Health, Inc., Mudhen Merger Corp., and
          Syncor International Corporation.(1)
  2.02    Amendment No. 1 to the Agreement and Plan of Merger, dated as of November 22, 2002, by and among Cardinal Health, Inc.,
          Mudhen Merger Corp. and Syncor International Corporation.(2)
  2.03    Amendment No. 2 to the Agreement and Plan of Merger, dated as of December 3, 2002, by and among Cardinal Health, Inc.,
          Mudhen Merger Corp. and Syncor International Corporation.(3)
  3.01    Amended and Restated Articles of Incorporation of the
          Registrant, as amended.(4) and (5)
  3.02    Restated Code of Regulations of the Registrant, as
          amended.(6)
  4.01    Specimen Certificate for Cardinal Health, Inc. common
          shares.(7)
  5.01    Opinion of Wachtell, Lipton, Rosen & Katz as to the legality of the Cardinal Health, Inc. common shares being issued.(1)
  8.01    Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to
          certain tax matters.
  10.1    Letter Agreement, dated as of December 3, 2002, between
          Monty Fu and Syncor International Corporation.(8)
 23.01    Consent of KPMG LLP (Syncor).
 23.02    Consent of Ernst & Young LLP (Cardinal Health).
 23.03    Solely due to the closure of Arthur Andersen LLP's Columbus,
          Ohio office, after reasonable efforts, the Registrant was
          unable to obtain the written consent of Arthur Andersen LLP to incorporate by reference its report dated July 21, 2001
          (Cardinal Health).
 23.04    Consent of PricewaterhouseCoopers LLP (Bindley).
 23.05    Consent of Wachtell, Lipton, Rosen & Katz (included in
          Exhibit 5.01).(1)
 23.06    Consent of Skadden, Arps, Slate, Meagher & Flom LLP
          (included in Exhibit 8.01).
 24.01    Power of Attorney (included on signature page).(1)
 99.01    Form of Proxy Card of Syncor International Corporation.
 99.02    Consent of Salomon Smith Barney Inc.
 99.03    Form of Support/Voting Agreement by and between Cardinal
          Health, Inc. and each of Messrs. Monty Fu and Robert G.
          Funari.(9)

---------------

(1) Previously filed as an exhibit to this Registration Statement on October 16, 2002.

(2) Included as Annex B in the Prospectus/Proxy Statement included as part of this Registration Statement.

(3) Included as Annex C in the Prospectus/Proxy Statement included as part of this Registration Statement.

(4) Included as an exhibit to the Registrant's Current Report on Form 8-K filed November 24, 1998 (File No. 1-11373) and incorporated herein by reference.

(5) Included as an exhibit to the Registrant's Registration Statement on Form S-4 (File No. 333-53394) and incorporated herein by reference.

(6) Included as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001 (File No. 1-11373) and incorporated herein by reference.

(7) Included as an exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 2001 (File No. 1-11373) and incorporated herein by reference.

(8) Included as an exhibit to Syncor International Corporation's Current Report on Form 8-K filed December 4, 2002 (File No. 0-8640) and incorporated herein by reference.

(9) Included as an exhibit to Syncor International Corporation's Current Report on Form 8-K filed June 21, 2002 (File No. 0-8640) and incorporated herein by reference.